As filed with the Securities and Exchange Commission on January 19, 2012	Registration Statement No. 333-177020

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Sionix Corporation
(Exact name of registrant as specified in its charter)

Nevada	3580	87-0428526
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

914 Westwood Blvd., Box 801
Los Angeles, California 90024
(704) 971-8400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James R. Currier
Chief Executive Officer
Sionix Corporation
914 Westwood Blvd., Box 801
Los Angeles, California 90024
(704) 971-8400
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Kevin Friedmann, Esq.
RICHARDSON & PATEL LLP
750 Third Avenue, 9th Floor
New York, New York 10017
Tel: (212) 561-5559
Fax: (917) 591-6898

Jonathan R. Zimmerman
Matthew R. Kuhn
FAEGRE BAKER DANIELS LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Tel: (612) 766-7000
Fax: (612) 766-1600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)

Common stock, $0.001 par value per share	$12,000,000	$1,393.20

Warrant for the Purchase of Shares of Common Stock (3)	—	—

Common stock, $0.001 par value per share, issuable upon exercise of warrants	3,000,000	343.80

Total	$15,000,000	$1,737.00
____________

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)	$1,393.20 of the filing fee was paid on September 27, 2011.

(3)	No fee pursuant to Rule 457(g).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated January 19, 2012
______________________________________________

PROSPECTUS
[               ] Shares of Common Stock
Warrants to Purchase [              ] Shares of Common Stock
______________________________________________

We are offering up to [ ] shares of our common stock together with warrants to purchase [____] share(s) of our common stock at an aggregate public offering price of $[ ].

Each share of common stock sold in this offering will be sold with a warrant to purchase [_____] share(s) of common stock at an exercise price of $[____] per share. This prospectus also covers the shares of common stock issuable from time to time upon the exercise of these warrants. Our common stock is quoted on the OTC Bulletin Board under the symbol “SINX.” On January 12, 2012, the last reported market price of our common stock was $0.04 per share.

We have applied to list our common stock on the NASDAQ Capital Market under the symbol “AQWA”.  Approval of our listing application is not a condition of this offering and we can give no assurance that our listing application will be approved. If the listing application is not approved, our common stock will continue to be traded on the OTC Bulletin Board.

We are offering these securities on a best efforts basis. We have retained Northland Securities, Inc. as placement agent in this offering, and we will pay fees to the placement agent in connection with this offering equal to 7.0% of the proceeds of the offering. For a purchase price of $50, we have agreed to issue the placement agent warrants to purchase a number of shares of our common stock equal to 5.0% of the number of shares sold in this offering with an exercise price equal to 115% of the price of each share and corresponding warrant to be sold in this offering. We have also agreed to reimburse the placement agent for certain expenses incurred by it in connection with the offering and to indemnify the placement agent for certain losses it might incur in connection with this offering. In addition, we have granted Northland Securities, Inc. a right of first refusal for 12 months following the final closing of this offering to act as our lead or book running manager in any of our public or private debt or equity offerings during that time, subject to certain exceptions. The placement agent is not required to purchase or sell any of the securities offered by this offering, but will use its reasonable efforts to sell the securities offered. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent’s fee and net proceeds to us, if any, in this offering are not presently determinable and may be substantially less than the maximum offering amounts set forth below. See “Plan of Distribution” beginning on page 46 of this prospectus.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share and Corresponding Warrant	Total
Public offering price
Placement agent’s fees (1)
Proceeds to Sionix Corporation (before expenses) (1)
__________

(1)	Assumes all of the securities offered hereby are sold. See the section titled “Plan of Distribution” for a full description of the compensation to be paid to the placement agent.

We estimate the total expenses of this offering, excluding the placement agent’s fee, will be approximately $[______].

Delivery of the securities to purchasers will be made on or about [                        ], 2012.

The date of this prospectus is [                      ], 2012.

Northland Capital Markets

You should rely only on the information contained in this prospectus. We have not, and the placement agent has not, authorized any other person to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of our common stock.

We obtained industry and market data used throughout this prospectus through our research, surveys and studies conducted by third parties and industry and general publications. We have not independently verified market and industry data from third-party sources.

Prospectus Summary

About This Prospectus

This summary contains basic information about us and this offering. The reader should read the entire prospectus carefully, especially the risks of investing in our common stock and warrants discussed under “Risk Factors.” References to “we,” “our,” “us,” the “Company,” or “Sionix” refer to Sionix Corporation, a Nevada corporation.

About Our Business

Business Overview

Sionix designs, develops, markets and sells cost-effective water management and treatment solutions intended for use in the oil and gas, agriculture, disaster relief, and municipal (both potable and wastewater) markets. The Company’s Mobile Water Treatment System (“MWTS”) contains a Dissolved Air Floatation (“DAF”) system with patented technology that management estimates removes more than 99.95 percent of the organic, and most inorganic, particles in water. Historically, DAF systems created bubbles that were 50+ microns in size, which were unable to remove all contaminants due to their size. The Sionix MWTS utilizes and refines DAF technology to provide a pre-treatment process using ambient oxygen and minimal chemical flocculent aids that we believe is efficient and cost-effective. The patented Sionix technology makes micro-bubbles which allow a greater percentage of contaminants to be captured, floated to the surface and skimmed off, without harmful chemicals. The Company’s MWTS is mobile and modular such that it can be transported easily to address a wide range of water treatment markets and can meet customers’ needs for new systems or to replace or integrate with existing filtration technologies.

Industry Overview

The water recycling and reuse industry is highly fragmented, consisting of many companies involved in various operational capacities, including companies that design fully integrated systems for processing millions of gallons of water for municipal, industrial, and commercial applications.  Demand for water treatment and purification has continued to grow due to economic expansion, population growth, scarcity of usable water, concerns about water quality and regulatory requirements.

We believe the world is facing a global supply crisis. Water is a natural resource that has a limited supply and no true substitute, and yet less than 1% of the earth’s water is available for human consumption. Demand for this resource is compounded by a growing world population, Third World urbanization, and increasing water usage in industries such as oil and gas, agriculture and food processing. It has been reported in a recent television broadcast by CNBC in “Liquid Assets: The Big Business of Water,” that within 15 years, 48 countries will be without sufficient water to meet basic requirements. We believe the lack of water resources is directly linked to inadequate water management strategies on the part of governments, businesses, consumers and private individuals. We expect the global supply crisis will continue to drive both domestic and international demand for water treatment and recycling.

Our Solution – Sionix MWTS

The Sionix MWTS is a self-contained, mobile, customizable water treatment system or pre-treatment process that uses ordinary air, with minimal chemical flocculent aids.  We believe that the MWTS is a cost-effective solution for a wide range of applications, including even the smallest water utilities or commercial applications.  Our mobile treatment system technology enables water recycling and purification for oil and gas, agriculture, disaster relief, municipalities and other applications.

The Sionix MWTS employs our patented DAF technology and improves the efficiency of the standard DAF process by removing what management estimates as more than 99.95 percent of the organic, and most inorganic, particles in water. Historically, DAF systems created bubbles that were 50+ microns in size, which were unable to remove all contaminants due to their size. The patented Sionix technology makes micro-bubbles which allow a much greater percentage of contaminants to be captured, floated to the surface and skimmed off, without harmful chemicals. We believe the primary benefits of the Sionix MWTS include:

•	Decreased Costs. The Sionix MWTS reduces costs associated with chemical treatments, energy usage, and day-to-day operations.

•	Customizable Solution. Each MWTS is completely modular and can either be used to replace, or integrate with, existing filtration and treatment technology.

•
Small, Mobile Footprint. Our MWTS units occupy a much smaller footprint than other types of water treatment facilities, ranging from 3,000 to 5,000 sq. ft. depending on the type of unit, are modular, self-contained and portable. The entire MWTS is built into one or more forty-foot ISO standard transportable containers.

•
Rapid Deployment.  The Sionix product offers rapid deployment, with a 24-72 hour install, fully commissioned in three to six weeks.  Should catastrophic damage be incurred, a replacement unit may be installed within a few days rather than many months or years as with in-ground systems.

•	Regulatory Compliance. Our MWTS, by virtue of minimizing dangerous pathogens, also minimizes the necessity of using potentially cancer-causing disinfection products.

Growth Strategy

Our objective is to be a leading provider of patented water treatment technologies that can be used by our customers for water management and treatment solutions in multiple end markets.  Our solutions are designed to make it more cost-effective for our customers to quickly deploy water treatment technologies.  The principal elements of our strategy are to:

•	Focus our sales efforts into the oil and gas markets where our technology and solutions can offer an immediate return on investment for our customers.

✓	The Williston Basin Opportunity

✓	The Marcellus Shale Opportunity

✓	Other Shale Formations

•	Expand domestic and international sales force with individuals who possess industry and application specific experience and relationships.

•	Build relationships with Engineering, Procurement and Construction (“EPC”) and other water treatment consulting companies that can serve as an indirect sales channel.

•	Grow revenue through flexible business model.

•	Expand domestic and international partnerships with companies that have extensive experience and relationships in the water treatment market.

•	Continue to invest in research and development activities and patent portfolio.

Addressable Markets

In the United States, we plan to target the established base of small to medium water systems, as well as industrial users (such as the oil and gas industry, agriculture and food producers, and pharmaceuticals) and disaster relief agencies with a need for a clean and consistent water supply.  Our initial focus in domestic markets will be on oil and gas, as well as the agricultural industry.

Outside the United States, we plan to market principally to local water systems and international relief organizations. The global market for water recycling, reuse and treatment includes a broad array of commercial, industrial, agricultural, municipal and disaster relief applications. According to industry data, it is estimated that 1.1 billion people in the world do not have safe drinking water. There is significant market potential in Asian, African, and Latin American countries, where there is a severe lack of supply of water for consumption or daily use, as well as poor quality of existing drinking water.

Strategic Partners

In March, 2010 we announced our strategic alliance agreement with Pacific Advanced Civil Engineering, Inc. (PACE), an advanced water engineering firm headquartered in Fountain Valley, California.  PACE has over 35 years of experience in all phases of water remediation, large and small, including storm water management, river engineering, floodplain mapping, watershed analysis and planning, GIS water resource applications, water quality assessment, water and wastewater treatment, potable water storage and distribution, and lake systems.  Under this agreement, PACE has provided continuous engineering oversight of our MWTS and the units included in them.

We have also entered into an exclusive services agreement with PERC Water Corporation (PERC), a water recycling and water asset management company headquartered in Costa Mesa, California.  Under the agreement, PERC has the exclusive right to supply logic controls, including the software, hardware, firmware, panels and networks, including Ethernet, Wi-Fi and/or satellite based telemetry.  Johan Perslow, the founder of both PACE and PERC, joined the Board of Directors of Sionix in June 2010.

Pursuant to our arrangement with PACE, PACE is to receive a fee of 3% of the revenue earned from the sale of a MWTS for services provided on a per customer basis.  Should we require additional services from PACE, the services will be charged either on a per-hour or fixed-price basis. Our arrangement with PERC is on a per installation basis.

We anticipate that these relationships will help us to validate the efficacy of our technology.  We also believe that these relationships expose us to a potentially broader range of application opportunities and types of customers.

Risks Related to Our Business

Our business is subject to a number of risks.  You should be aware of these risks before making an investment decision.  These risks are discussed more fully in the section of this prospectus titled “Risk Factors”, which begins on page 6 of this prospectus.

Reverse Split of our Common Stock

Nevada Revised Statutes §78.207 allows our Board of Directors to change by a resolution, without obtaining the approval of our stockholders, the number of shares of our authorized common stock by increasing or decreasing the number of authorized shares and correspondingly increasing or decreasing the number of issued and outstanding shares of our common stock held by each stockholder of record at the effective date and time of the change.  We currently intend to effect a 1-for-          reverse split of our common stock as part of our application to list our securities on the NASDAQ Capital Market.  The information in the registration statement of which this prospectus is a part does not reflect the reverse split.

NASDAQ Listing Application

We have applied for listing of our common stock on the NASDAQ Capital Market. After the reverse split of our common stock as described herein and the completion of this offering, we believe that we will satisfy the listing requirements of the NASDAQ Capital Market. Such listing, however, is not guaranteed. If the application is not approved, our common stock will continue to be traded on the OTC Bulletin Board. Approval of our listing application is not a condition of this offering.

The Offering

Securities Offered:	Up to [__________] shares of our common stock, $0.001 par value per share, together with warrants for the purchase of shares of our common stock.

Offering Price:	$[______] per share of common stock and corresponding warrant to purchase [__________] shares of common stock.

Description of the Warrants
The warrants are exercisable at an exercise price of $[___] per share ([___]% of the aggregate offering price for a share of common stock and corresponding warrant) for a period of five years beginning on the closing date of this offering. The warrants do not allow for cashless exercise. Subject to compliance with any applicable securities laws, any portion of a warrant will be transferable upon surrender of the warrant. Holders of warrants issued in this offering will not be permitted to exercise those warrants for an amount of common stock that would result in the holder owning more than 19.99% of our common stock outstanding after the exercise.

Common Stock Outstanding Before the Offering:	327,560,984 shares as of December 31, 2011

Common Stock Outstanding After the Offering:	[__________] shares

Use of Proceeds
We intend to use the net proceeds of this offering for working capital, and general corporate purposes and, if we sell all of the shares we are offering, repayment of outstanding debt. See “Use of Proceeds” beginning on page 17.

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk. Investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 6.

The total number of shares of common stock outstanding after this offering is based on 327,560,984 shares outstanding as of December 31, 2011, and excludes shares issueable upon warrants issued in connection with this offering and the following securities that were outstanding as of December 31, 2011:

•
$750,000 in principal amount of 12% Convertible Promissory Notes originally issued on July 28, 2008 and amended as of July 28, 2009 to include accrued interest as of that date for a new principal amount of $865,938, which have not yet been converted into shares of our common stock; based on an estimated conversion price of $0.06 per share, the principal amount of these notes and accrued interest as of December 31, 2011 would be convertible into 18,276,104 shares of our common stock. If the price to the public in this offering is less than the conversion price of these notes, upon the closing of this offering, then the conversion price of the outstanding notes will be reduced to equal the price at which shares are sold to the public in this offering.

•
$300,000 in principal amount of 12% Secured Promissory Note originally issued on November 8, 2011 and maturing on July 31, 2012.  Sionix has an optional right of redemption prior to maturity.  Sionix must redeem the debenture on the maturity date at a redemption premium of 7.5%.  Sionix granted to the investor a continuing, first priority security interest in certain property of Sionix to secure the prompt payment, performance, and discharge in full of all of Sionix’s obligations under the Secured Promissory Note, Securities Purchase Agreement, and Pledge Agreement.

•
$157,500 in principal amount of our 8% Convertible Promissory Notes issued from April 28, 2010 to October 17, 2011. $340,000 in principal amount of our 8% Convertible Promissory Notes has previously been converted into 12,059,014 shares of our common stock. The conversion price of the remaining notes that are outstanding is based on the market value at the time of conversion. Based on an estimated $0.04 per share market value, the principal amount of these notes and accrued interest as of December 31, 2011 would be convertible into approximately an additional 4.1 million shares of our common stock. The actual amount of shares issued in full satisfaction of this obligation could vary.

•
$100,000 in principal amount through a 6% Convertible Redeemable Note originally issued on November 23, 2011 and maturing on November 23, 2012.  Sionix has an optional right of redemption prior to maturity upon a five (5) day notice and payment of a 40% premium on the unpaid principal amount of the loan.  Sionix paid fees of $15,000 in connection with the funding of this loan.  In addition, the Company received a commitment in the form of a promissory note from the lender pursuant to which the lender will provide the Company with funding of up to an additional $300,000 at the Company's discretion beginning on June 1, 2012, at which time $100,000 will become available, on each of June 1, 2012, July 1, 2012 and August 1, 2012 (the "Additional Financing"). In conjunction with obtaining the Additional Financing, the Company issued 500,000 shares of common stock to the lender (the "Lender's Shares").  If the Company fails to draw down all of the funds made available by the Additional Financing between June 1, 2012 and August 1, 2012, the lender will be entitled to keep the common stock.  If the Company draws down all of the funds made available by the Additional Financing between June 1, 2012 and August 1, 2012, the lender will use the Lender's Shares toward the conversion of the outstanding principal into shares of the Company's common stock.  The conversion price for each share of common stock will be equal to 70% of the lowest closing bid price of the common stock for a period of five trading days, but no lower than $0.001 per share.

•
$45,000 in principal amount of 10% Convertible Promissory Notes originally issued from December 23, 2009 through January 14, 2010, which have not yet been converted into shares of our common stock. The conversion price of the remaining notes is $0.15 per share. Based on the outstanding principal amount of these notes and accrued interest as of December 31, 2011, the notes would be convertible into approximately 369,350 shares of our common stock.

•	Warrants for the purchase of up to 94,266,670 shares of common stock at a weighted average exercise price of $0.148 per share.

•	Options for the purchase of up to 40,716,316 shares of common stock at a weighted average exercise price of $0.116 per share.

Unless otherwise specifically stated, information throughout this prospectus does not assume the exercise of outstanding options or warrants to purchase shares of our common stock or the conversion of convertible promissory notes.

Corporate Information

Our principal executive office is located at 914 Westwood Blvd., Box 801, Los Angeles, California 90024. Our telephone number is (704) 971-8400. Our web address is www.sionix.com.  Information included on our website is not part of this prospectus.

Summary Financial Data

The following tables summarize financial data regarding our business and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 32 of this prospectus and our financial statements and the related notes included elsewhere in this prospectus. We have derived the selected statements of operations data for the years ended September 30, 2010 and 2011 and the selected balance sheet data as of September 30, 2011 and 2010 from our audited financial statements and related notes included elsewhere in this prospectus. The historical results are not necessarily indicative of the results to be expected for any future period. All monetary amounts are expressed in U.S. dollars.

	Fiscal Year Ended September 30,
	2011	2010

Statements of Operations Data:

Net revenues	$--	$1,620,000
Costs of sales	--	1,093,748
Gross profit	--	526,252
Operating expenses	(4,201,270)	2,306,745
Loss from operations	(4,201,270)	(1,780,493)
Other income (expense)	(2,098,356)	5,072,763
Income (loss) before income taxes	(6,299,626)	3,292,270
Income taxes	(800)	(800)
Net income (loss)	$(6,300,426)	$3,291,470

Per Common Share Data:

Net income (loss) per share - Basic	$(0.02)	$0.02
Net income (loss) per share - Diluted	$(0.02)	$0.02

Weighted Average Number of Common
Shares - Basic	256,816,636	156,785,125
Weighted Average Number of Common
Shares – Diluted	256,816,636	187,290,446

	September 30,
	2011	2010

Balance Sheet Data:

Current assets	$1,345,860	$615,494
Total assets	1,375,379	654,093
Current liabilities	2,807,219	3,150,771
Total liabilities	2,807,219	3,150,771
Stockholders’ deficit	(1,431,840)	(2,496,678)
Accumulated deficit	$(31,899,493)	$(25,599,067)

RISK FACTORS

You should carefully consider the risks described below, together with all other information included in this prospectus including our financial statements and related notes, before making an investment decision.  The statements contained in this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and investors in our securities may lose all or part of their investment.

We have reported limited revenues.  We cannot assure you that we will earn enough revenues to sustain our operations.

We have been in business for more than ten years and only in our last fiscal year have we reported revenues from operations.  We were in the development stage since inception through December 2009 when we recognized revenue from the sale of our first unit.  Except for the revenue we received from the pilot system, and deposits for the commercial sale, all of our working capital has been generated by sales of securities and loans.

We have a history of operating losses, which may continue.  We cannot assure you that we will ever be profitable.

We have a history of losses and may continue to incur operating and net losses for the foreseeable future. Although we had net income of $3,291,470 for the year ended September 30, 2010 and $5,024,198 for the year ended September 30, 2009 (due to derivative accounting), for the year ended September 30, 2011 we had no net income, our net loss was $6,300,426 and our accumulated deficit was $31,899,493. We have not achieved profitability on a quarterly or on an annual basis from normal operations. We may not be able to generate revenues or reach a level of revenue to achieve profitability.

We do not have sufficient cash to support our operations and we will need to find capital to operate. If we are unable to raise capital as we need it, we may have to curtail, or even cease, our operations.

We do not have enough cash to support our operations.  Our capital requirements have been and will continue to be significant.  In order to fund shortages of capital, we have borrowed money from our major stockholders and sold our securities.  Our major stockholders are not under any obligation to continue purchasing equity securities or to provide loans to us. We will need to raise additional capital to continue our operations.  If we raise additional funds by issuing equity securities, our stockholders may experience dilution. Debt financing, if available, may involve restrictive covenants or additional security interests in our assets. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish some rights to our technologies or products, or grant licenses on terms that are not favorable to us. If we are unsuccessful in finding financing, we may be required to severely curtail, or even to cease, our operations.

As of December 31, 2011, we had approximately $1.8 million in debt scheduled to be paid during 2012. We did not have the funds to repay this debt, which could subject us to legal action. Any such actions would adversely affect our business and financial condition.

As of December 31, 2011, we had $1,809,123 of debt securities that we issued and aged accounts payable that were scheduled to be repaid during 2012. Of this amount, $865,938 relates to our 12% convertible promissory notes and $45,000 relates to amounts under 10% notes that were past due as of that date. Although we consider our relationships with our lenders to be good, and while we have not received a demand for payment from any lender, we do not currently have the funds to repay this debt and we cannot assure you that we will be able to raise the funds or to renegotiate the terms of the loans. If demand for payment is made and if our investors refuse to renegotiate the terms of the loans, we may be subjected to lawsuits which would further strain our finances and disrupt our business and would adversely affect our business and financial condition.

Our auditors have indicated that our inability to generate sufficient revenue raises substantial doubt as to our ability to continue as a going concern.

Our audited financial statements for the period ended September 30, 2011 were prepared on a going concern basis. Our auditors have indicated that our inability to generate revenue raises substantial doubt as to our ability to continue as a going concern. Through September 30, 2011, we incurred cumulative losses of $31,899,493, including a net loss for the year ended September 30, 2011 of $6,300,426. Our ability to maintain our status as an operating company is entirely dependent upon obtaining adequate cash to finance our overhead, research and development activities, and acquisition of production equipment. We do not know if we will achieve a level of revenues adequate to support our costs and expenses. In order to meet our basic financial obligations, including rent, salaries, debt service and operations, we plan to seek additional equity or debt financing. Because of our history and current debt levels, there is considerable uncertainty as to whether we will be able to obtain financing on terms acceptable to us. Our ability to meet our cash requirements for the next twelve months depends on our ability to obtain financing. There is no assurance that we will be able to implement our business plan or continue our operations.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 may result in actions filed against us by regulatory agencies or in a reduction in the price of our common stock.

We are required to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002 and related regulations.  Any material weakness in our internal control over financial reporting that needs to be addressed, or disclosure of a material weakness in management’s assessment of internal control over financial reporting, may reduce the price of our common shares because investors may lose confidence in our financial reporting.  Our failure to maintain effective internal control over financial reporting could also lead to actions being filed against us by regulatory agencies.

In connection with the restatement of our consolidated financial statements for the years ended September 30, 2007 and 2008 and each subsequent quarter through the quarter ended June 30, 2009, we identified weaknesses in internal control over financial reporting that were material weaknesses as defined by standards established by the Public Company Accounting Oversight Board.  The deficiencies related to our lack of a sufficient number of internal personnel possessing the appropriate knowledge, experience and training in applying US generally accepted accounting principles, in reporting financial information in accordance with the requirements of the SEC, our lack of an audit committee to oversee our accounting and financial reporting processes, our lack of written documentation of our internal control policies and procedures, our lack of sufficient segregation of duties within accounting functions and our lack of review and supervision procedures for financial reporting functions.  We cannot assure you that our efforts to remediate our internal control over financial reporting relating to the identified material weaknesses will establish the effectiveness of our internal control over financial reporting or that we will not be subject to material weaknesses in the future.

We may be unable to compete successfully in our industry.  If we cannot compete successfully, the value of your investment may decline.

Many of our competitors, such as General Electric Co., Veolia Environment, and Siemens Water Technologies, are large, diversified manufacturing companies with significant expertise in the water quality business and contacts with water utilities and industrial water consumers.  These competitors have significantly greater name recognition and financial and other resources.  We may not be able to compete successfully against them.  We do not represent a significant presence in the water treatment industry.

Our industry is subject to government regulation, which may increase our costs of doing business.  Such regulations could have a material adverse impact on our results of operations.

Treatment of domestic drinking water and wastewater is regulated by a number of federal, state and local agencies, including the U.S. Environmental Protection Agency.  The changing regulatory environment, including changes in water quality standards, could adversely affect our business by requiring us to re-engineer our products or invest in new technologies.  This could have a material adverse effect on our results of operations by increasing our costs of doing business.

We may be subject to product liability claims for which we do not have adequate insurance coverage. If we were required to pay a substantial product liability claim, our business and financial condition would be materially adversely affected.

We, like any other manufacturer of products that are designed to treat food or water, face an inherent risk of exposure to product liability claims in the event that the use of our products results in injury.  Such claims may include, among others, that our products fail to remove harmful contaminants or bacteria, or that our products introduce other contaminants into the water. While we maintain product liability insurance, there can be no assurance that such insurance will continue to be available at a reasonable cost, or, if available, will be adequate to cover liabilities.  In the event that we do not have adequate insurance, product liability claims relating to defective products could have a material adverse effect on our business and financial condition.

Our water treatment system and the related technology are unproven and may not achieve widespread market acceptance among our prospective customers. If we are unable to sell our water treatment systems, our business and prospects will suffer and our results of operations will be adversely affected.

Although we have installed a water treatment system in two pilot locations and one customer location, our products have not yet been proven in a commercial context over any significant period of time.  We have developed our proprietary technology and processes for water treatment based on dissolved air flotation technology, which competes with other forms of water treatment technologies that currently are in operation throughout the United States.  Our water treatment system and the technology on which it is based may not achieve widespread market acceptance.  Our success will depend on our ability to market our system and services to businesses and water providers on terms and conditions acceptable to us and to establish and maintain successful relationships with various water providers and state regulatory agencies.

We believe that market acceptance of our system will depend on many factors including:

•	the perceived advantages of our system over competing water treatment solutions;

•	the safety and efficacy of our system;

•	the availability of alternative water treatment solutions;

•	the pricing and cost effectiveness of our system;

•	our ability to access businesses and water providers that may use our system;

•	our ability to develop effective sales and marketing efforts;

•	publicity concerning our system and technology or competitive solutions;

•	timeliness in assembling and installing our system on customer sites;

•	our ability to respond to changes in regulations; and

•	our ability to provide effective service and maintenance of our systems to our customers’ satisfaction.

If our system or our technology fails to achieve or maintain market acceptance or if new technologies are introduced by others that are more favorably received than our technology, are more cost effective or otherwise render our technology obsolete, we may not be able to sell our systems.  If we are unable to sell our systems, our business and prospects would suffer and the results of our operations would be adversely affected.

We depend on a limited number of manufacturers and suppliers to produce various critical components for our MWTS, including an exclusive supply agreement with PERC Water Corporation (PERC). The loss of any of our manufacturing or supply relationships could delay production and sales of our products.

We rely entirely on third parties to produce and assemble units that form a part of our MWTS.  In addition, PERC has an exclusive right to supply logic controls, including software, hardware, firmware, panels and networks for our MWTS.  If any of our existing manufacturers or suppliers were unable or unwilling to meet our demand for products, if the products they produce and assemble do not meet quality and other specifications or if we switch manufacturers or suppliers for any reason, production and sales of our product could be delayed.

We must meet evolving customer requirements for water treatment and invest in the development of our water treatment technologies.  If we fail to do this, our business and operating results will be adversely affected.

If we are unable to develop or enhance our systems and services to satisfy evolving customer demands, our business, operating results, financial condition and prospects will be harmed significantly.

Failure to protect our intellectual property rights could impair our competitive position.  If we are unable to protect our intellectual property rights, our business could be materially adversely affected.

Our water treatment systems utilize a variety of proprietary rights that are important to our competitive position and success.  Because the intellectual property associated with our technology is evolving and rapidly changing, our current intellectual property protections may not be adequate. We rely on a combination of patents, trademarks, trade secrets and contractual restrictions to protect the intellectual property we use in our business.  In addition, we generally enter into confidentiality agreements or have confidentiality provisions in agreements with our employees, consultants, strategic partners and customers and control access to, and distribution of, our technology, documentation and other proprietary information.

Because legal standards relating to the validity, enforceability and scope of protection of patent and intellectual property rights in new technologies are uncertain and still evolving, the future viability or value of our intellectual property rights is uncertain.  Furthermore, our competitors independently may develop similar technologies that limit the value of our intellectual property or design around patents issued to us.  If competitors or third parties are able to use our intellectual property or are able to successfully challenge, circumvent, invalidate or render unenforceable our intellectual property, we likely would lose any competitive advantage we might develop.  We may not be successful in securing or maintaining proprietary or patent protection for the technology used in our system or services, and protection that is secured may be challenged and possibly lost.

An assertion by a third party that we are infringing its intellectual property could subject us to costly and time-consuming litigation or expensive licenses and our business might be harmed.

The water management and treatment industry is characterized by the existence of a large number of patents and other intellectual property rights and our competitors might assert that we are infringing their intellectual property rights.  We might not prevail in any intellectual property infringement litigation given the complex technical issues and inherent uncertainties in such litigation. Defending such claims, regardless of their merit, could be time-consuming and distracting to management, result in costly litigation or settlement, cause development delays, or require us to enter into royalty or licensing agreements. If our products violate any third-party proprietary rights, we could be required to withdraw those products from the market, re-develop those products or seek to obtain licenses from third parties, which might not be available on reasonable terms or at all. Any efforts to re-develop our products, obtain licenses from third parties on favorable terms or license a substitute technology might not be successful and, in any case, might substantially increase our costs and harm our business, financial condition and operating results.

Demand for water treatment systems could be adversely affected by a downturn in government spending related to water treatment, or in the cyclical residential or non-residential building markets.

Our business will be dependent upon spending on water treatment systems by utilities, municipalities and other organizations that supply water which, in turn, is often dependent upon residential construction, population growth, continued contamination of water sources and regulatory responses to this contamination.  As a result, demand for our water treatment systems could be impacted adversely by general budgetary constraints on governmental or regulated customers, including government spending cuts, the inability of government entities to issue debt to finance any necessary water treatment projects, difficulty of customers in obtaining necessary permits or changes in regulatory limits associated with the contaminants we seek to address with our water treatment system.  A slowdown of growth in residential and non-residential building would reduce demand for drinking water and for water treatment systems.  The residential and non-residential building markets are generally cyclical, and, historically, down cycles have typically lasted a number of years. Any significant decline in the governmental spending on water treatment systems or residential or non-residential building markets could weaken demand for water treatment systems.

Because our long-term success depends, in part, on our ability to sell our products to customers located outside of the United States, our business will be susceptible to risks associated with international operations.

We plan to market and sell our products to customers located outside of the United States. Conducting international operations would subject us to risks that we might not otherwise encounter from operating in the United States, including:

•	fluctuations in currency exchange rates;
•	unexpected changes in foreign regulatory requirements;
•	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;
•	difficulties in managing and staffing international operations;
•	potentially adverse tax consequences, including the complexities of foreign value added tax systems and restrictions on the repatriation of earnings;
•	localization of our products;
•	the burdens of complying with a wide variety of foreign laws and different legal standards;
•	increased financial accounting and reporting burdens and complexities;
•	political, social and economic instability abroad, terrorist attacks and security concerns in general; and
•	reduced or varied protection for intellectual property rights in some countries.

The occurrence of any one of these risks could negatively affect our international business and, consequently, our results of operations generally. Additionally, operating in international markets also requires significant management attention and financial resources. We might choose or need to structure certain of our international operations as joint ventures, in which case we might have limited control over the joint venture, need to share a substantial portion of any gains that arise from the joint venture with our joint venture partners or have significant potential obligations to fund the joint venture. We cannot be certain that the investment and additional resources required in establishing, acquiring or integrating operations in other countries will produce desired levels of revenues or profitability.

SEC rules governing the trading of “penny stocks” may limit the trading and liquidity of our common stock which may affect the trading price of our common stock.

Our common stock is considered to be a “penny stock” under federal securities laws.  Penny stocks are subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock, which may affect the trading price of our common stock.

We do not anticipate that we will pay dividends on our common stock any time in the near future.

We have not paid any cash dividends on our common stock since our inception and do not anticipate paying any cash dividends in the foreseeable future.  We plan to retain our earnings, if any, to provide funds for the expansion of our business. Our board of directors will determine future dividend policy based upon conditions at that time, including our earnings and financial condition, capital requirements and other relevant factors.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The offering price of our shares of common stock and the corresponding warrants is substantially higher than the net tangible book value per share of our common stock immediately after this offering. Therefore, if you purchase our common stock in this offering, you will incur an immediate dilution of $[____](or [___]%) in net tangible book value per share from the price you paid, based upon an assumed public offering price of $[____] per share of common stock (the last reported bid price of our common stock on the OTC Bulletin Board on [____], 2012), after deducting estimated placement agent fees and offering expenses and assuming the number of shares we sell in this offering is the same as the number listed on the cover page of this prospectus. The exercise of outstanding options and warrants and the conversion of convertible securities will result in further dilution in your investment. In addition, if we raise funds by issuing additional securities, the newly issued securities may further dilute your ownership interest.

The rights of the holders of our common stock may be impaired by the potential issuance of dilutive securities, namely preferred stock, convertible debt, and additional common stock.

Aside from the dilution discussed in the section of this prospectus titled “Dilution”, our board of directors has the right, without stockholder approval, to issue other dilutive securities with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of our common stock.  These additional securities could be issued with the right to more than one vote per share, and/or could be utilized as a method of discouraging, delaying or preventing a change of control.  The possible impact on takeover attempts could adversely affect the price of the common stock.

Under relevant corporate law, the board of directors may approve the issuance of our common stock in connection with certain types transactions, such as the payment of liabilities, the payment of compensation or the acquisition of assets, without obtaining stockholder approval.  As a result, additional securities may be issued in the event of such transactions, resulting in dilution to the holdings of all pre-transaction stockholders, even though one or more of the Company’s stockholders may disagree with the Company’s decision to issue the common stock.

On one occasion over the past two years we were unable to file annual or quarterly reports on a timely basis.  If we fail to file periodic reports on a timely basis, our common stock may cease to be quoted on the OTCBB or, if listed in connection with this offering, cease to be listed on the NASDAQ Capital Market.

Section 6530(e)(1) of the FINRA Manual states, “Notwithstanding the foregoing paragraphs, a member shall not be permitted to quote a security if: (A) while quoted on the OTCBB, the issuer of the security has failed to file a complete required annual or quarterly report by the due date for such report (including, if applicable, any extensions permitted by SEC Rule 12b-25) three times in the prior two-year period . . . .”  If we fail to file an annual or quarterly report on a timely basis, the OTCBB will no longer allow our common stock to be quoted.  In connection with this offering, we have applied to have our common stock listed on the NASDAQ Capital Market, which requires listed companies to timely file all required periodic financial reports with the SEC. If the NASDAQ Capital Market approves our listing application and our common stock is listed on the NASDAQ Capital Market, we cannot assure you that we will be able to file our reports in accordance with the requirements of the NASDAQ Capital Market.

We will have broad discretion in how we can use the net proceeds of this offering.  If we fail to manage the use of the proceeds of this offering effectively, our business, financial condition, operating results and cash flow could be adversely affected.

We intend to use the net proceeds from this offering principally for general working capital including the construction of one or more Mobile Water Treatment Systems, and toward supporting our product sales and marketing efforts. However, management will have broad flexibility and discretion in applying the net proceeds of the financing used for working capital. Our stockholders will be relying on the judgment of management with regard to the use of these net proceeds, and they will not have the opportunity, as part of their investment decision, to assess whether the proceeds are being used in a way they approve. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for the Company. The failure of management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

There is no guarantee that our shares will be listed on the NASDAQ Capital Market.

We have applied for listing of our common stock on the NASDAQ Capital Market. After the reverse split of our common stock as described herein, we believe that we will satisfy the listing requirements of the NASDAQ Capital Market. Such listing, however, is not guaranteed. If the application is not approved, our common stock will continue to be traded on the OTC Bulletin Board subject to continued compliance with the OTC Bulletin Board's requirements for continued quotation. Even if such listing is approved, we may not be able to meet the requirements for continued listing, and there may not be any broker interested in making a market for our stock. Therefore, it may be difficult to sell your shares of common stock if you desire or need to sell them. Our placement agent, Northland Securities, Inc., is not obligated to make a market in our securities, and even if it chooses to do so it can discontinue at any time without notice. It is possible that an active and liquid trading market in our securities may never develop or, if one does develop, there is no assurance that the market will continue.  Approval of our listing application by The NASDAQ Stock Market is not a condition of this offering.

We will incur significant increased costs as a result of being listed on the NASDAQ Capital Market, and our management will be required to devote substantial time to meet compliance obligations.

If our securities are listed on the NASDAQ Capital Market, we will be required to change our corporate governance practices.  In addition, on July 21, 2010, the Dodd-Frank Wall Street Reform and Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation-related provisions in the Dodd-Frank Act that may increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and may also place undue strain on our personnel, systems and resources. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives.

Our common shares are thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained. We cannot assure you that we will be able to meet the requirements for continued quotation on the OTC Bulletin Board or, if we become listed on the NASDAQ Capital Market, for continued listing on that or any other exchange going forward.

Our common shares have historically been sporadically or “thinly-traded” on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent.  This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.  As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that current trading levels will be sustained.

The market price for our common stock is particularly volatile given our status as a relatively small company with a small and thinly traded “float” and lack of significant revenues that could lead to wide fluctuations in our share price.  The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market.  You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future.  The volatility in our share price is attributable to a number of factors.  First, as noted above, our common shares are sporadically and/or thinly traded.  As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction.  The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price.  Secondly, we are a speculative or “risky” investment due to our lack of significant revenues or profits to date and uncertainty of future market acceptance for our current and potential products.  As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

The following factors may add to the volatility in the price of our common shares: actual or anticipated variations in our quarterly or annual operating results; adverse outcomes, additions or departures of our key personnel, as well as other items discussed under this “Risk Factors” section, as well as elsewhere in this prospectus.  Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Volatility in our common stock price may subject us to securities litigation.  Litigation may divert management’s attention from our day-to-day operations and use resources, such as cash.  As a result, our business and prospects could be adversely affected.

The future market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect our share price will be more volatile than a seasoned issuer for the indefinite future.  As of the present date, we have a large number of freely tradable shares, which may exacerbate volatility and result in exaggerated price changes in the common stock.  In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of our securities.  We may, in the future, be the target of similar litigation.  Litigation could result in substantial costs and liabilities and could divert management’s attention and resources from our operations.

Future sales of shares of our common stock may decrease the price for such shares.

Actual sales, or the prospect of sales by our stockholders, may have a negative effect on the market price of the shares of our common stock.  We may also register certain shares of our common stock that are subject to outstanding convertible securities, or reserved for issuance under a stock option plan, if any.  Once such shares are registered, they can be freely sold in the public market upon exercise of the options.  At any given time, if any of our stockholders either individually or in the aggregate cause a large number of securities to be sold in the public market, or if the market perceives that these holders intend to sell a large number of securities, such sales or anticipated sales could result in a substantial reduction in the trading price of shares of our common stock and could also impede our ability to raise future capital.

The elimination of monetary liability against our directors, officers and employees under state law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contain specific provisions that eliminate or limit the liability of directors for monetary damages to us and our stockholders, and we are prepared to give such indemnification to our directors and officers to the extent permissible under state law.  We may also maintain or enter into, from time to time, contractual agreements that obligate us to indemnify our officers, such as employment agreements, and similar contractual agreements with our directors.  The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, in the event of actions against our officers and directors, which we may be unable to recoup.  These provisions and resultant costs may also discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit the Company and its stockholders.

If our common stock is not listed on the NASDAQ Capital Market, the trading market for our common stock will be restricted by virtue of state blue sky laws, which might make it difficult to sell shares of our common stock in certain states.

If our common stock is not listed on the NASDAQ Capital Market following this offering, transfer of our common stock will be restricted under the securities laws and regulations promulgated by various states and foreign jurisdictions (commonly referred to as “Blue Sky” laws).  Absent compliance with each state’s Blue Sky laws, our common stock may not be traded in that state.  The securities to be sold in this offering have not been registered for resale under the Blue Sky laws of any state, and therefore the holders of those shares should be aware that there may be significant restrictions upon the ability of investors to sell the shares purchased in this offering if our application to list our common stock on the NASDAQ Capital Market is not approved.  The lack of registration of the shares sold in this offering under Blue Sky laws could limit the market for and reduce the price of our common stock.

There is no minimum amount to be sold in this offering and there can be no assurance regarding the net proceeds we will raise from this offering.

The placement agent in this offering will use reasonable efforts to sell shares in this offering, but it is not required to purchase or sell any minimum number of shares in this offering and the net proceeds we will receive from this offering is uncertain.  We cannot assure you what our net proceeds from this offering will be or that the net proceeds will be sufficient to allow us to implement any substantial portion of our business plan.

There is currently no established trading market for the warrants and we do not expect that one will develop.

The warrants to be sold in this offering will not be quoted on the OTC Bulletin Board or any other securities quotation service or exchange and there is currently no established trading market for the warrants. We do not intend to make a market in the warrants and do not expect that one will develop. Therefore, you may have to hold the warrants you purchase in this offering until such time, if any, as you wish to exercise the warrants.

There must be a current prospectus and state registration in order for you to exercise the warrants.

Purchasers of the common stock and warrants in this offering will be able to exercise the warrants only if a current prospectus relating to the common stock underlying the warrants is then in effect and only if such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although we will attempt to maintain the effectiveness of a current prospectus covering the common stock underlying the warrants, there can be no assurance that we will be able to do so. We will be unable to issue common stock to those persons desiring to exercise their warrants if a current prospectus covering the common stock issuable upon the exercise of the warrants is not kept effective or if such shares are neither qualified nor exempt from qualification in the states in which the holders of the warrants reside.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements”. These forward-looking statements are based on our current expectations, assumptions, estimates and projections about our business and our industry. Words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “may,” “will,” “would,” and other similar expressions identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those risks set forth in this prospectus under the title “Risk Factors” as well as the following:

•	The current economic situation in the United States, which may reduce the funds available to businesses and government entities to purchase our system;

•	whether we will be able to raise capital as and when we need it;

•	whether our water purification system will generate significant sales;

•	our overall ability to successfully compete in our market and our industry;

•	unanticipated increases in development, production or marketing expenses related to our product and our business activities; and

•	other factors, some of which will be outside our control.

You are cautioned not to place undue reliance on these forward-looking statements, which relate only to events as of the date on which the statements are made.  We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  You should refer to and carefully review the information in future documents we file with the Securities and Exchange Commission.

Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by management will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business operations.

USE OF PROCEEDS

The net proceeds to us from the sale of the securities at an assumed public offering price of $[ ____ ] per unit will vary depending upon the total number of securities sold. We expect to incur placement agent fees and offering expenses of approximately $[ ____ ] if all of the securities we are offering are sold. The table below shows the net proceeds we would receive from this offering assuming the sale of 25%, 50%, 75% and 100% of the securities we are offering at the assumed price. There is no guarantee that we will be successful in selling any of the common stock we are offering.

	25%	50%	75%	100%
Securities Sold
Gross Proceeds	$3,000,000	$6,000,000	$9,000,000	$12,000,000
Less Offering Expenses	$(210,000)	$(420,000)	$(630,000)	$(840,000)
Net Offering Proceeds	$2,790,000	$5,580,000	$8,370,000	$11,160,000

The table below sets forth the manner in which we intend to use the net proceeds we receive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the securities we are offering at the assumed price. We plan to use the proceeds for the construction of MWTS, to increase our sales and marketing staff, and to file additional patent applications for existing products and inventions. If we are successful in selling all of the securities we are offering, we will also use a portion of the proceeds to repay outstanding debt. All amounts listed below are estimates.

	25%	50%	75%	100%
Construction of MWTS	$1,951,000	$4,401,000	$6,541,000	$7,411,000
Sales and Marketing Staff	500,000	800,000	1,350,000	2,000,000
Patent Applications	150,000	200,000	300,000	500,000
Offering Expenses	125,000	125,000	125,000	125,000
Repayment of Debt	54,000	54,000	54,000	1,124,000
Total Uses	$2,790,000	$5,580,000	$8,370,000	$11,160,000

As of December 31, 2011, we had outstanding a 12% convertible promissory note in the original principal amount of $750,000, and amended in the amount of $865,938. The principal amount of the 12% convertible promissory note and accrued interest was due to be paid on September 29, 2011 and is currently past due. The amount of principal and accrued interest due on December 31, 2011 was $1,096,566.  As of December 31, 2011, we had outstanding a 12% secured promissory note in the principal amount of $300,000.  The principal amounts and accrued interest on the 12% secured promissory note is due on July 31, 2012. As of December 31, 2011, we had outstanding 8% convertible promissory notes in the principal amount of $157,500. The principal amounts and accrued interest on the 8% convertible promissory notes are due on various dates through July 2012. These notes are expected to be paid through conversion into shares of our common stock. As of December 31, 2011, we had outstanding 10% convertible promissory notes in the principal amount of $45,000. The principal amounts and accrued interest on the 10% convertible promissory notes were due on June 19, 2011. All of these funds were used for general working capital.

In the event that we do not raise the entire amount we are seeking, then we may attempt to raise additional funds through private offerings of our securities or by borrowing funds.  We do not have any committed sources of financing.

The allocation of the net proceeds of the offering set forth above represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions and our future revenues and expenditures.

Investors are cautioned, however, that expenditures may vary substantially from these estimates. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering.  The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth.  We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

Circumstances that may give rise to a change in the use of proceeds include:

•	the existence of other opportunities or the need to take advantage of changes in the timing of our existing activities;

•	the need or desire on our part to accelerate, increase or eliminate existing initiatives due to, among other things, changing market conditions and competitive developments; and/or

•	the presentation to us of strategic opportunities of which we are not currently aware (including acquisitions, joint ventures, licensing and other similar transactions).

Pending such uses, we intend to invest the net proceeds of this offering in direct and guaranteed obligations of the United States, interest-bearing, investment-grade instruments or certificates of deposit.

DETERMINATION OF OFFERING PRICE

Although our common stock is currently quoted on the OTC Bulletin Board, we have applied to have our common stock listed for trading on the NASDAQ Capital Market.  We cannot guarantee that our listing application will be approved by The NASDAQ Stock Market.  Approval of our listing application is not a condition of this offering. Trading of a security on the NASDAQ Capital Market is made through a market maker. Our placement agent, Northland Securities, Inc., is not obligated to make a market in our securities, and even if it chooses to make a market, can discontinue at any time without notice. Neither we nor the placement agent can provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that the market will continue.  We do not intend to make a market in our warrants.

The public offering price of the securities offered by this prospectus will be determined by negotiation between us and the placement agent and prospective investors. Among the factors considered in determining the public offering price of the shares will be:

•	our history and our prospects;

•	the industry in which we operate;

•	our past and present operating results;

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the public offering price.

DILUTION

A purchaser of our securities in this offering will be diluted to the extent of the difference between the price per share of our common stock and corresponding warrant in this offering and the net tangible book value per share of our common stock after this offering.  Historical net tangible book value per share is determined by dividing our total tangible assets less total liabilities by the actual number of shares of common stock outstanding. Before giving effect to this offering, our net tangible book value as of September 30, 2011 was approximately $(1,431,840), or $(0.0048) per share of common stock, based on 299,331,673 shares of common stock outstanding.

After giving effect to our sale in this offering of shares of our common stock together with warrants to purchase shares of our common stock at an assumed public offering price of $[___] per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of September 30, 2011 would have been $[___] , or $[___] per share of our common stock. This represents an immediate increase in pro forma net tangible book value of $[____] per share, or [____] %, to existing stockholders and an immediate dilution of $[____] per share, or [____]%, to new investors.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share	$	[______ ]
Net tangible book value (deficit) per share at September 30, 2011		(1,431,840)
Increase per share attributable to new investors		[ ______ ]
As adjusted net tangible book value per share after this offering		[ ______ ]
Dilution in net tangible book value per share to new investors		[ ______ ]

To the extent that outstanding options or warrants are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of additional equity, the issuance of these shares could result in further dilution to our stockholders.

DESCRIPTION OF THE WARRANTS

      We are offering shares of our common stock, par value $0.001 per share, together with warrants to purchase shares of common stock in this offering. Each share of common stock sold in this offering will be sold with a warrant to purchase [____] shares of common stock at an assumed exercise price of $[___] per share. The warrants are exercisable for a period of five years beginning on the closing date of this offering. The warrants do not allow for cashless exercise.

Subject to compliance with any applicable securities laws, any portion of a warrant may be transferred by the warrant holder upon surrender of the warrant.

The warrants will not be quoted on the OTC Bulletin Board or, assuming our listing application is approved, listed on the NASDAQ Capital Market or any other securities exchange and there is currently no established trading market for the warrants. We do not intend to make a market in the warrants and do not expect that one will develop. Therefore, the warrant holders may have to hold the warrants they purchase in this offering, until such time, if any, as they wish to exercise them. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held on record on all matters to be voted on by stockholders.

Pursuant to the terms of the warrants, warrant holders are not permitted to exercise the warrants for an amount of common stock that would result in a holder owning more than 19.99% of our common stock outstanding after the exercise.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of our recapitalization, reorganization, merger or consolidation.

We will attempt to maintain the effectiveness of a current prospectus covering the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may have no value.

BUSINESS

Business Overview

Sionix designs, develops, markets and sells cost-effective water management and treatment solutions intended for use in the oil and gas, agriculture, disaster relief, and municipal (both potable and wastewater) markets. The Company’s Mobile Water Treatment System (“MWTS”) contains a Dissolved Air Floatation (“DAF”) system with patented technology that management estimates removes more than 99.95 percent of the organic, and most inorganic, particles in water. Historically, DAF systems created bubbles that were 50+ microns in size, which were unable to remove all contaminants due to their size. The Sionix MWTS utilizes and refines DAF technology to provide a pre-treatment process using ambient oxygen and minimal chemical flocculent aids that we believe is efficient and cost-effective. The patented Sionix technology makes micro-bubbles which allow a greater percentage of contaminants to be captured, floated to the surface and skimmed off, without harmful chemicals. The Company’s MWTS is mobile and modular such that it can be transported easily to address a wide range of water treatment markets and can meet customers’ needs for new systems or to replace or integrate with existing filtration technologies.

Industry Overview

The water recycling and reuse industry is highly fragmented, consisting of many companies involved in various operational capacities, including companies that design fully integrated systems for processing millions of gallons of water for municipal, industrial, and commercial applications.  Demand for water treatment and purification has continued to grow due to economic expansion, population growth, scarcity of usable water, concerns about water quality and regulatory requirements.

We believe that the world is facing a global supply crisis. Water is a natural resource that has a limited supply and no true substitute, and yet less than 1% of the earth’s water is available for human consumption. Demand for this resource is compounded by a growing world population, Third World urbanization, and increasing water usage in industries such as oil and gas, agriculture and food processing. It has been reported in a recent television broadcast by CNBC in “Liquid Assets: The Big Business of Water”, that within 15 years, 48 countries will be without sufficient water to meet basic requirements. We believe that the lack of water resources is directly linked to inadequate water management strategies on the part of governments, businesses, consumers and private individuals. We expect the global supply crisis will continue to drive both domestic and international demand for water treatment and recycling.

Domestic Market

Domestic Supply Crisis

Per capita usage of water in the United States is among the highest in the world.  The supply of fresh water continues to tighten, especially in the Western half of the United States where we face a potential water crisis due to limited supply and increasing demand.  Increasing usage of water in the industries such as oil and gas exploration and production, agriculture, and food processing continue to constrain supply of fresh water in the United States.  For example, there are over 21 billion barrels of produced water created annually in the U.S. from fracking activity in the oil and gas industry, as each well requires millions gallons of water for fracking over its life.  In many areas, such as the Bakken or Marcellus shale plays, there is limited access to large scale, industry specific water treatment and recycling facilities which could drastically decrease the need for usage of fresh water in fracking.

Inadequate Regulatory Action

Poor quality of existing water management resources, combined with regulatory inaction, have failed to provide the leadership and guidance to mandate recycling and reuse of water resources in many industries.   While there has been a general lack of adequate water management regulation in many industries, we believe that recent regulatory action requiring more responsible water usage management in oil and gas fracking in states such as Pennsylvania is a trend that should drive similar action in other states, such as North Dakota. North Dakota’s oil and gas industry has no readily available, affordable source of water recycling and treatment.  The current practice in North Dakota for wastewater created during fracking is to inject produced water back into the ground, a practice that has unknown effects on the environment and has come under heavy regulatory scrutiny in other States.  Each horizontal new well requires millions of gallons of fresh water over its life, contributing heavily to the supply crisis.  Any regulatory actions affecting the legality of fresh water usage in fracking or injection of produced water back into the ground could negatively affect the oil and gas industry in North Dakota and increase industry demand for water treatment and recycling services.

In addition to the oil and gas industry, the domestic agricultural industry is generally lacking in sufficient water management regulations. Until a concerted private/public effort is expended, the contaminated acreage will continue to expand. We believe the excess use of water and lack of regulation in the agricultural industry will result in regulatory changes which drastically increase the domestic demand for various water treatment and recycling services.

Growing Need for Affordable Regulatory Compliance

There are over 200,000 public rural water districts in the United States.  The majority of these are considered very small, small and medium-sized public water systems, which support populations of fewer than 10,000 people.  A significant portion of these are in violation of the U.S. Safe Drinking Water Act (“SDWA”) at any given time.  This problem is expected to worsen as more stringent EPA rules are implemented for small public water systems.  Substantial expenditures will be needed in the coming years for repair, rehabilitation, operation, and maintenance of the water and wastewater treatment infrastructure.  We believe that water districts using conventional treatment methods will be unable to comply with the SDWA without massive installations of on-site chemical filter aids and disinfection equipment.

Consumer Safety

Drinking water, regardless of its source, may contain impurities that can affect the health of consumers.  Although municipal agencies and water utilities in the United States are required to provide drinking water that complies with the SDWA, the water supplied to homes and businesses from municipalities and utilities may contain high levels of bacteria, toxins, parasites and human and animal-health pharmaceuticals, as well as high levels of chlorine used to eliminate contaminants.  In the industrialized world, water quality is often compromised by pollution, aging municipal water systems, and contaminated wells and surface water.  In addition, the specter of terrorism directed at intentional contamination of water supplies has heightened awareness of the importance of reliable and secure water purification.  The importance of effective water treatment is also critical from an economic standpoint, as health concerns and impure water can impair consumer confidence in food products.  Discharge of impaired waters into the environment can further degrade the earth’s water and violate environmental laws, with the possibility of significant fines and penalties from regulatory agencies.

International Market

International Demand for Safe Drinking Water

The quality of drinking water outside the United States and other industrialized countries is generally much worse, with high levels of contaminants and often only rudimentary purification systems.  A recent report from the United Nations estimates that approximately 1.1 billion people worldwide do not have access to fresh drinking water and approximately 2.6 billion do not have adequate sanitation systems. Approximately 3.5 million people die each year from water-related diseases, a majority of them from countries lacking adequate access to safe drinking water and sanitation systems.  A lack of infrastructure in many of these areas creates a significant need for an affordable, mobile, customizable mobile water treatment system with adequate capacity.

Foreign Desalination Market Expansion

Equally important to the treatment of contaminated water in foreign markets is the development of desalination as a method of producing potable water.  The Caribbean and Middle-Eastern markets already depend on desalination for a large portion of their drinking water.  Industry expectations are that this sector of the water treatment industry will experience significant growth during the forthcoming decades as ordinary sources of fresh water (such as lakes, rivers, streams, well water and treated water) continue to be stressed by unregulated industrial, commercial and agricultural uses.  The Sionix MWTS can be used in conjunction with existing desalination equipment to prolong the equipment life, creating cost savings and improving functionality.

The global market for the treatment and purification of drinking water and the treatment, recycling and reuse of wastewater has shown significant growth as world demand for water meeting the standards of various governmental mandates, including SDWA, Food and Agricultural Organization of the United Nations, California's Title 22 Water Quality Standards and a host of other national, international, and industry standards, continues to grow.

Current Water Treatment Solutions

Slow Sand Filtration

Slow sand filtration is used to enhance the clarity and aesthetics of delivered waters.  In a typical treatment facility, the first step adds to the raw incoming water a substance which causes tiny, sticky particles (called “floc”) to form.  Floc attracts dirt and other particles suspended in the water.  This process of coagulation causes heavy particles of dirt and floc to clump together and fall to the bottom.  These heavier particles form sediment which is siphoned off, leaving the clearer water, which passes on to filtration.  The most common filtration method is known as “slow sand” or sand-anthracite, in which the water flows into large shallow beds and passes down through layers of sand, gravel and charcoal.  The final process is disinfection, often using chemicals such as chlorine or ozone.

While “slow sand” filtration is by far the most common treatment method used in the United States, it has serious drawbacks.  The filtration beds are large, shallow in-ground concrete structures, often hundreds of feet long to accommodate large volumes of water.  The water being filtered must remain in these beds for a comparatively long-time (known as “residence time”) in order for low-density materials to settle out.  The sand and charcoal filtering medium rapidly becomes plugged and clogged.  The bed must then be taken off-line and back-flushed, which uses large amounts of water - water which becomes contaminated and is therefore wasted.  Additional settling ponds are necessary to “de-water” this waste by evaporation so that the dried solids may be disposed of in an environmentally safe (but costly) method.

In addition to the excessive size of treatment facilities and the time consuming process, the average life expectancy of a treatment plant is only about 15-20 years, after which the plant must be extensively renovated.  Population growth necessitates enlarging old facilities or building new ones, occupying still more valuable land.  This process of updating old facilities or of building new facilities is both expensive and time-consuming.

Aside from cost and logistics, another serious drawback is the need for use of costly chemicals to complete filtration and prevent the spread of pathogens.  Illnesses such as hepatitis, gastroenteritis and Legionnaire’s Disease, as well as increasingly pervasive chemical contaminants, have become more common.  One of the more difficult of these problems is monitoring and providing a barrier against microscopic protozoan parasites such as cryptosporidium (4-7 microns in size) and giardia lamblia oocysts (5-7 microns).  These common organisms exist naturally in the digestive systems of livestock and wild animals, and end up in lakes and streams.  They have caused severe illness in millions of people in the United States.  Conventional “slow sand” water filtration beds, used in most of the nation’s public water districts, will not filter out these organisms.

In general, water districts using sand-anthracite filters cannot meet the EPA Surface Water Treatment rules without a massive increase in on-site chemical filter-aids, additional filtering and the installation of ozone or other disinfection equipment.

Organic Filtration

Organic filtration is the process of removing organic matter from water.  As previously mentioned, the popular conventional filtration systems, such as “slow sand”, cannot effectively filter out smaller organic matter.  The presence of high levels of organic matter makes disinfection more difficult and will clog expensive filter media used in these processes, causing long back-flush cycles, increasing the volume of back-flush waste-water.  Reverse osmosis and activated coal are two of the most common organic filtration methods.

Reverse osmosis is a filtration method that removes many types of large molecules and ions from solutions by applying pressure to the solution when it is on one side of a selective membrane. The result is that the solute is retained on the pressurized side of the membrane and the pure solvent (water) is allowed to pass to the other side.  Reverse osmosis systems are often used in conjunction with other forms of water treatment such as “slow sand” or dissolved air flotation.

Coal based activated carbon originates from coal that has undergone steam activation process to create its activated carbon form.  During activation, it creates millions of pores at the surface of the carbon thus increasing the total surface area. Activated carbon pores can be divided into three general sizes Micro-pores (diameter in the range of less than 2 nm), Meso-pores (diameter in the range of 2 – 25 nm), and Macro-pores (diameter in the range of above 25 nm).  Due to its unique distribution of pores diameter, coal based activated carbon is very popular in the gas phase purification industries, potable water purification industries, wastewater purification industries and aquarium/pond water purification industries.

In the case of desalination, organic matter is the primary cause of system failures resulting from fouling of the delicate filtration membranes that are used to filter out organic matter.  These costly filtration membranes require frequent replacement and maintenance. The membranes are clogged quickly by organic particles in the water, due to the fact that most initial filtration systems (such as “slow sand” and standard DAF) are not technologically advanced enough to remove an optimal amount of smaller particles.  This adds excess strain on filter membranes, causing the need for frequent replacement.

In addition to higher costs associated with organic filtration there have been several serious public health emergencies caused by microbes breaking through the filtration barrier in treatment facilities.  When ingested, they can cause diarrhea, flu-like symptoms and dehydration.  In 1993, over 400,000 people in Milwaukee, Wisconsin became ill and more than 100 people died during a failure in the drinking water filtration system according to the Department of Health and Human Services – Centers for Disease Control and Prevention (CDC).

Most surface water bodies in the United States, many of which supply drinking water, are contaminated with organisms that are extremely resistant to disinfection, and increasing disinfectant levels in the attempt to kill them creates a new set of problems.  Disinfectants such as chlorine can react with organic matter in the water to form new chemicals known as “disinfection byproducts.”  These byproducts, of which trihalomethanes (THM) are the most common, are thought to be health-threatening and possibly cancer-causing.  The SDWA regulations address minimum acceptable levels of these byproducts, including THMs.  Therefore, physical removal of the organisms from the water is vitally important to their control.

Dissolved Air Floatation

Dissolved air flotation, or DAF, has been used in water and wastewater treatment for more than eighty years.  The DAF method involves injecting microscopic bubbles of air under pressure into the water being treated.  The air molecules bond with organic and inorganic matter in the water, and because of their lightness, the clumps float to the surface, where they are skimmed away.  Over the eight decades this technology has been utilized, various improvements have been made in the technology.  Until recently, it has not been utilized widely in the United States, and is used primarily for wastewater treatment.  DAF is often used in conjunction with previously mentioned forms of treatment such as slow sand and organic filtration.

A disadvantage of the original DAF technology is that historically DAF systems performing at their best were only able to create bubbles that were 50+ microns in size.  Therefore, any organic matter smaller than 50 microns was not removed through the DAF filtering process.  The water is then disinfected using chemicals or, if necessary, is put through an organic filtration system where the large amount of remaining organic matter will more quickly clog filtration membranes.

Our Solution – Sionix MWTS

The Sionix MWTS is a self-contained, mobile, customizable water treatment system or pre-treatment process that uses ordinary air, with minimal chemical flocculent aids.  We believe that the MWTS is a cost-effective solution for a wide range of applications, including even the smallest water utilities or commercial applications.  Our mobile treatment system technology enables water recycling and purification for oil and gas, agriculture, disaster relief, municipalities and other applications.

The Sionix MWTS employs our patented DAF technology and improves the efficiency of the standard DAF process by removing what management estimates is more than 99.95 percent of the organic, and most inorganic, particles in water. Historically, DAF systems created bubbles that were 50+ microns in size, which were unable to remove all contaminants due to their size. The patented Sionix technology makes micro-bubbles, which allow a much greater percentage of contaminants to be captured, floated to the surface and skimmed off, without harmful chemicals. We believe that the primary benefits of the Sionix MWTS system include:

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Decreased Costs.  The Sionix MWTS reduces costs associated with chemical treatments, energy usage, and day-to-day operations.  By significantly reducing water turbidity and minimizing pathogens, the MWTS minimizes the need for disinfection chemicals.  Used in conjunction with treatment and/or filtration technology, which may be required by specific raw water conditions, it reduces back-flush cycle times, thereby lengthening the life of post-DAF equipment such as reverse osmosis membranes, creating cost savings while reducing risks caused by use of excess chemicals.  The Sionix DAF provides a denser concentration of white water bubbles, all while using a fraction of the floor space as compared to a typical DAF system.  Additionally, the customer can save on operating costs as our technology allows the user to operate and control the entire MWTS from a remote site via satellite or wireless communications.  A comprehensive service and maintenance program would also be part of all equipment leases.

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Customizable Solution.  Each MWTS is completely modular and can either be used to replace, or integrate with, existing filtration and treatment technology.  We can customize each installation with filtration and reclamation options appropriate for the required treatment needs.  Standard configuration includes a control and testing laboratory located in the rear of the DAF container.  The addition of a generator module makes the system self-powered and each component of the MWTS is upgradeable.  Our standard MWTS produces 280 gallons of post-DAF treated water per minute (about 403,200 gallons per day).  If additional reverse osmosis treatment is required to produce potable water, output is generally diminished dependent upon salinity and TDS of the pre-treated water.  Multiple MWTS units can be assembled together for increased capacity.

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Small, Mobile Footprint. The majority of existing water filtration facilities occupy large tracts of land and are comprised of large, shallow in-ground concrete structures, often hundreds of feet long to accommodate large volumes of water. Our MWTS units occupy a much smaller footprint than other types of water treatment facilities, ranging from 3,000 to 5,000 sq. ft. depending on the type of unit, and are modular, self-contained and portable. The entire MWTS is built into one or more forty-foot ISO standard transportable containers.

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Rapid Deployment.  Currently, population growth necessitates enlarging old facilities or building new ones, occupying still more valuable land.  This process requires lengthy environmental impact studies, long design periods, and complex financing programs to fund costly construction budgets, as lead times usually stretch out for years.  The Sionix product offers rapid deployment, with a 24-72 hour install, fully commissioned in three to six weeks. The MWTS is assembled in a steel container which is sealed, thus preventing tampering or incursion by bio-terrorism or airborne contaminants.  Should catastrophic damage be incurred, a replacement unit may be installed within a few days rather than many months or years as with in-ground systems.

•	Reduction in Pathogens and Disinfection Products. Our MWTS, by virtue of minimizing dangerous pathogens, also minimizes the necessity of using potentially cancer-causing disinfection products.

Growth Strategy

Our objective is to be a leading provider of patented water treatment technologies that can be used by our customers for water management and treatment solutions in multiple end markets. Our solutions are designed to make it more cost-effective for our customers to quickly deploy water treatment technologies. The principal elements of our strategy are to:

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Focus our sales efforts into the oil and gas markets where our technology and solutions can offer an immediate return on investment for our customers.  While there are many end market applications for our technology, we believe the treatment of produced water from oil and gas production offers the most compelling near term opportunity.

✓	The Williston Basin Opportunity – This energy rich shale formation could provide significant sales opportunities for Sionix for the following reasons:

(i)	Lack of infrastructure, including such basic requirements as housing, sanitation, transportation;
(ii)	Expensive labor costs;
(iii)	Difficult environment and challenged living conditions;
(iv)	No treatment alternatives to hydrocarbon contaminated wastes other than disposal wells where extremely toxic wastes are injected thousands of feet below the surface;
(v)	Inconsistent regulatory environment; and
(vi)	Unrealistic demands on fresh water resources to support hydraulic fracturing activities.

Our MWTS offers an alternative to producers, allowing them to recycle the toxic flowback water at the wellhead from hydrofracturing operations and return the treated water to the drillers for reuse.  Recycling provides both economic and environmental benefits, including eliminating the expensive transportation costs and the debilitating maintenance costs on congested roadways through the Williston region.

In addition to the oil and gas applications, the proliferation of oil and gas related man camps in the Williston region to domicile workers, sub-contractors, and oil field service personnel represents a significant strain on scarce (sometimes non-existent) waste treatment resources.  Coupled with antiquated municipal treatment facilities, treatment of man camp and municipal wastes represents a meaningful resource of treated water for hydrofracturing activities without continued drawdowns on existing fresh water sources.

We plan to deploy a standard MWTS to the Williston region to remediate flowback water at an injection well site to provide data and an on-site demonstration of the capabilities of the MWTS in real time.  Based on discussions with other treatment providers, we believe that our ability to remediate flowback water from the oil and gas activities in the area and to supplement the water provided for oil and gas activities by treating municipal waste water to reduce dependence on fresh water, gives us a competitive advantage in the Williston region.

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The Marcellus Shale Opportunity – We have an understanding with a client, currently engaged in permitting activities in Pennsylvania, to provide a demonstration MWTS for purposes of testing, demonstration, and documentation.  To the extent this MWTS achieves acceptable testing results that have been developed in cooperation with regulatory, scientific and engineering consultants, we believe that a definitive purchase order will be placed for the existing MWTS and at least two more MWTS products for installation at a site that will be permitted and developed during the first part of 2012.

✓
The Bakken Formation has an estimated 3.0 to 4.3 billion barrels of undiscovered, technically recoverable oil based on research conducted by the U.S. Geological Survey (“USGS”) in 2008. This shows a 25-fold increase in the amount of oil that can be recovered compared to the agency's 1995 estimate of 151 million barrels of oil.  New geologic models applied to the Bakken Formation, advances in drilling and production technologies, and recent oil discoveries have resulted in these substantially larger technically recoverable oil volumes. About 105 million barrels of oil were produced from the Bakken Formation by the end of 2007.

Further supporting the estimates for this formation, a draft study by the late organic geochemist Leigh Price provides estimates ranging from 271 to 503 billion barrels of potential resources in place. If the formation’s potential bears out, we believe this could (depending on recovery factors) increase the estimate of technically recoverable crude oil resources in the United States by billions of barrels.

As hydrofracturing, horizontal drilling, and artificial permeability technologies are required to harvest these vast domestic resources, water will either represent a significant inhibitor to the development of the resources, or if properly implemented water conservation measures are mandated, including recycling toxic hydrofracturing flowback water and harvesting local waste treatment products, water will facilitate the continued development of these resources.  We believe that we can play a significant role in the development of these energy rich properties.

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Expand domestic and international sales force with individuals who possess industry and application specific experience and relationships.  We intend to hire a direct sales force with industry expertise and relationships in the end markets we plan to target.

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Build relationships with Engineering, Procurement and Construction (“EPC”) and other water treatment consulting companies that can serve as an indirect sales channel.  EPC and consulting companies provide important strategic advice to our end customers on the engineering, design and construction of water treatment solutions and can have significant influence over a significant portion of the end customer’s budget.  We intend to build and deepen our relationships with these companies to accelerate the acquisition of new customers.

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Grow revenue through flexible business model.  We have the ability to integrate our technology in new and existing water treatment and management solutions.  We have a model that provides flexibility to sell, lease or operate our MWTS and water treatment solutions to meet the needs of our end customers.  We may in some instances lease or operate our MWTS for our customers as a fast-to-market strategy, using the customers operational budget to circumvent the capital budget cycle or adapt to environments that need quick implementation such as disaster relief or equipment failure.

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Expand domestic and international partnerships with companies that have extensive experience and relationships in the water treatment market.  We believe there is an opportunity to partner with leading water treatment companies with expertise and relationships in geographies where we currently do not have a presence.  An example of this strategy includes our recent entry into a memorandum of understanding with Superklean Environmental Engineers Pvt. Ltd. (SEEPL), a Mumbai, India-based water and wastewater treatment company, for the potential establishment of Sionix SK India Pvt. Ltd. (Sionix SK), a joint venture entity, to address water treatment requirements on the Indian Sub-Continent.

Continue to invest in research and development activities and patent portfolio.  We intend to continue to invest in research and development activities to develop new technologies and solutions focused on the water treatment market.

Marketing and Sales Plan

We plan to market and sell our MWTS through participation in a number of vertical market oriented industry groups, including selected advertising in specialized publications, trade shows, and direct mail.  Initially we intend to utilize in-house marketing in conjunction with outsourced marketing consultants and national and international distributorships and agency relationships, both exclusive and non-exclusive in nature.

Our marketing efforts emphasize that our MWTS are easily expandable and upgradable; for example, adding ozone and microfiltration equipment to a DAF component is similar to adding a new hard drive to a personal computer.  Each piece of equipment comes with state-of-the-art telemetry and wet-chemistry monitoring that expands as the MWTS does.  We plan to provide lease financing for all of our MWTS, not only making it easy for a customer to acquire the equipment, but also guaranteeing that the customer will always have access to any refinements and improvements made to the MWTS.

Addressable Markets

In the United States, we plan to target the established base of small to medium water systems, as well as industrial users (such as the oil and gas industry, agriculture and food producers, and pharmaceuticals) and disaster relief agencies with a need for a clean and consistent water supply.  Our initial focus in domestic markets will be on oil and gas, as well as the agricultural industry.

Outside the United States, we plan to market principally to local water systems and international relief organizations.  The global market for water recycling, reuse and treatment includes a broad array of commercial, industrial, agricultural, municipal and disaster relief applications.  According to industry data, it is estimated that 1.1 billion people in the world do not have safe drinking water.  There is significant market potential in Asian, Africa, and Latin American countries, where there is a severe lack of supply of water for consumption or daily use, as well as poor quality of existing drinking water.

The following is a brief description of targeted applications and types of customers we intend to market to:

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Oil and Gas Industry.  The reservoir rocks in any oil and gas formation usually contain water along with hydrocarbons in varying concentrations.  When hydrocarbons are extracted from the formation, water is also recovered along with hydrocarbons and is generally defined as “Produced Water.”  On average, the ratio of produced water to actual hydrocarbons extracted from the wells of varying maturity is approximately 3:1, but can be as high as 10:1.  The volume of water produced presents the greatest waste management challenge for oilfield operators in the oil and gas sector.  In addition, most wells utilizing hydrofracturing technology use enormous amounts of fresh water, up to 8 million gallons of water for a single well.  After the hydrofracturing procedure completes, the fluid returns to the surface as flowback water, contaminated by fracturing chemicals and subsurface contaminants including toxic organic compounds, heavy metals, and naturally occurring radioactive materials.  Local and national government authorities have begun to focus on the issue of flowback water discharge and the use of fresh water resources to drill new wells.  These government officials are adopting laws and regulations to limit the discharge of harmful chemicals associated with produced and flowback water.

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Wastewater and Sewage Treatment Facilities. Municipal sewage treatment is the process of removing contaminants from wastewater originating from household, industrial, healthcare and commercial sewage.  It includes physical, chemical, and biological processes to remove physical, chemical and biological contaminants to produce a waste stream (treated effluent) and a solid waste or sludge suitable for discharge or reuse back into the environment.  This material is often inadvertently contaminated with many toxic organic and inorganic compounds.  Many of our country’s current municipal wastewater treatment systems are functionally outdated and subject to increasing regulatory demands to meet even minimal discharge standards.

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Disaster Relief Organizations. During natural disasters such as earthquakes, tsunamis, floods, hurricanes, and tornadoes, it is the role of the National Guard and the Federal Emergency Management Agency to assist local authorities with emergency services.  Damage to local utilities can disrupt the fresh water supply and cause the failure of wastewater (sewage) treatment plants.  The MWTS can help address both of these problems.  The system is completely self-contained, can be easily transported from place to place, is efficient, and can be equipped with its own power package.

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Agribusiness. Treatment of agricultural wastewater is segregated into three categories:  (i) food processing, (ii) animal waste (feed lots) and (iii) crop runoff pollution.  Within the food processing industry there are several subsets, including (i) produce, (ii) meat processing, (iii) egg production, and (iv) dairy operations. Crop runoff pollution is the result of planting, cultivating, fertilizing, weed and pest control, and harvesting on the farm.  (Runoff is caused by rain and irrigation.)  Food processing involves treatment of animal waste pre-slaughter in the case of feeder cattle, hogs, and poultry.  It also involves post harvest treatment of produce either for fresh delivery or for preservation by canning and/or freezing operations.

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Developing Countries. In addition to the U.S. market, fast spreading urbanization in third-world countries has created a growing demand for public water systems.  Most of the fatal waterborne illnesses occur in these third world or developing countries.  Industrial and agricultural contamination of water supplies is epidemic because environmental controls are neither adequate nor well enforced.

Testing Plan and Results (2011)

We conducted a battery of tests on the most-recent design, fabrication, and assembly of our MWTS in June 2011. By conducting these tests, the efficacy of the MWTS was proven for removing contaminants of the same, or substantially similar, atomic weight and structure as the radioactive isotopes currently affecting the people of Japan, the treatment of produced water from the oil and gas industry and water contaminated from agricultural activity. Four different tests, with various contaminants in both freshwater and brackish water, were conducted as follows:

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In Test Level 1, Lead, Cesium, and Iodine were added to the influent.  Level 1 was designed to show the capacity and efficacy of the MWTS to treat contaminants that are the same as, or substantially similar, in atomic weight and structure as the radioactive isotopes currently found in Japan's water supply.

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In Test Level 2, approximately 175 lbs of salt was added to the influent water to reach no greater than 1500 ppm.  Level 2 was designed to show the capacity and efficacy of the MWTS to treat influent water with a high concentration of salinity – as found in brackish water.

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In Test Level 3, hydrocarbons were added to the brackish concentrate from Test Level 2.  Level 3 was designed to show the capacity and efficacy of the MWTS to treat produced water in the oil and gas industry.

•
In Test Level 4, biological contaminants were added.  Level 4 was designed to show the capacity and efficacy of the MWTS to treat contaminants that impact healthcare and agricultural applications, markets in which we have intense interest.

The testing results showed that the MWTS as configured could reduce or eliminate the contaminants.

Patents

We hold 4 issued patents related to water treatment and one provisional patent application covering a new invention related to an evaporation technology filed on February 28, 2011.  Three additional patent applications were filed on February 17, 2011 related to our process of bubble generation.  Patents covering various aspects of the unit which forms a part of our MWTS will remain in force until 2023.

Patent/App Number	Filing Date	Issue Date	Title	Description	Estimated Expiration
6,921,478	2/27/03	7/26/05	Dissolved Air Flotation System	DAF for Purification of Water	8/6/23
7,033,495	2/27/03	4/25/06	Self Contained DAF System	DAF for Purification of Water	2/16/24
7,767,080	4/24/06	8/3/10	Self Contained DAF System	DAF for Purif. of Influent Water (continuation of ‘495 patent)	2/27/23
7,981,287	8/2/10	7/19/11	Self Contained DAF System	DAF without turbulator section (continuation of ‘080 patent)	2/27/23
13/185,690	7/19/11	NA	Self Contained Dissolved Air Flotation System	(continuation of ‘287 patent)	2/27/23
13/029,767	2/17/11	NA	Dissolved Air Flotation Nozzle for Use with Self Contained Dissolved Air Flotation System	Method of Use/Bubble Separation System	NA
13/029,783	2/17/11	NA	Dissolved Air Flotation System with Improved White Water Injection System	White Water Injection System	NA
13/029,970	2/17/11	NA	Dissolved Air Flotation System with Bubble Separation System and Method of Use	DAF Nozzle	NA
61/447,528	2/28/11	NA	Method of Evaporative Disposal of Produced Water in a Hydraulic Fracturing Mining	Evaporator	NA

Research and Development

Research and development expenses for the year ended September 30, 2011 were $562,179 and for the year ended September 30, 2010 were $360,982. Research and development consists of additional modifications to the MWTS based on the varying water conditions experienced by our customers and prospective customers, and adjustments to unit functionality based on testing results. We capitalize development costs in accordance with U.S. generally accepted accounting principles. All other costs, including salaries and wages of employees included in research and development, have been expensed as incurred.

Strategic Partners

In March, 2010 we announced our strategic alliance agreement with Pacific Advanced Civil Engineering, Inc. (PACE), an advanced water engineering firm headquartered in Fountain Valley, California.  PACE has over 35 years of experience in all phases of water remediation, large and small, including storm water management, river engineering, floodplain mapping, watershed analysis and planning, GIS water resource applications, water quality assessment, water and wastewater treatment, potable water storage and distribution, and lake systems.  Under this agreement, PACE has provided continuous engineering oversight of our MWTS and the units included in them.

We have also entered into an exclusive services agreement with PERC Water Corporation (PERC), a water recycling and water asset management company headquartered in Costa Mesa, California.  Under the agreement, PERC has the exclusive right to supply logic controls, including the software, hardware, firmware, panels and networks, including Ethernet, Wi-Fi and/or satellite based telemetry.  Johan Perslow, the founder of both PACE and PERC, joined the Board of Directors of Sionix in June 2010.

Pursuant to our arrangement with PACE, PACE is to receive a fee of 3% of the revenue earned from the sale of a MWTS for services provided on a per customer basis. Should we require additional services from PACE, the services will be charged either on a per-hour or fixed-price basis. Our arrangement with PERC is on a per installation basis.

We anticipate that these relationships will help us to validate the efficacy of our technology.  We also believe that these relationships expose us to a potentially broader range of application opportunities, and types of customers.

Competition

We estimate that we have hundreds of potential competitors – DAF has been used for over 80 years.  However, due to the economic barriers created by the investment necessary to tool a manufacturing facility and employ the personnel necessary to develop and sell equipment, competition in the water treatment and filtration industry may grow slowly.  Our MWTS must compete with water treatment equipment produced by companies that are more established than we are and have significantly greater resources than we have, such as General Electric Co., Siemens Water Technologies, US Filter, Veolia Environment, and Cuno Incorporated.  We also compete with large architectural/engineering firms that design and build water treatment plants and wastewater facilities and with producers of new technologies for water filtration.  Competitive factors include system effectiveness, operational cost and practicality of application, pilot study requirements and potential adverse environmental effects.  We note that competition in our industry is not based solely on price – water purification, filtration and recycling solutions tend to be highly customized and designed to the customer’s specifications, and thus a wide range of considerations determine the competitiveness of the products and solutions of participants in our industry.  In competing in this marketplace, we must also address the conservative nature of public water agencies and fiscal constraints on the installation of new systems and technologies.  Currently we do not represent a significant presence in the water treatment industry.

Regulatory Matters

Process water treatment plants and wastewater plants must comply with clean water standards set by the Environmental Protection Agency under the authority of the Clean Water Act and standards set by states and local communities.  In many jurisdictions, including the United States, because process water treatment facilities and wastewater treatment systems require permits from environmental regulatory agencies, delays in permitting could cause delays in construction or usage of the systems by prospective customers.

In 1974, the U.S. Safe Drinking Water Act was passed.  It empowered the EPA to set maximum levels of contamination allowable for health-threatening microbes, chemicals, and other substances which could find their way into drinking water systems, and gave the agency the power to delegate enforcement.

By 1986, Congress was dissatisfied with the speed with which the EPA was regulating and enforcing contaminant limits.  The SDWA revision that year set rigid timetables for establishing new standards and ordered water systems to monitor their supplies for many substances not yet regulated by EPA standards.

Additionally, it limited polluting activities near public groundwater wells used as drinking water sources - an acknowledgment of the growing threat to underground water supplies.  It named 83 contaminants and set out a program for adding 25 more every 3 years, as well as specifying the “best available technology” for treating each contaminant.

The timetable for imposing these regulations was rigid and tended to treat all contaminants as equally dangerous, regardless of relative risk. The cost to water districts for monitoring compliance became a significant burden, especially to small or medium-sized districts. The 1986 law authorized the EPA to cover 75 percent of state administrative costs, but in actuality, only about 35 percent was funded.

Congress updated the SDWA again in 1996, improving on the existing regulations in two significant ways. First, they changed the focus of contaminant regulations to reflect the risk of adverse health effects, the rate of occurrence of the contaminant in public water systems, and the estimated reduction in health risk resulting from regulation. Along with this, a thorough cost-benefit analysis must be performed by the EPA, with public health protection the primary basis for determining the level at which drinking water standards are set. Second, states were given greater flexibility to implement the standards while arriving at the same level of public health protection. In addition, a revolving loan fund was established to help districts build necessary improvements to their systems.

An additional bill, the Fracturing Responsibility and Awareness of Chemicals (FRAC) Act of 2009 amending the SDWA would require energy companies to disclose which chemicals are being used in the fracking fluid, which many believe are a source of contamination to our water sources.  Considerable resistance to the proposed bill has been registered by the energy companies, many of which claim that the composition of the fracking fluid is a trade secret.

While we are sensitive to matters of excessive or unreasonable regulatory oversight, the lack of consistent treatment standards, development of micron and sub-micron measurement technologies, and jurisdictional irregularities have compounded an unfortunate lack of self regulation.  We believe that on the whole, growth of reasoned and responsible regulatory standards tend to enhance rather than detract from sales/marketing opportunities for Sionix.

Manufacturing and Raw Materials

We sub-contract the manufacture of the units which form a part our MWTS through a series of location-based service providers who manufacture and assemble in accordance with our specifications and design requirements. We determined in December, 2009 that it was not cost-effective or necessary for quality management to maintain our own manufacturing operation, and closed our facility in the Anaheim, California.  Our sub-contracting arrangements are anticipated to cover various international geographic regions, with a single contract manufacturer for the North American continent. The materials used in the production of the Sionix products are easily obtainable from a variety of suppliers.

Employees

We have eight full-time employees as of the date of this prospectus, none of whom are covered by any collective bargaining agreement. We consider the relationships with our employees to be good.

Properties

We do not own any physical properties that are material to our business.  We lease a facility located at Lake Stevens, Washington which is used to assemble and test our water treatment systems.  The lease is a month-to-month lease and the rent is $6,145 per month.

Legal Proceedings

Other than as noted below, we are not a party to any pending legal proceedings.

On January 14, 2011 we settled all claims with an attorney, Robert J. Zepfel of Haddan & Zepfel. Mr. Zepfel filed a Complaint in the Superior Court of California, County of Orange (assigned Case No. 30-2010-00333941) alleging claims for breach of contract and seeking money damages. Mr. Zepfel's Complaint focused upon a fee agreement entered into July 2003. Mr. Zepfel claimed that as of the filing date $96,896 was due in fees, interest and penalties for non-payment. The Company and Mr. Zepfel settled the claim for $80,000 to be paid out over a period of approximately 10 months from the date of settlement.  This obligation is now paid in full.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the notes to those statements included elsewhere in this prospectus.  In addition to the historical financial information, the following discussion and analysis contains forward-looking statements that involve risks and uncertainties.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses for each period.  The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Significant estimates include collectability of accounts receivable, accounts payable, sales returns, and recoverability of long-term assets.

Cash and Cash Equivalents

Cash and cash equivalents represent cash and short-term, highly liquid investments with original maturities of three months or less.

Inventory

Inventory is stated at the lower of cost or market, with cost generally determined on a first-in, first-out basis. Management utilizes specific product identification, historical product demand, and comparison of inventory costs to market value as the basis for determining the need for an excess or obsolete inventory reserve. Changes in market conditions, lower than expected customer demand, or changes in technology or features are also considered by management in determining whether an allowance for obsolete inventory is required. As of September 30, 2011 and September 30, 2010, management believes that no such reserve is required.

Property and Equipment

Property and equipment is stated at cost. The cost of additions and improvements are capitalized while maintenance and repairs are expensed as incurred. Depreciation of property and equipment is provided on a straight-line basis over the estimated useful lives of the assets, ranging from 3 to 5 years.

Accrued Derivative Liabilities

We apply ASC Topic 815, “Derivatives and Hedging,” which provides a two-step model to determine whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for equity treatment. In the first and second quarter of the fiscal year ended September 30, 2010, liability accounting was triggered as there were insufficient shares to fulfill all potential conversions. We determined which instruments or embedded features required liability accounting and recorded the fair values as an accrued derivative liability. The changes in the values of the accrued derivative liabilities are shown in the accompanying income statements as “gain (loss) on change in fair value of warrant and option liability” and “gain (loss) on change in fair value of beneficial conversion liability.”

During the years ended September 30, 2010 and September 30, 2011, we determined that there were embedded derivatives in certain convertible notes payable. The change in fair value of these embedded derivatives is shown in the accompanying income statement as “gain (loss) on change in fair value of derivative liability.”

Fair Value Measurements

For certain of our financial instruments, including cash and cash equivalents, accounts payable, accrued expenses and short-term debt, the carrying amounts approximate fair value due to their short maturities.  In addition, we have short-term debt with investors. The carrying amounts of the short-term liabilities approximate their fair value based on current rates for instruments with similar characteristics.

ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments we hold. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures.  The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

•	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

•
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

We analyze all financial instruments with features of both liabilities and equity under ASC Topic 480, “Distinguishing Liabilities from Equity,” and ASC Topic 815.

We recognized a gain (loss) on the fair value of the warrant and option liability of $0 and $4,359,957 for the years ended September 30, 2011 and 2010, respectively. We recognized a gain on the change in fair value of the beneficial conversion liability of $0 and $959,985 for the years ended September 30, 2011 and 2010, respectively.

The warrant and option liability and the beneficial conversion liability were both eliminated in March 2010 as we increased our authorized shares of common stock.

We did not identify any other non-recurring assets and liabilities that are required to be presented in the balance sheets at fair value in accordance with ASC Topic 825.

Advertising

The cost of advertising is expensed as incurred and included in sales and marketing expense. Total advertising costs were $20,930 and $8,000 for the years ended September 30, 2011 and 2010, respectively.

Revenue Recognition

Revenues from product sales are recorded when all four of the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) our price to the buyer is fixed or determinable; and (iv) collectability is reasonably assured. Our policy is to report our sales levels on a net revenue basis, with net revenues being computed by deducting from gross revenues the amount of actual sales returns and the amount of reserves established for anticipated sales returns.

Our policy for shipping and handling costs billed to customers is to include these costs in revenue in accordance with ASC Topic 605, “Revenue Recognition,” which requires that all shipping and handling billed to customers should be recorded as revenue. Accordingly, we record our shipping and handling amounts within net sales and operating expenses.

Deferred revenue, amounting to $0 and $300,000 at September 30, 2011 and September 30, 2010, respectively, represents advance billings and/or customer deposits on products for which revenue recognition criteria have not yet been met.

Research and Development

The cost of research and development is expensed as incurred. Total research and development costs were $562,179 and $360,982 for the years ended September 30, 2011 and 2010, respectively. Research and development consists of additional modifications to the MWTS based on the varying water conditions experienced by our customers and prospective customers and adjustments to unit functionality based on testing results.

Income Taxes

We account for income taxes in accordance with ASC Topic 740, “Income Taxes”. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

Stock-Based Compensation

We record stock-based compensation in accordance with ASC Topic 718, “Compensation - Stock Compensation.”  ASC Topic 718 requires companies to measure compensation cost for stock-based employee compensation at fair value at the grant date and recognize the expense over the employee’s requisite service period. Under ASC Topic 718, volatility is based on the historical volatility of our stock or the expected volatility of the stock of similar companies. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination behavior. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

We use the Black-Scholes option-pricing model, which was developed for use in estimating the fair value of options. Option-pricing models require the input of highly complex and subjective variables including the expected life of options granted and the expected volatility of our stock price over a period equal to or greater than the expected life of the options. Because changes in the subjective assumptions can materially affect the estimated value of our employee stock options, it is management’s opinion that the Black-Scholes option-pricing model may not provide an accurate measure of the fair value of our employee stock options. Although the fair value of employee stock options is determined in accordance with ASC Topic 718 using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

Earnings Per Share

Earnings per share is calculated in accordance with the ASC Topic 260, “Earnings Per Share.” Basic net income or loss per share is computed by dividing the net income or loss available to common stockholders by the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options and warrants were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants that are deemed “in the money” are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Also, under this method, convertible notes are treated as if they were converted at the beginning of the period. The following are reconciliations of the income (numerator) and number of shares (denominator) used in the basic and diluted earnings per share computations for the year ended September 30, 2010. For all other periods presented, the aforementioned securities were determined to be anti-dilutive and the number of shares used to determine basic and diluted earnings per share were the same.

	For the Year Ended September 30, 2010
	Income (Numerator)	Weighted Average Number of Shares (Denominator)	Amount per Share
Basic Earnings Per Share
Income available to common stockholders	$3,291,470	156,785,125	$0.02

Effect of Dilutive Securities
Stock options	-	969,547
Warrants	-	-
Convertible Debt	744,851	29,535,774

Diluted earnings per share
Adjusted income available to common stockholders	$4,036,321	187,290,446	$0.02

Contractual Obligations

At September 30, 2011, our significant contractual obligations, were as follows:

	Payments due by Period
	Less than	One to	Three to	More Than
	One Year	Three Years	Five Years	Five Years	Total
Notes payable, related parties	$25,000	$-	$-	$-	$25,000
Convertible notes	934,567	-	-	-	934,567
Total	$959,567	$-	$-	$-	$959,567

Off-Balance Sheet Arrangements

We do not have off-balance sheet arrangements.  As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, often established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Plan of Operation

We plan to continue marketing our existing MWTS to potential domestic and international customers. We believe that we are now able to aggressively market our systems to a variety of private companies and governmental entities in several vertical markets including oil and gas, agriculture, manufacturing, health care and public water utilities.  The demonstration and available test results of the MWTS working at our facility located near Seattle, Washington will serve as a sales tool for possible applications and installations. We are engaging in selective sales and promotional activities in connection with the operation of the unit, including media exposure. If the unit continues to operate successfully, we believe we can receive orders for operating units.

We are also continuing to consider alternative product designs to accommodate the different needs we are uncovering during our sales efforts.  We maintain our relationship with PACE for engineering support.

RESULTS OF OPERATIONS

Year Ended September 30, 2011 Compared To Year Ended September 30, 2010

The Company recognized no revenue for the fiscal year ended September 30, 2011, however it recognized $1,620,000 from the sale of a MWTS in the same period for 2010.  The Company also incurred costs of $1,093,748 related to that sale, or 67.5% of revenue. The Company believes that the costs associated with the installation of this first commercial unit were high due to one-time costs associated with the Company’s first installation. During the year ended September 30, 2010 the Company received an order and deposit for another MWTS, (the Wenning Poultry unit).  The Company entered into an agreement with the customer to take back the unit and recognized $470,128 as other income in April 2011.

The Company incurred operating expenses of $4,104,310 during the fiscal year ended September 30, 2011, an increase of $1,797,565 or 78%, as compared to $2,306,745 for the fiscal year ended September 30, 2010.  General and administrative expenses were $3,080,336 for the period ended September 30, 2011, an increase of $1,399,900 or 83% over the prior year. The increase in general and administrative expenses resulted primarily from non-cash charges of $807,348 associated with the issuance of employee options, increased legal fees of $379,203 and increased travel costs. Sales and marketing costs were $449,588 for the period ended September 30, 2011 compared to $247,042 for the fiscal year ended September 30, 2010, an increase of $202,546 or 82%. The increase in sales and marketing costs was due to management’s focus on and attention to the sale of MWTS to a variety of potential customers. Research and development expenses were $562,179 during the fiscal year ended September 30, 2011, an increase of $201,197 or 56%, as compared to $360,982 for the fiscal year ended September 30, 2010, due mainly to costs associated with the improvements made to the MWTS design and operation.

Other income (expense) totaled ($2,098,356) during the fiscal year ended September 30, 2011, a decrease of $7,171,119 from the period ended September 30, 2010. This difference is due mainly to the decrease in the amount of $4,359,957 in the gains associated with fair value of derivative liabilities. The Company incurred interest expense of $499,398 during the fiscal year ended September 30, 2011, a decrease of $402,811 or 45%, as compared to $902,209 for the fiscal year ended September 30, 2010. The decrease in interest expense was due primarily to the conversion of debt to common equity during the fiscal year ended September 30, 2011.

During the fiscal year ended September 30, 2011, the Company recorded a loss on settlement of debt of $1,711,416 compared to a gain of $731,137 for the prior year. This change is due to the Company’s settling numerous liabilities using common stock.

Liquidity and Capital Resources

The Company had cash and cash equivalents of $685 and $23,084 at September 30, 2011 and 2010, respectively. The Company’s source of liquidity has been loans, the sale of its securities and deposits received from orders from the sale of MWTS. The Company expects to receive additional orders for MWTS but if it does not receive additional orders or if these orders do not satisfy its capital needs, the Company expects to continue to sell its securities or obtain loans to meet its capital requirements.  The Company has no binding commitments for financing and, with the exception of the order it received during the 2011 fiscal year, no additional orders for the sale of its products.  There can be no assurance that sales of the Company’s securities or of its MWTS, if such sales occur, will provide sufficient capital for its operations or that the Company will not encounter unforeseen difficulties that may deplete its capital resources more rapidly than anticipated. As of September 30, 2011, a total of approximately $1,337,378 in principal amount of certain promissory notes issued by the Company, plus accrued interest, were due.  The Company has not yet paid the notes and no demand for payment has been made.

Operating Activities

During the fiscal year ended September 30, 2011, the Company used $2,187,812 of cash in operating activities.  Non-cash adjustments included a cumulative $120,849 loss related to the change in fair value of derivative, warrant and option, and beneficial conversion liabilities, $157,586 related to the amortization of the beneficial conversion feature and debt discounts, a loss of $1,711,416 on the settlement of debt, $807,348 for employee stock-based compensation, $1,911,003 for consultant stock-based compensation, and $12,207 for depreciation.  The Company increased its accounts payable by $82,775 through settlement of debts and cash raised through the sale of securities. It also reduced its accrued expenses by $374,655 through the settlement of debts using equity.

As of September 30, 2011, the Company recorded an increase of $727,166 in inventory.

During the fiscal year ended September 30, 2010, we used $1,496,299 of cash in operating activities. Non-cash adjustments included a cumulative $5,314,754 gain related to the change in fair value of derivative, warrant and option, and beneficial conversion liabilities, $571,461 related to the amortization of the beneficial conversion feature and debt discounts, a gain of $731,137 on the settlement of debt, $442,249 for employee stock-based compensation, $962,354 for consultant stock-based compensation, $45,919 for the impairment of fixed assets, and $18,285 for depreciation. We reduced our accounts payable by $395,852 through settlement of debts and payments made using cash raised through the sale of securities. We also reduced our accrued expenses by $388,963 through the settlement of debts using equity.

Although we installed a MWTS as of September 30, 2010, we recorded a decrease of $490,300 in inventory because of cost savings achieved by using the unit recovered from Innovated Water Equipment, Inc. to build the unit for Wenning Poultry.

Investing Activities

During the fiscal year ended September 30, 2011, the Company acquired property and equipment totaling $3,127 related to office operations.  During the fiscal year ended September 30, 2010, we acquired property and equipment totaling $38,599 related to office operations, and also incurred a charge related to the impairment of assets related to the Anaheim operations.

Financing Activities

Financing activities provided $2,168,540 to the Company during the fiscal year ended September 30, 2011. The Company received $1,821,040 in proceeds from the sale of common stock and $272,500 in short-term notes payable.  Financing activities provided $1,535,000 to the Company during the fiscal year ended September 30, 2010.  The Company received $990,000 in proceeds from the sale of common stock and $545,000 in proceeds from borrowings.

As of September 30, 2011, the Company had an accumulated deficit of $31,899,493. Management anticipates that future operating results will continue to be subject to many of the problems, expenses, delays and risks inherent in the establishment of a developmental business enterprise, many of which the Company cannot control.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table identifies our current executive officers and directors.

Name	Age	Position	Director Since

James R. Currier	65	Chief Executive Officer and Chairman	December, 2009
David R. Wells	49	President, Chief Financial Officer and Director	December, 2009
James Alexander	72	Director	March, 2009
Frank Power	61	Director	March, 2009
Johan Perslow	67	Director	June, 2010

There are no family relationships between any of our directors or executive officers. Our directors serve until the next annual meeting of stockholders and until their successors are elected by our stockholders, or until the earlier of their death, retirement, resignation or removal. Our executive officers are appointed by our board of directors and serve at the board’s discretion. Except as described below under “Certain Relationships and Related Transactions”, there is no arrangement or understanding between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer.

Except for James R. Currier, our Chief Executive Officer and Director, who filed personal bankruptcy in March 2005, to the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Business Experience

James R. Currier. James R. Currier is the Chairman of the board of directors and Chief Executive Officer of Sionix Corporation.  From July 2007 to December 2009 Mr. Currier was the managing partner of a private company with interests in a bio-mass conversion technology involving the mechanical disaggregation of certain bio-wastes into energy and thermal feedstock, edible fiber, pure hydrogen, C5 sugars, and other recoverable elements contained in bio-wastes of high cellulosic and starch content (principally sugar cane bagasse).  From January 2004 to December 2005 he was a founder and CFO of Fireaway LLC, a manufacturer of fire protection, suppression, and extinguishing systems using a revolutionary method of interrupting the chemical chain reaction inherent to fire without eliminating oxygen, heat, or the fuel elements of the fire triangle. In both positions, Mr. Currier was responsible for the acquisition and licensing of highly proprietary non-American based technologies and securing start-up financing. During the period from January 2006 to July 2007, Mr. Currier was retired.  Mr. Currier earned a BA in Political Science and Economics from Western Illinois University in 1973.  Mr. Currier’s experience in acquiring and licensing technologies and in managing the operations of biotechnology companies led us to believe that he should serve as a director.

David R. Wells.  David R. Wells is the President and Chief Financial Officer of Sionix Corporation and he serves on the board of directors. Prior to joining the Company, from December 2005 to September 2009 he was the CFO of Voyant International Corporation. He is also founded DRW Consulting, Inc. (now StoryCorp Consulting) in 2007 which provides services to small growing public companies. Prior to joining Voyant, from July 2003 to October 2005 he served as VP Finance for PowerHouse Technologies Group, Inc. (now Migo Software, Inc.). Mr. Wells possesses over 20 years experience in finance, operations and administrative positions. While mainly focused on technology companies, he has also worked in supply-chain management, manufacturing and the professional services industry. He has experience working with auditors and regulatory agencies to rapidly address non-conforming situations and assisting companies who desire to increase their internal controls.  Mr. Wells earned a BA in Finance and Entrepreneurship from Seattle Pacific University, and holds an MBA from Pepperdine University. Mr. Wells experience in finance, operations and administration and his education led us to believe that he should serve as a director.

James Alexander. Mr. Alexander joined our board in March 2009. From January 1993 to the present, Mr. Alexander has been the General Manager of Alexander Energy, a Nevada general partnership.  Alexander Energy engages in the purchase and management of oil and gas resources, including exploration and production.  Mr. Alexander received a Bachelor of Business Administration from the University of Oklahoma.  Mr. Alexander’s expertise in the oil and gas industry, which is an area in which the Company would like to establish a foothold, led us to believe that he should serve as a director.

Frank Power. Mr. Power joined our board in March 2009. Mr. Power is a 28-year veteran of the aerospace industry.  He has served in a number of executive positions with Sonfarrel Inc. beginning in 1981 where he remains employed as its Chief Executive Officer.  His background covers manufacturing management, operations, sales, and marketing.  He has managed millions of dollars in defense contracts with all of the Tier 1 defense contractors in the United States.  He is a Lean expert, Six Sigma, and an expert in continuous improvement methodology. Mr. Power’s experience in operations, sales and marketing led us to believe that he should serve as a director.

Johan Perslow.  Mr. Perslow joined our board in May 2010. Since 1980 Johan Perslow has founded and remains a key executive of three businesses: PACE, PERC, and Pacific Aquascape.  He is a leading engineer in the water resources industry, a businessman, and an inventor.  Mr. Perslow has been the principal designer, consultant, and construction manager for more than 800 state-of-the-art water-resource projects including recycled water systems, natural-based stormwater management and flood control systems, lake and pumping systems, irrigation-optimization systems, and tertiary water reclamation facilities.  He has also been involved with the structural design of numerous interstate highway bridges and other complex structures such as a replacement design proposal for the World Trade Center in New York City. Mr. Perslow’s extensive experience in water management, treatment, solution engineering and design led us to believe that he should serve as a director.

EXECUTIVE COMPENSATION

Tabular Disclosure Regarding Executive Compensation

The following table reflects all compensation awarded to or earned by our Chief Executive Officer, our two most highly compensated officers other than the Chief Executive Officer who earned in excess of $100,000 during the last completed fiscal year and any other individuals who are no longer serving, but who did serve, as our Chief Executive Officer or as an officer during the last completed fiscal year who earned in excess of $100,000 (collectively referred to in this discussion as the “named executive officers”).

SUMMARY COMPENSATION TABLE

Name/					Warrant/	Non-Equity	Non-Qualified
Principal				Stock	Option	Incentive Plan	Deferred
Position	Year	Salary	Bonus	Awards	Awards(1)	Compensation	Compensation	Other(3)	Total

James R. Currier	2011	131,333	80,000	$-	$321,220	$		8,000	540,553
Chief Executive Officer	2010	$142,500	$20,000	-	$111,038(2)	$-	$-	6,000	$279,538

David R. Wells	2011	$131,333	$80,000	-	$321,220	$-	$-	$8,000	$540,553
President and Chief Financial Officer	2010	$157,000	$20,000	-	$111,038 (2)	$-	$-	$6,000	$294,038
_____________

(1)
This column represents the aggregate grant-date fair value of the awards computed in accordance with FASB ASC Topic 718. These amounts represent the accounting value for these awards and do not necessarily correspond to the actual value that may be realized by the named executive officer. The assumptions used in the calculation of these amounts for the fiscal year ended September 30, 2011 include the following: risk free rate of return of 0.44 – 2.24%; volatility of 152 – 190% dividend yield of 0%; and expected term of 5 years.  The assumptions used in the calculation of these amounts for the fiscal year ended September 30, 2011 are described in Note 15 to our financial statements included elsewhere in this prospectus for the fiscal year ended September 30, 2011. The amounts presented include the value of certain options that were re-priced, as described in Note 15.

(2)
Included in this amount is the incremental fair value of the option grants made to Mr. Currier and Mr. Wells that were re-priced on May 30, 2010. The incremental fair value totaled $36,872 for Mr. Currier and $36,872 for Mr. Wells.

(3)	Other compensation is for automobile allowance.

We have implemented a compensation program for our employees consisting of base salary, cash bonuses and awards of stock options or restricted stock.  We believe that a combination of cash, options for the purchase of common stock, or grants of restricted stock will allow us to attract and retain the services of the individuals who will help us achieve our business objectives, thereby increasing value for our stockholders.  We grant options or restricted stock because we believe that share ownership by our employees is an effective method to deliver superior stockholder returns by increasing the alignment between the interests of our employees and our stockholders. No employee is required to own our common stock.

In setting the compensation for our officers, we look primarily at the person’s responsibilities, at salaries paid to others in businesses comparable to ours, at the person’s experience and education and at our ability to replace the individual. We expect the salaries of our executive officers to remain relatively constant unless the person’s responsibilities are materially changed. During the 2010 and 2011 fiscal years, because we had limited cash resources, we periodically accrued salaries for our executive officers. As of September 30, 2011 we accrued a total of $286,333 in wages due to our employees through that date. It is possible that we will again be unable to pay these salaries in a timely manner until we begin to generate additional cash from sales of our products or we arrange additional financing in the form of equity sales or debt instruments.

We also expect that we may pay bonuses in the future to reward exceptional performance, either by the individual or by the Company.

The following table sets forth certain information concerning stock option awards granted to our named executive officers as of September 30, 2011. No options were exercised by our named executive officers during the last fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
Option Awards
	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised/Unearned Options	Option Exercise Price ($)	Option Expiration Date
Name	Exercisable(a)	Unexercisable
David R. Wells (1)	400,000	0	0	0.06	12/15/2014
James R. Currier (1)	400,000	0	0	0.06	12/15/2014
David R. Wells (2)	400,000	0	0	0.06	12/31/2014
James R. Currier (2)	400,000	0	0	0.06	12/31/2014
David R. Wells (3)	400,000	0	0	0.06	4/1/2015
James R. Currier (3)	400,000	0	0	0.06	4/1/2015
David R. Wells (4)	400,000	0	0	0.06	7/1/2015
James R. Currier (4)	400,000	0	0	0.06	7/1/2015
David R. Wells (5)	400,000	0	0	0.06	10/1/2015
James R. Currier (5)	400,000	0	0	0.06	10/1/2015
James R. Currier (6)	1,000,000	0	0	0.07	12/31/2016
David R. Wells (6)	1,000,000	0	0	0.07	12/31/2016
James R. Currier (6)	1,000,000	0	0	0.09	12/31/2016
David R. Wells (6)	1,000,000	0	0	0.09	12/31/2016
James R. Currier (6)	1,000,000	0	0	0.12	12/31/2016
David R. Wells (6)	1,000,000	0	0	0.12	12/31/2016
James R. Currier (6)	1,000,000	0	0	0.15	12/31/2016
David R. Wells (6)	1,000,000	0	0	0.15	12/31/2016
James R. Currier (6)	500,000	0	0	0.10	12/31/2016
David R. Wells (6)	500,000	0	0	0.10	12/31/2016
James R. Currier (7)	500,000	0	0	0.10	3/31/2016
David R. Wells (7)	500,000	0	0	0.10	3/31/2016
James R. Currier (8)	500,000	0	0	0.10	6/30/2016
David R. Wells (8)	500,000	0	0	0.10	6/30/2016

Vesting dates for options are as follows:
(1) Fully vested December 15, 2009
(2) Fully vested January 1, 2010
(3) Fully vested April 1, 2010
(4) Fully vested July 1, 2010
(5) Fully vested October 1, 2010
(6) Fully vested January 1, 2011
(7) Fully vested April 1, 2011
(8) Fully vested July 1, 2011

Employment Agreements

On December 16, 2009 we entered into an employment agreement with James R. Currier to serve as our Chief Executive Officer. We agreed to pay Mr. Currier a salary of $180,000 per year.  Mr. Currier is eligible to receive a performance bonus of up to 50% of his annual compensation, which, if earned, will be paid one-half in cash and one-half in shares of our common stock.  The performance bonus will be earned upon the achievement by Mr. Currier of certain objectives during the 2010 fiscal year, including: the filing of restated financial statements, timely completion of all required financial statements included with our periodic reports, the achievement of certain revenue milestones, and remaining in the position through December 31, 2010.  A total of $72,000 was earned as of December 31, 2010. Of that amount, $36,000 was payable in 522,617 shares of common stock which have been issued and $36,000 was payable in cash, of which $10,000 has been paid and the balance of $26,000 was converted into 509,804 shares of common stock. We also have granted to Mr. Currier an option to purchase 400,000 shares of our common stock at a price of $0.15 per share.

On May 30, 2010, we amended the option grant made to Mr. Currier through the employment agreement to adjust the exercise price from $0.15 per share of common stock, to $0.06 per share of common stock.  The option was repriced to reflect the then-current market value of our common stock. All other terms and conditions of the option grant remained the same.

On January 1, 2011 we amended our employment agreement with James R. Currier. We agreed to increase Mr. Currier's base pay from $180,000 per year to $200,000 per year for calendar 2011, and we agreed to further adjustments in 2012 and 2013 targeted at $225,000 and $250,000, respectively.   Mr. Currier will be eligible to receive a performance bonus at the discretion of the board, which, if granted, will be payable either in cash or shares of common stock at a price equal to 80% of the volume weighted average price for the applicable bonus period.  We also have granted to Mr. Currier additional options to purchase 1,000,000 shares of our common stock at a price of $0.07 per share, 1,000,000 shares of our common stock at a price of $0.09 per share, 1,000,000 shares of our common stock at a price of $0.12 per share, and 1,000,000 shares of our common stock at a price of $0.15 per share, all of which vested upon grant.

On December 16, 2009 we entered into an employment agreements with David R. Wells to serve as our President and Chief Financial Officer. We agreed to pay Mr. Wells a salary of $180,000 per year.  Mr. Wells is eligible to receive a performance bonus of up to 50% of his annual compensation, which, if earned, will be paid one-half in cash and one-half in shares of our common stock.  The performance bonus will be earned upon the achievement by Mr. Wells of certain objectives during the 2010 fiscal year, including: the filing of restated financial statements, timely completion of all required financial statements included with our periodic reports, the achievement of certain revenue milestones, and remaining in the position through December 31, 2010.  A total of $72,000 was earned as of December 31, 2010. Of that amount, $36,000 was payable in 522,617 shares of common stock which have been issued and $36,000 was payable in cash, of which $10,000 has been paid and the balance of $26,000 remains accrued. We also have granted to Mr. Wells an option to purchase 400,000 shares of our common stock at a price of $0.15 per share.

On May 30, 2010, we amended the option grant made to Mr. Wells through the employment agreement to adjust the exercise price of the option from $0.15 per share of common stock, to $0.06 per share of common stock.  The option was repriced to reflect the then-current market value of our common stock. All other terms and conditions of the option grant remained the same.

On January 1, 2011 we amended our employment agreement with Mr. Wells. We agreed to increase Mr. Well's base pay from $180,000 per year to $200,000 per year for calendar 2011, and we agreed to further adjustments in 2012 and 2013 targeted at $225,000 and $250,000, respectively.   Mr. Wells will be eligible to receive a performance bonus at the discretion of the Board, which, if granted, will be payable either in cash or shares of common stock at a price equal to 80% of the volume weighted average price for the applicable bonus period.  We also granted to Mr. Wells additional options to purchase 1,000,000 shares of our common stock at a price of $0.07 per share, 1,000,000 shares of our common stock at a price of $0.09 per share, 1,000,000 shares of our common stock at a price of $0.12 per share, and 1,000,000 shares of our common stock at a price of $0.15 per share, all of which vested upon grant.

Each of our executives is also entitled to participate in benefit programs offered to other employees of Sionix, including, life, health, dental, accident, disability, or other insurance programs and pension, profit-sharing, 401(k), savings, or other retirement programs, although we are not obligated to adopt or maintain any particular benefit program.

The employment agreements each have a term of three years.  If we fail to give Mr. Currier or Mr. Wells notice at least six months prior to the expiration of the term that the agreement is terminated on the expiration date, then beginning on a date that is six months prior to the scheduled expiration date, the duration of the employment term will be extended an additional day for each day that passes, so that at any time there will not be less than six months remaining in the employment term.

If we terminate either of the employment agreements without cause or if the agreement is terminated as a result of the death of Mr. Currier or Mr. Wells, Mr. Currier or Mr. Wells, or either of their estates, as appropriate, will be entitled to receive, aside from accrued but unpaid salary and accrued benefits, his monthly compensation and benefits for a period of six months following the termination.

Severance and change of control arrangements. Pursuant to their employment agreements, the term of employment for our Chief Executive Officer and our President and Chief Financial Officer extends through December 31, 2013.  These contracts provide for a six month notice period for termination of the contract if notice is provided after July 1, 2012.  The employment agreements with our Chief Executive Officer and our President and Chief Financial Officer also provide for accelerated vesting of the executive’s then outstanding stock options in the event the executive is terminated by us without cause, is constructively terminated, or following a change of control. These arrangements are intended to preserve morale and productivity and to allow these executives to focus on enhancing our business without concern for the impact on their continued employment in the event of a change of control.

Compensation of Directors

The table below sets forth the compensation provided to our directors for services provided by them for the fiscal year ended September 30, 2011. We intend to continue compensating our directors with common stock for the services they provide.

DIRECTOR COMPENSATION
Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)(1)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
James R. Currier	--	--	(2)	--	--	--	--
David R. Wells	--	--	(2)	--	--	--	--
James Alexander		22,764	--	--	--	--	22,764
Johan Perslow		22,764	--	--	--	--	22,764
Frank Power		22,764	--	--	--	--	22,764
William Retz(3)		22,764	--	--	--	--	22,764
_________

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(2)
Mr. Currier and Mr. Wells have each received options to purchase common stock in conjunction with their employment agreements. The option grants have been reported in the Summary Compensation Table above. Mr. Currier and Mr. Wells are not eligible for compensation as directors at this time.

(3)	Mr. Retz resigned as one of our directors in August 2011.

Directors receive compensation payable in our common stock. The number of shares of our common stock that our directors are entitled to receive is determined by dividing $7,500 by the volume weighted average price for each completed quarter during the year, payable in arrears. Directors are also reimbursed for expenses incurred in attending board meetings and other Sionix-related activities.

Insider Participation in Meetings of Directors

Other than Mr. Currier, our Chief Executive Officer, Mr. Wells, our President and Chief Financial Officer, and Mr. Perslow, all of our directors are independent directors.  While Mr. Currier occupies the office of Chairman of the Board, all matters to be acted upon where potential conflicts exist between our executive officers and the Company (for example, the terms of employment agreements, option grants, bonus awards, etc.) are discussed and approved by the non-interested directors on our board of directors.  On matters where a conflict of interest is apparent and Mr. Currier and Mr. Wells have recused themselves, any deadlocked voting is decided by the vote of our senior board member, who effectively functions as a lead independent director.  Currently, Mr. James W. Alexander serves in this role.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director Independence

The OTC Bulletin Board does not have rules regarding director independence. We plan to apply for listing our common stock on the NASDAQ Capital Market immediately following the filing of this Registration Statement, and we expect such listing to occur immediately following the consummation of this offering. Therefore, our determination of the independence of directors is made using the definition of “independent” contained in the listing standards of the NASDAQ Stock Market. On the basis of information solicited from each director, the board has determined that each of Mr. Alexander and Mr. Power has no material relationship with the Company and is independent within the meaning of such rules. In anticipation of the acceptance of our listing application with the NASDAQ Stock Market, we are in the process of interviewing individuals who we believe will enhance the composition of our board of directors and who will also meet the definition of “independence” as set forth in the rules of the NASDAQ Stock Market.

Described below are certain transactions or series of transactions that occurred from October 1, 2008 through the date of this prospectus (the “Period Reported”) between us and our executive officers, directors and the beneficial owners of 5% or more of our common stock, on an as converted basis, and certain persons affiliated with or related to these persons, including family members, in which they had or will have a direct or indirect material interest in an amount that exceeds the lesser of $120,000 or 1% of the average of our total assets as of year-end for the last two completed fiscal years, other than compensation arrangements that are otherwise required to be described under “Executive Compensation.”

In March 2010 we announced a strategic alliance agreement with Pacific Advanced Civil Engineering, Inc. (PACE), an advanced water engineering firm headquartered in Fountain Valley, CA. Under this agreement, PACE has provided continuous engineering oversight of our application specific MWTU and MWTS.  We have also entered into an exclusive services agreement with PERC Water Corporation (PERC), a water recycling and water asset management company headquartered in Costa Mesa, CA.  Under the agreement, PERC has the exclusive right to supply logic controls, including the software, hardware, firmware, panels and networks, including Ethernet, Wi-Fi and/or satellite based telemetry.  Johan Perslow, the founder and a principal shareholder of both PACE and PERC, joined the board of directors of Sionix in June, 2010.

On October 14, 2008, we entered into an agreement with RJ Metal, a company controlled by one of our former directors, Rodney Anderson, to purchase equipment valued at $125,000 in consideration of an aggregate of 833,334 shares of our common stock.  Mr. Anderson received 300,000 of the shares issued.  The market value of our common stock on October 14, 2008 was $0.13 per share.

On November 11, 2008, we entered into a Termination, Separation and Release Agreement (the “Separation Agreement”) with Richard H. Papalian, our former chief executive officer, pursuant to which we and Mr. Papalian mutually agreed to terminate Mr. Papalian’s Employment Agreement dated December 19, 2007, and agreed that such termination would be deemed neither a termination by us for “Cause” nor a termination by Mr. Papalian for “Good Reason”, as those terms are defined in the Employment Agreement, and agreed to a mutual general release of any claims arising from Mr. Papalian’s service as an officer and director.  Mr. Papalian agreed to forfeit all unvested stock options granted to him pursuant to the Notice of Grant of Stock Option dated December 19, 2007, leaving him with a vested option to purchase 2,933,526 shares of our common stock at an exercise price $0.25 per share, after giving effect to anti-dilution adjustments to which Mr. Papalian was entitled pursuant to his Stock Option Agreement dated December 19, 2007.  In addition, we agreed to grant Mr. Papalian a fully vested 5-year option to purchase 3,500,000 shares of our common stock at an exercise price of $0.15 per share in consideration of Mr. Papalian’s acceptance of the Separation Agreement. The fair value of the option on November 11, 2008 was $238,244 at the date of grant and was calculated using the Black Scholes option valuation model with the following assumptions: risk free interest rate of 1.16%, expected volatility of 89.31%, dividend yields of 0% and expected term of 5 years.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

In 1996 our common stock was approved for quotation on the OTC Bulletin Board under the symbol “SINX”. As of December 31, 2011 we had 327,560,984 shares of common stock issued and outstanding and approximately 875 stockholders of record. This does not include an indeterminate number of stockholders whose shares are held by brokers in street name.

The table below sets forth the range of high and low bid quotes of our common stock for each quarter for the last two fiscal years as reported by the OTC Bulletin Board, and our most recent fiscal quarter. The bid prices represent inter-dealer quotations, without adjustments for retail mark-ups, markdowns or commissions and may not necessarily represent actual transactions.

	High	Low
Fiscal Year Ending September 30, 2012
Quarter Ended December 31, 2011	$0.055	$0.02
Quarter Ending March 31, 2012 (through January 12, 2012)	0.05	0.02
Fiscal Year Ended September 30, 2011:
First Quarter	$0.06	$0.04
Second Quarter	0.06	0.04
Third Quarter	0.19	0.04
Fourth Quarter	0.15	0.02

Fiscal Year Ended September 30, 2010:
First Quarter	$0.17	$0.08
Second Quarter	0.17	0.08
Third Quarter	0.11	0.08
Fourth Quarter	0.09	0.05

Assuming the sale of all the shares of common stock being offered and assuming the issuance of all the shares of common stock underlying the warrants and options we had outstanding as of December 31, 2011, we would have [________] shares of common stock outstanding based on the number of shares of our common stock outstanding as of that date. This amount does not include additional shares of common stock that would be issued if our convertible promissory notes and debentures were converted to common stock. The conversion of all of our convertible promissory notes and debentures as of December 31, 2011 would have required us to issue an additional 22,945,454  shares of common stock.

As of December 31, 2011 we had 76,675,643 shares of restricted common stock outstanding, of which approximately 45,005,796 shares may be sold pursuant to Rule 144, promulgated under the Securities Act of 1933.

Dividends

We have never paid any dividends.  We anticipate that any future earnings will be retained for the development of our business and we do not anticipate paying any dividends on our common stock in the foreseeable future.

PLAN OF DISTRIBUTION

We are offering shares of the securities through Northland Securities, Inc. as placement agent. Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SPIC. Subject to the terms and conditions contained in a placement agent agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part, the placement agent has agreed to act as the placement agent for the sale of the securities in this offering. The placement agent is not purchasing or selling any securities by this prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of securities, but it has agreed to use reasonable efforts to arrange for the sale of all of the securities we are offering by this prospectus.

With our consent, the placement agent may engage sub-placement agents and selected securities dealers for the purpose of placing securities. The placement agent will have no obligation to buy any of the securities from us, nor is it required to arrange the purchase or sale of any specific number or dollar amount of the securities. This offering is being made in some jurisdictions to institutional investors only and in other jurisdictions to institutional and non-institutional investors. Each investor will receive a confirmation of sale from one of the placement agents in accordance with Rule 10b-10 of the Exchange Act. We will also enter into subscription agreements directly with investors in connection with the offering. All funds we receive from investors will be deposited in a special non-interest-bearing escrow account under the name of the escrow agent in this offering.

The terms of any such offering will be subject to market conditions and private negotiations between us and prospective purchasers. The placement agent agreement does not give rise to any commitment by the placement agent to purchase any of the securities, and the placement agent will have no authority to bind us by virtue of the placement agent agreement. Further, the placement agent does not guarantee that it will be able to raise new capital in any prospective offering.

We will enter into subscription agreements directly with the purchasers in connection with this offering, and we will only sell to purchasers who have entered into subscription agreements. The placement agent agreement provides that the obligations of the placement agent and the investors are subject to certain conditions precedent, including among other things, the absence of any material adverse change in our business and the receipt of certain opinions, letters and certificates from us or our counsel or independent auditor.

Confirmations and definitive prospectuses will be distributed to all investors who agree to purchase the securities, informing investors of the closing date as to such purchases. We currently anticipate that closing of the sale of [____] securities will take place on or about [____], 2012. Investors will also be informed of the date and manner in which they must transmit the purchase price for their securities. All funds received in payment for the securities sold in this offering will be deposited into an escrow account pursuant to an escrow agreement between us, Northland Securities, Inc., and an escrow agent, and held until we and Northland Securities, Inc. notify the escrow agent that the offering has closed. The escrow agent will not accept any investor funds until the date of this prospectus.

On the scheduled closing date, we will receive funds in the amount of the gross proceeds of the sale of securities in the offering. The placement agent will receive the following items of compensation in accordance with the terms of the placement agent agreement:

•
reimbursement for reasonable accountable out-of-pocket fees and expenses, which will not exceed $125,000 without our prior written approval, which we may not unreasonably withhold; this amount includes reimbursement for the fees and expenses of the placement agent’s legal counsel;

•	a retainer and due diligence fee of $15,000, which has been used solely to reimburse the placement agent for a portion of its reasonable accountable out-of-pocket fees and expenses incurred to date;
•	a commission equal to 7.0% of the gross proceeds of the sale of shares of common stock in the offering;
•
for a purchase price of $50, we will issue the placement agent warrants to purchase a number of shares of our common stock equal to 5.0% of the number of shares of common stock sold in this offering with an exercise price equal to $[____] per share (115% of the per share price of the securities sold in this offering); and

•	a right of first refusal to participate in future securities offerings.

The warrants to be issued to the placements agent at closing will be immediately exercisable, expire five years from the effective date of the registration statement of which this prospectus is a part, and the shares acquirable upon exercise of the warrants have certain “piggyback” registration rights. The warrants to be issued to the placement agent and the shares of common stock acquirable upon exercise thereof may not be sold, transferred, assigned or hypothecated for a period that begins immediately following the date of effectiveness or commencement of sales of the public offering and continues until 180 days from the date of the closing of this offering, except as otherwise permitted by FINRA Rule 5110(g)(2)(A) or any successor rule. In addition, we have granted Northland Securities, Inc. a right of first refusal for 12 months following the final closing of this offering to act as our lead or book running manager in any of our public or private debt or equity offerings during that time, subject to certain exceptions. The estimated offering expenses payable by us, in addition to the placement agent’s commission and reimbursable expenses, are approximately $[____], which includes legal, accounting and printing costs and various other fees associated with registering the securities. After deducting the estimated placement agent’s fees and reimbursable expenses and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $[____] million, assuming we sell all of the securities we are offering.

Pursuant to the placement agent agreement, we have agreed that we will not, and our existing directors and executive officers have agreed they will not, for a period of 90 days from the date of this prospectus (the “Lock-Up Period”), without the prior written consent of the placement agent, directly or indirectly offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, other than (i) our sale of the securities pursuant to this prospectus and (ii) the issuance of restricted common stock or options to acquire common stock pursuant to our employee benefit plans, qualified stock option plans or other employee compensation plans as such plans are in existence on the date hereof and the issuance of common stock pursuant to the valid exercises of options, warrants or rights outstanding on the closing date. In addition, our directors and officers have agreed not to directly or indirectly offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, not to engage in any swap or other agreement or arrangement that transfers, in whole or in part, directly or indirectly, the economic risk of ownership of common stock or any such securities and not to engage in any short selling of any common stock or any such securities, during the Lock-Up Period, without the prior written consent of the placement agent.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the placement agent agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

The transfer agent for our common stock to be issued in this offering is Issuer Direct Corporation located at 500 Perimeter Park Dr, Suite D, Morrisville, NC 27560. Their telephone number is (919) 481-4000. We have applied for listing of our common stock on the NASDAQ Capital Market under the symbol “AQWA”.  No assurance can be given that our application will be approved and this offering is not contingent on the approval of our listing application by The NASDAQ Stock Market. If the application is not approved, our common stock will continue to be traded on the OTC Bulletin Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 31, 2011, information regarding the beneficial ownership of our common stock with respect to each of our executive officers, each of our directors, each person known by us to own beneficially more than 5% of the common stock, and all of our directors and executive officers as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Each individual or entity named has sole investment and voting power with respect to the shares of common stock indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.

Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of December 31, 2011 are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. On December 31, 2011 we had 327,560,984 shares of common stock outstanding.

Name and Address (1)	Number of Shares of Common Stock Beneficially Owned		Percentage of Common Stock
James R. Currier, Chairman and Chief Executive Officer	8,595,921	(2), (3)	2.6%
David R. Wells, President, CFO and Director	8,694,890	(2), (3)	2.7%
James Alexander, Director	3,504,141	(3), (4)	1.1%
Frank Power, Director	467,041	(4)	0.1%
Johan Perslow, Director	467,041	(4)	0.1%
All Officers and Directors as a Group (5 total)	21,729,034		6.6%
___________

(1)	The address for each of our officers and directors is 914 Westwood Blvd., Box 801, Los Angeles, California 90024.
(2)	Consists of an option grant as a result of employment contract dated December 16, 2009 and superseded by an agreement effective January 1, 2011.
(3)	Consists of common shares purchased either in the open market, or directly from the Company.
(4)	Consists of common shares issued as a result of board compensation.

DESCRIPTION OF SECURITIES

General

The following discussion of our securities is qualified in its entirety by our articles of incorporation, as amended, and our bylaws and by the full text of the agreements pursuant to which the securities were issued.  We urge you to review these documents, copies of which have been filed with the Securities and Exchange Commission, as well as the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Common Stock

We are authorized to issue two classes of stock, which are designated as common stock and preferred stock. The total number of shares of common stock that we may issue is 600,000,000, with a par value per share of $0.001. As of December 31, 2011, we had 327,560,984 shares of common stock issued and outstanding that were held of record by approximately 878 stockholders.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.  The holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose.  In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities.  The common stock has no preemptive or conversion rights or other subscription rights.  All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock offered in this offering will be fully paid and not liable for further call or assessment.  Our Articles of Incorporation do not provide for cumulative voting.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, with a par value of $0.001 per share.  No shares of preferred stock are outstanding.

Options

As of December 31, 2011, we had issued and outstanding options for the purchase of up to 40,716,316 shares of common stock to our current and former directors, officers, and employees, with exercise prices ranging from $0.06 to $0.25 per share and a weighted average exercise price of $0.116.

Convertible Notes, Subordinated Convertible Debentures, Subordinated Debentures and Convertible Debentures

Between October 2006 and February 2007, we completed an offering of $750,000 in principal amount of Convertible Notes, which bore interest at 10% per annum and were scheduled to mature at the earlier of (i) 18 months from the date of issuance (ii) an event of default or (iii) the closing of any equity related financing by us in which the gross proceeds are a minimum of $2,500,000. These notes were convertible into shares of our common stock at $0.05 per share or shares of any equity security issued by us at a conversion price equal to the price at which such security is sold to any other party. In the event that a registration statement covering the underlying shares was not declared effective within 180 days after the closing, the conversion price was to be reduced by $0.0025 per share for each 30 day period that the effectiveness of the registration statement was delayed but in no case could the conversion price to be reduced below $0.04 per share.  All obligations under these notes have been satisfied by converting the amount owed into shares of our common stock.

On July 17, 2007, we completed an offering of $1,025,000 in principal amount of Subordinated Convertible Debentures to a group of institutional and accredited investors, which bore interest at the rate of 8% per annum, and matured 12 months from the date of issuance.  These debentures were convertible into shares of the Company’s common stock at an initial conversion rate of $0.22 per share, subject to anti-dilution adjustments. As part of the offering, we issued warrants to purchase 2,329,546 shares of common stock at an initial exercise price of $0.50 per share as well as a warrant to the placement agent to purchase 465,908 shares of common stock. An amendment dated March 13, 2008 reduced the conversion rate of the notes to $0.15 per share and the exercise price of the warrants to $0.30 per share. All obligations under these notes have been satisfied by converting the amount owed into shares of our common stock.

On July 29, 2008, we completed an offering of $1,000,000 in principal amount of 12% Subordinated Convertible Notes to a group of institutional and accredited investors. The 12% Subordinated Convertible Notes were to mature on July 29, 2009 or sooner if declared due and payable by the holder upon the occurrence of an event of default, and they accrue interest at the rate of 12% per annum. The Debentures are convertible into common stock at a conversion price of $0.25 per share (the “Conversion Price”) from and after such time as our authorized common stock was increased, which occurred in March 2010. In the event of an offering of common stock, or securities convertible into common stock, at a price, conversion price or exercise price less than the conversion price (a “dilutive issuance”), then the conversion price of any then outstanding 12% Subordinated Convertible Notes will be reduced to equal such lower price, except in connection with certain exempt issuances. In an event of default, the conversion price will be reduced to $0.15 per share. As part of the offering, we issued warrants to purchase 3,333,333 shares of common stock, which expire five years from the date of grant, are exercisable at an exercise price of $0.30 per share, and may be exercised on a cashless basis at the election of the holder. In the event of a dilutive issuance, the exercise price of the warrants will be reduced to equal the price of the securities issued in the dilutive issuance, except in connection with certain exempt issuances. The exercise price of the warrants was reduced to $0.15 per share in July 2009. A portion of these notes had converted to common stock, and as of December 31, 2011, $1,077,227  in principal and accrued interest amounts remained outstanding.

During December 2009 and January 2010, the Company completed an offering of $240,000 in principal amount of 10% Convertible Debentures to a group of institutional and accredited investors. The 10% Convertible Debentures mature on various dates beginning in May 2010 through June 2010 or sooner if declared due and payable by the holder upon the occurrence of an event of default, and bear interest at the rate of 10% per annum. The debentures are convertible into common stock at a conversion price of $0.15 per share. As part of the above offering, we issued warrants to purchase 1,200,000 shares of common stock at exercise price of $0.25 per share. As of December 31, 2011, $54,428  in principal and accrued interest amounts remained outstanding.

During the period beginning in April 2010 and continuing through December 2011, we issued convertible notes with an interest rate of 8% to a single investor. We borrowed a total of $497,500 and there is remaining outstanding a total of $157,500 in principal amount. The loans are convertible into shares of our common stock at 55% of the market price on the conversion date. The market price is defined as the average of the lowest three trading prices for our common stock during the 10 trading days immediately prior to the conversion date.

On November 8, 2011 we borrowed $300,000 in principal amount pursuant to a 12% debenture. The debenture matures on July 31, 2012.  We have an optional right of redemption prior to maturity.  We must redeem the debenture on the maturity date at a redemption premium of 7.5%.  We granted to the investor a continuing, first priority security interest in certain property belonging to us to secure the prompt payment, performance, and discharge in full of all of our obligations under the debenture, Securities Purchase Agreement, and Pledge Agreement.  Subject to certain conditions being met, at our request the investor must purchase additional debentures in two tranches, each in an amount up to $350,000.

Warrants

We have outstanding warrants to purchase 2,795,453 shares of our common stock that were issued in conjunction with the offering of our 8% Subordinated Convertible Debentures described above.  The warrant exercise price is $0.30 per share.  These warrants were immediately exercisable upon issuance and have a term of five years.

We have outstanding warrants to purchase 850,000 shares of our common stock that were issued in conjunction with an offering in January 2008.  The warrant exercise price is $0.18 per share.  These warrants were immediately exercisable upon issuance and have a term of five years.

We have outstanding warrants to purchase 9,000,000 shares of our common stock that were issued in conjunction with the offering and settlement of our 12% Subordinated Convertible Notes described above.  The warrant exercise price was originally $0.30 per share, but has been reduced to $0.15 per share.  These warrants were immediately exercisable upon issuance and have a term of five years.

We have outstanding warrants to purchase 1,200,000 shares of our common stock that were issued in conjunction with the offering of our 10% Convertible Debentures described above.  The warrant exercise price is $0.25 per share.  These warrants were immediately exercisable upon issuance and have a term of five years.

We have outstanding warrants to purchase 1,066,668 shares of our common stock that were issued in conjunction with an offering in February 2010.  The warrant exercise price is $0.15 per share.  These warrants were immediately exercisable upon issuance and have a term of five years.

We have outstanding warrants to purchase 24,658,326 shares of our common stock that were issued in conjunction with a sale of common stock to various holders from August 2010 through April 2011.  The warrant exercise price is $0.17 per share for the 20,895,826 warrants issued to the purchasing shareholders and $0.06 for the 3,762,500 issued to the finder. All of these warrants were immediately exercisable upon issuance and have a term of five years, and we have registered the underlying common stock for immediate sale through our registration statement that was declared effective by the SEC in May 2011.

We have outstanding warrants to purchase 3,579,722 shares of our common stock that were issued in conjunction with the conversion of certain notes from September 2010 to June 2011.  The warrant exercise price is $0.10 per share.  These warrants were immediately exercisable upon issuance and have a term of five years.

We have outstanding warrants to purchase 10,730,312 shares of our common stock that were issued in conjunction with services provided.  The weighted average exercise price is $0.22 per share.  These warrants were immediately exercisable upon issuance and have a term of 5 years.

We have outstanding warrants to purchase 10,760,000 shares of our common stock that were issued in conjunction with certain settlements. The weighted average exercise price is $0.13 per share. These warrants were immediately exercisable upon issuance and have terms between 3 and 5 years.

We have outstanding warrants to purchase 4,380,000 shares of our common stock that were issued in conjunction with advisory board services.  The weighted average exercise price is $0.25 per share.  These warrants were immediately exercisable upon issuance and have a term of 5 years.

We have outstanding warrants to purchase 1,000,000 shares of our common stock that were issued to former board members.  The exercise price is $0.25 per share.  These warrants were immediately exercisable upon issuance and have a term of 5 years.

We have outstanding warrants to purchase 8,333,333 shares of our common stock that were issued in conjunction with a sale of common stock to Wenning Poultry in May 2010.  The warrant exercise price was originally $0.17 per share.  In April 2011, as part of an agreement with Wenning Poultry, we reduced the exercise price to $0.07 per share. These warrants were immediately exercisable upon issuance and have a term of five years.

We have outstanding warrants to purchase 15,000,000 shares of our common stock that were issued in August 2011 in return for $75,000 in cash.  The exercise price is $0.07 per share.  These warrants were immediately exercisable upon issuance and have a term of two years.

On November 9, 2011, we completed a private placement in which we sold 1,666,667 units of our securities to an accredited investor at a purchase price of $0.06 per unit for aggregate gross proceeds of $100,000.  Each unit consisted of one share of common stock and a warrant for the purchase of one-half a share of common stock, for a total of 833,333 shares of common stock.  The warrants are exercisable at a price of $0.17 per share and expire on November 9, 2014.

Preemptive Rights

From September 2010 through December 2011, we entered into Securities Purchase Agreements with Asher Enterprises, Inc. in which Asher was granted a right of first refusal to purchase shares of our common stock with respect to any equity financing that we conduct within twelve months of the closing date of each sale pursuant to the applicable Securities Purchase Agreement. Asher has waived such rights with respect to this offering, but there is no guarantee that Asher will waive its rights with respect to any future equity financing that we might seek conduct.

Certain Anti-Takeover Provisions of Nevada Law

We are subject to Nevada’s Combination with Interested Stockholders Statute (NRS 78.411 et. seq.).

The Combination with Interested Stockholders Statute prevents an “interested stockholder” and an applicable Nevada corporation from entering into a “combination,” unless certain conditions are met. A “combination” means any merger or consolidation with an “interested stockholder” or affiliate of an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” or affiliate of an “interested stockholder”:

•	having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

•	having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding shares of the corporation; or

•	representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means (i) the beneficial owner of 10% or more of the voting shares of the corporation or (ii) an affiliate or associate of the corporation who at any time within 3 years immediately prior to the date in question was the beneficial owner of 10% or more of the voting shares of the corporation. A corporation may not engage in a “combination” within three years after the interested stockholder acquired his shares unless the combination or the purchase of shares made by the interested stockholder was approved by the board of directors before the interested stockholder acquired such shares. If this approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated (a) if it is approved by a majority of the voting power held by disinterested stockholders or (b) if the consideration to be paid by the interested stockholder for disinterested shares of common and preferred stock, as applicable, is at least equal to the highest of:

•
the highest price per share of such stock paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which the person became an interested stockholder, whichever is higher, plus interest from that date through the date of consummation of the combination and less any dividends paid during the same period;

•
the market value per share of such stock on the date of the announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, plus interest from that date through the date of consummation of the combination and less any dividends paid during the same period; or

•
for the holders of preferred stock, the highest liquidation value of the preferred stock, if it is greater than the value of both of the above, as applicable to preferred stock pursuant to the statute.

Preferred Stock

The certificate of amendment to our articles of incorporation, which was approved by our stockholders on March 17, 2010, expressly granted to our Board of Directors the authority to issue, from time to time, preferred stock of any series and, in connection with the creation of each such series, to fix by the resolution the number of shares of such series, and the designations, powers, preferences, and rights, and the qualifications, limitations and restrictions, of such series, to the full extent now or hereafter permitted by the laws of the State of Nevada.  The authority of the Board of Directors with respect to each series of the preferred stock includes, but is not limited to, determination of the following:

•	The number of shares constituting that series and the distinctive designation of that series;

•
The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

•	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

•
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

•
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

•	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

•
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

•	Any other relative rights, preferences and limitations of that series.

We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in this offering.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the common stock being offered in this offering.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement.  For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.  Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete.  If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed.  Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.  The reports and other information we file with the Securities and Exchange Commission can be read and copied at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549.  Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at the principal offices of the Securities and Exchange Commission, 100 F Street, N.E., Washington D.C. 20549.  You may obtain information regarding the operation of the public reference room by calling 1 (800) SEC-0330.  The Securities and Exchange Commission also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and we file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

EXPERTS

Kabani & Company, an independent registered public accounting firm, audited our financial statements at September 30, 2011 and 2010, as set forth in their report. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on the reports of Kabani & Company, given on their authority as experts in accounting and auditing.

LEGAL MATTERS AND INTERESTS OF NAMED EXPERTS

Richardson & Patel LLP, located at 750 Third Avenue, 9th Floor, New York, New York 10017 and 1100 Glendon Avenue, 8th Floor, Los Angeles, California 90024, has rendered an opinion relating to the issuance of the common stock being registered. Richardson & Patel LLP and its principals have accepted our common stock in exchange for services rendered to us in the past and, although the law firm and its principals are under no obligation to do so, they may continue to accept our common stock for services rendered by them. As of the date of this prospectus, Richardson & Patel LLP and its principals collectively own 8,771,628 shares of our common stock, and warrants to purchase up to 1,191,000 shares of our common stock. Faegre Baker Daniels LLP, located at 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402, has acted as counsel for the placement agent.

SIONIX CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Sionix Corporation

We have audited the accompanying balance sheets of Sionix Corporation (a Nevada corporation) as of September 30, 2011 and 2010 and the related statements of operations, stockholders' deficit, and cash flows for the years ended September 30, 2011 and 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sionix Corporation as of September 30, 2011 and 2010 and the results of its operations and its cash flows for the years ended September 30, 2011 and 2010 in conformity with accounting principles generally accepted in the United States of America.

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has incurred cumulative losses of $31,899,493. In addition, the company has had negative cash flow from operations for the period ended September 30, 2011 of $2,187,812.  These factors along with those discussed in Note 15 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 15.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Kabani & Company, Inc.
Certified Public Accountants

Los Angeles, California.
December 20, 2011

Sionix Corporation
Balance Sheets
September 30, 2011 and 2010

	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$685	$23,084
Other receivable	12,173	1,500
Inventory	1,306,326	579,160
Other current assets	26,676	11,750
Total current assets	1,345,860	615,494
Non-current assets:
Property and equipment, net	29,519	38,599

Total assets	$1,375,379	$654,093

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$520,322	$215,842
Accrued expenses	1,006,814	943,485
Deferred revenue	-	300,000
Notes payable - related parties	25,000	27,000
Convertible notes, net of debt discount	934,567	1,470,776
10% subordinated convertible notes	-	56,615
Derivative liability	320,516	137,053
Total current liabilities	2,807,219	3,150,771

Stockholders' deficit:
Preferred stock, $0.001 par value, 10,000,000 shares authorized at September 30, 2011 and 2010	-	-
Common stock, $0.001 par value (600,000,000 shares authorized; 299,331,673 and 217,154,741 shares issued and outstanding at September 30, 2011 and 2010, respectively)	299,332	217,155
Additional paid-in capital	30,168,321	22,885,234
Accumulated deficit	(31,899,493)	(25,599,067)
Total stockholders' deficit	(1,431,840)	(2,496,678)
Total liabilities and stockholders' deficit	$1,375,379	$654,093

The accompanying notes are an integral part of these financial statements.

Sionix Corporation
Statements of Operations
Years Ending September 30, 2011 and 2010

	2011	2010

Net revenues	$-	$1,620,000

Cost of sales	-	1,093,748

Gross profit	-	526,252

Operating expenses
General and administrative	3,177,296	1,680,436
Sales and marketing	449,588	247,042
Research and development	562,179	360,982
Depreciation	12,207	18,285
Total operating expenses	4,201,270	2,306,745

Loss from operations	(4,201,270)	(1,780,493)

Other income (expense)
Interest expense and financing costs	(499,398)	(902,209)
Gain (loss) on change in fair value of:
Derivative liability	(120,849)	(5,188)
Warrant and option liability	-	4,359,957
Beneficial conversion liability	-	959,985
Other income	470,128	-
Legal settlements	(236,821)	(25,000)
(Loss) gain on settlement of debt	(1,711,416)	731,137
Loss on asset disposition	-	(45,919)
Total other income (expense)	(2,098,356)	5,072,763

(Loss) income before income taxes	(6,299,626)	3,292,270
Income taxes	(800)	(800)
Net (loss) income attributable to common shareholders	$(6,300,426)	$3,291,470

Basic (loss) income per share	$(0.02)	$0.02
Diluted (loss) income per share	$(0.02)	$0.02

Basic weighted average number of shares of common stock outstanding	256,816,636	156,785,125
Diluted weighted average number of shares of common stock outstanding	256,816,636	187,290,446

The accompanying notes are an integral part of these financial statements.

Sionix Corporation
Statements of Stockholders' Deficit
Years Ending September 30, 2011 and 2010

	Common Stock		Additional	Shares		Total
	Number		Paid-in	to be	Accumulated	Stockholders'
	of Shares	Amount	Capital	Issued	Deficit	Deficit

Balance at September 30, 2009	148,314,046	$148,313	$12,089,664	$400	$(28,890,537)	$(16,652,160)
Conversion of notes payable into common stock	37,629,046	37,629	3,212,085	(25,868)	-	3,223,846
Common stock issued for services	11,988,318	11,990	950,811	(447)	-	962,354
Common stock issued for cash	18,583,331	18,583	971,417	-	-	990,000
Fair value of derivative liabilities transferred to equity	-	-	4,689,583	-	-	4,689,583
Common stock issued for extension of notes payable	640,000	640	529,425	25,915	-	555,980
Share based payments	-	-	442,249	-	-	442,249
Net income	-	-	-	-	3,291,470	3,291,470

Balance at September 30, 2010	217,154,741	217,155	22,885,234	-	(25,599,067)	(2,490,878)
Conversion of notes payable into common stock	23,696,276	23,696	2,437,177	-	-	2,468,024
Common stock issued for services	20,040,322	20,040	1,890,963	-	-	1,911,003
Common stock issued for cash	32,473,667	32,474	1,788,566	-	-	1,821,040
Warrants issued for cash	-	-	75,000	-	-	75,000
Cashless warrant exercises	166,667	167	(167)	-	-	-
Common stock issued settlement of accounts payable	5,800,000	5,800	284,200	-	-	290,000
Share based payments	-	-	807,348	-	-	807,348
Net loss	-	-	-	-	(6,300,426)	(6,300,426)

Balance at September 30, 2011	299,331,673	$299,332	$30,175,472	$-	$(31,899,493)	$(1,431,840)

The accompanying notes are an integral part of these financial statements.

Sionix Corporation
Statements of Cash Flows
Years Ending September 30, 2011 and 2010

	2011	2010

Cash flows from operating activities
Net (loss) income	$(6,300,426)	$3,291,470
Adjustments to reconcile net (loss) income to net cash used by operating activities:
Depreciation	12,207	18,285
Amortization of beneficial conversion feature and debt discounts	157,586	571,461
Share based payments	807,348	442,249
Common stock issued for services	1,911,003	962,354
Loss (gain) on change in fair value of:
Derivative liability	120,849	5,188
Warrant and option liability	-	(4,359,957)
Beneficial conversion liability	-	(959,985)
Loss (gain) on settlement of debt	1,711,416	(731,137)
Impairment of property and equipment	-	45,919
(Increase) decrease in:
Inventory	(727,166)	490,300
Other current assets	(38,059)	25,948
Other assets	-	28,495
Increase (decrease) in:
Accounts payable	82,775	(395,852)
Accrued expenses	374,655	388,963
Deferred revenue	(300,000)	(1,320,000)
Net cash used by operating activities	(2,187,812)	(1,496,299)

Cash flows from investing activities:
Purchase of property and equipment	(3,127)	(38,599)
Cash flows from financing activities:
Borrowings	272,500	545,000
Warrants issued for cash	75,000	-
Common stock issued for cash	1,821,040	990,000
Net cash provided by financing activities	2,168,540	1,535,000

Net (decrease) increase in cash and cash equivalents	(22,399)	102
Cash and cash equivalents, beginning of year	23,084	22,982
Cash and cash equivalents, end of year	$685	$23,084

SUPPLEMENTARY CASH FLOW INFORMATION:
Income taxes paid	$3,673	$-
Interest paid	$-	$-

The accompanying notes are an integral part of these financial statements.

Sionix Corporation
Notes to Financial Statements

Note 1 – Organization and Description of Business

Sionix Corporation (the "Company") was incorporated in Utah in 1996.  The Company was formed to design, develop, and market automatic water filtration systems primarily for small water districts. Sionix exited the Development Stage as of December 31, 2009 upon recognition of the revenue from the sale of a system.

The Company completed its reincorporation as a Nevada corporation effective July 1, 2003. The reincorporation was completed pursuant to an Agreement and Plan of Merger between Sionix Corporation, a Utah corporation ("Sionix Utah") and its wholly-owned Nevada subsidiary, Sionix Corporation ("Sionix Nevada"). Under the merger agreement, Sionix Utah merged with and into Sionix Nevada, and each share of Sionix Utah’s common stock was automatically converted into one share of common stock, par value $0.001 per share, of Sionix Nevada. The merger was effected by the filing of Articles of Merger, along with the Agreement and Plan of Merger, with the Secretary of State of Nevada.

Note 2 –Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Significant estimates include collectability of accounts receivable, accounts payable, sales returns, and recoverability of long-term assets.

Cash and Cash Equivalents

Cash and cash equivalents represent cash and short-term, highly liquid investments with original maturities of three months or less.

Inventory

Inventory is stated at the lower of cost or market, with cost generally determined on a first-in, first-out basis. Management utilizes specific product identification, historical product demand, and comparison of inventory costs to market value as the basis for determining the need for an excess or obsolete inventory reserve. Changes in market conditions, lower than expected customer demand, or changes in technology or features are also considered by management in determining whether an allowance for obsolete inventory is required. As of September 30, 2011 and 2010, management believes that no such reserve is required.

Property and Equipment

Property and equipment is stated at cost. The cost of additions and improvements are capitalized while maintenance and repairs are expensed as incurred. Depreciation of property and equipment is provided on a straight-line basis over the estimated useful lives of the assets, ranging from 3 to 5 years.

Impairment of Long-Lived Assets

The Company tests long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.

Derivatives

Derivative instruments are recognized as either assets or liabilities and are measured at fair value. Changes in the fair value of derivatives are recognized in earnings in the period of change.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are categorized based on whether or not the inputs are observable in the market and the degree that the inputs are observable. The categorization of financial assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The Company's financial instruments primarily consist of cash and cash equivalents, accounts payable, accrued expenses, and short-term debt. As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented on the balance sheet. This is primarily attributed to the short maturities of these instruments. The Company did not identify any other non-recurring assets and liabilities that are required to be presented in the balance sheets at fair value.

Advertising

The cost of advertising is expensed as incurred, and included in sales and marketing expense. Total advertising costs were $20,930 and $8,000 for the years ending September 30, 2011 and 2010, respectively.

Revenue Recognition

Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. The Company recognizes revenue net of an allowance for estimated returns at the time of sale. The allowance for sales returns is estimated based on the Company’s historical experience. Sales taxes are presented on a net basis (excluded from revenues and costs). Shipping and handling costs billed to customers is included in net revenue and those costs not billed to customers are included in operating expenses.

Research and Development

The cost of research and development is expensed as incurred. Total research and development costs were $562,179 and $360,982 for the years ended September 30, 2011 and 2010, respectively.

Income Taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

Stock-Based Compensation

The costs of all employee stock options, as well as other equity-based compensation arrangements, are reflected in the consolidated financial statements based on the estimated fair value of the awards on the grant date. That cost is recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). Stock compensation for stock granted to non-employees is determined as the fair value of the consideration received or the fair value of equity instruments issued, whichever is more reliably measured.

Earnings per Share

Basic earnings per share are computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

	For the Year Ended September 30, 2010
		Weighted Average
	Income	Number of Shares	Amount per
	(Numerator)	(Denominator)	Share
Basic Earnings Per Share
Income available to common stockholders	$3,291,470	156,785,125	$0.02

Effect of Dilutive Securities
Stock options	-	969,547
Convertible debt	744,851	29,535,774

Diluted earnings per share
Adjusted income available to common stockholders	$4,036,321	187,290,446	$0.02

For the year ended September 30, 2011, the aforementioned securities were determined to be anti-dilutive and the number of shares used to determine basic and diluted earnings per share were the same.

Recently Issued Accounting Pronouncements

In September 2011, the FASB issued ASU No. 2011-08, “Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment.” ASU No. 2011-08 provides companies an option to perform a qualitative assessment to determine whether further goodwill impairment testing is necessary. If, as a result of the qualitative assessment, it is determined that it is more likely than not that a reporting unit’s fair value is less than its carrying amount, the two-step quantitative impairment test is required. Otherwise, no further testing is required. ASU No. 2011-08 will be effective for the Company for goodwill impairment tests performed in the fiscal year ending September 30, 2013, with early adoption permitted. The adoption of this guidance is expected to have no impact on the Company’s consolidated financial condition and results of operations.

In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income.” ASU No. 2011-05 eliminates the option to present components of other comprehensive income as part of the statement of shareholders’ equity. All non-owner changes in shareholders’ equity instead must be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Also, reclassification adjustments for items that are reclassified from other comprehensive income to net income must be presented on the face of the financial statements. ASU No. 2011-05 will be effective for the Company for the quarter ending December 31, 2012. The adoption of this guidance will have no impact on the Company’s financial condition and results of operations.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” ASU No. 2011-04 clarifies and changes the application of various fair value measurement principles and disclosure requirements, and will be effective for the Company in the second quarter of fiscal 2012 (January 1, 2012). The adoption of this guidance will have no impact on the Company’s consolidated financial condition and results of operations.

In April 2010, the FASB issued ASU No. 2010-17, Revenue Recognition – Milestone Method (Topic 605), to provide guidance on the criteria that should be met for determining whether the milestone method of revenue recognition is appropriate. The amendments in the update are effective on a prospective basis for milestones achieved for fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early adoption is permitted.  The Company is currently assessing the future impact of this new accounting update to its financial statements.

Note 3 – Property and Equipment

Property and equipment consisted of the following at September 30, 2011 and 2010:

	2011	2010

Machinery and equipment	$41,726	$38,599
Less accumulated depreciation	(12,207)	-

Property and equipment, net	$29,519	$38,599

Depreciation expense for the years ended September 30, 2011 and 2010 was $12,207 and $18,285, respectively.

During the year ended September 30, 2010, the Company determined that certain property and equipment was impaired and/or no longer in use, and recognized a loss on disposition in the amount of $45,919.

Property and equipment acquired during September, 2010 had not been placed in service as of September 30, 2010 and therefore no depreciation expense was recognized for such assets.

Note 4 – Accrued Expenses

Accrued expenses consisted of the following at September 30, 2011 and 2010:

	2011	2010

Accrued salaries	$564,458	$77,000
Interest payable	236,229	256,777
Claims payable	15,334	290,000
Other accrued expenses	190,793	319,708

Total accrued expenses	$1,006,814	$943,485

During the year ending September 30, 2011, the Company issued 5,800,000 shares of common stock, valued at $290,000, to settle the claims payable balance as of September 30, 2010. Also during the year ending September 30, 2011, certain notes payable described in Note 9 were converted into common stock; included in the conversion amount was accrued interest of $216,966.

Note 5– Deferred Revenue

In June 2010, the Company received an order for a Mobile Water Treatment System (“MWTS”), which required a deposit. As of December 31, 2010, the Company had completed its design and manufacture of the system and put the unit in place and as of September 30, 2010, customer deposits were $300,000, and classified as deferred revenue.

In March 2011, the Company entered into a settlement agreement with the MWTS customer, which included return of the MWTS unit to the Company, forfeiture of customer deposits, and re-pricing of a warrant previously issued to the customer. Other income of $470,128 was recognized in the year ended September 30, 2011, representing the net impact of the above items.

Note 6 – Notes Payable – Related Parties

The Company has received advances in the form of unsecured promissory notes from stockholders. The original date of these advances was November 2009 and March 2011. These notes bear interest at rates up to 10% and are due on demand. As of September 30, 2011 and 2010, such notes payable amounted to $25,000 and $27,000, respectively. Accrued interest on the notes amounted to $16,885 and $15,486 at September 30, 2011 and 2010, respectively, and is included in accrued expenses. Interest expense on these notes for the years ended September 30, 2011 and 2010 amounted to $2,636 and $10,308, respectively.

No demand for payment has been made as of September 30, 2011. During the year ending September 30, 2010, $80,000 of principal and $77,098 of accrued interest were converted into common stock as more fully described in Note 9.

Note 7 – Convertible Notes

At September 30, 2011 and 2010, convertible notes payable amounted to $934,567 and $1,470,776, respectively, net of discounts of $143,871 and $111,808, respectively. The notes bear interest at 10% - 12% per annum, and are convertible into common stock of the Company at $0.15 - $0.25 per share (as well as variable conversion rates described below). The notes are due at various dates through June, 2012 and are unsecured.

During the years ended September 30, 2011 and 2010, the Company issued $272,500 and $145,000, respectively, of convertible debentures that are convertible into common stock of the Company at variable conversion rates that provide a fixed return to the note-holder (of which $167,500 is outstanding as of September 30, 2011). Under the terms of the notes, however, the Company could be required to issue additional shares in the event of default. Due to these provisions, the Company determined that the conversion option should be bifurcated from the notes and valued separately. This conversion option has been recorded as a derivative liability, is being amortized over the terms of the related notes, and is carried at fair value in the accompanying balance sheet. During the years ended September 30, 2011 and 2010, the change in the fair value of this derivative liability amounted to ($120,849) and ($5,188), respectively.

During the year ended September 30, 2010, the Company issued $400,000 of convertible debentures that included warrants to purchase 2,266,667 shares of common stock at $0.25- $0.30 per share. The Company determined that the fair value of the warrants, using the method described in Note 11, amounted to $391,504 which was recorded as a debt discount. For certain notes, the Company also determined that there was a beneficial conversion feature that should be recognized, and recorded a related debt discount of $55,161 for the year ended September 30, 2010.

During the year ended September 30, 2010, the Company issued 640,000 shares of common stock valued at $555,980 in connection with the extension of the due dates for short-term promissory notes. Such shares were recorded as a debt discount.

The debt discounts described above were originally amortized over the extended terms of the related notes. As a result of the note conversions described below and in Note 9, such discounts were eliminated as a result of the conversions.

Note 8 – Subordinated Notes

At September 30, 2011 and 2010, subordinated notes amounted to $0 and $56,615, respectively. Such Subordinated Debentures (which were unsecured) matured on December 31, 2008, bore interest at the rate of 10% per annum, and were subordinated to certain notes described in Note 7, above.

As more fully described in Note 9, subordinated note-holders owed $480,159 (including interest) accepted the Company’s offer to convert their debt into 8,002,650 shares of common stock during the year ended September 30, 2010. During the year ended September 30, 2011, subordinated note-holders owed $67,267 (including interest) accepted the Company’s offer to convert their debt into 695,150 shares of common stock.

Note 9 – Note Conversions

During the year ended September 30, 2011, the Company issued 23,696,276 shares of common stock for conversion of debt in the amount of $1,055,591 (including interest). In connection with the conversions, the Company issued warrants to purchase 979,167 shares of common stock, and issued warrants to purchase 6,500,000 shares of common stock to replace warrants to purchase 4,166,666 shares of common stock. In connection with the conversion of such debt, the Company recognized a loss of $787,727 as more fully described in Note 10.

During the year ended September 30, 2010, the Company issued 37,629,046 shares of common stock for conversion of debt in the amount of $2,071,668 (including interest). The conversions were effected as a result of the Company’s extension of an offer to substantially all of its note-holders to convert their outstanding notes, plus accrued interest, into common stock of the Company at a specific conversion price, generally $0.06 per share. Certain note-holders with rights to lower conversion prices were given the opportunity to convert their notes at proportionately reduced conversion prices. In connection with the conversion of such debt, the Company recognized a loss of $1,073,457 as more fully described in Note 10.

Note 10 – Gain (Loss) on Settlement of Debt

For the years ended September 30, 2011 and 2010, gain (loss) on settlement of debt consisted of:

	2011	2010

Loss on conversion of debt	$(1,057,346)	$(1,073,457)
Gain on negotiated settlements	-	1,718,742
Other	(654,070)	85,852

(Loss) gain on settlement of debt	$(1,711,416)	$731,137

As described in Note 9, the Company converted certain notes payable into common stock during the years ended September 30, 2011 and 2010, recognizing losses of $1,161,457 and $1,073,457, respectively as a result of the conversion.

In July 2010, Ascendiant Capital Group, LLC ("Ascendiant") sued the Company in Orange County Superior Court (later moved to Los Angeles County Superior Court) for failure to repay approximately $520,000 in debt owed by the Company to Ascendiant. This debt was incurred by the Company in the ordinary course of its business and was subsequently acquired from the original creditors by Ascendiant.  On August 18, 2010, the Company and Ascendiant entered into a Settlement Agreement pursuant to which the Company agreed to issue 4,000,000 shares of its common stock to Ascendiant in exchange for extinguishment of the claims against the Company and dismissal of the litigation. On August 20, 2010, the presiding judge entered an Order Approving Settlement of Claim (the “Order”), pursuant to which the Settlement Agreement became binding on the Company and Ascendiant, and, on August 23, 2010, the Settlement Shares were issued to Ascendiant.

The terms and conditions of the issuance of the Settlement Shares were approved, after a hearing upon the fairness of such terms and conditions at which Ascendiant had the right to appear.  The issuance of the Settlement Shares was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 3(a)(10) of such Act.

In connection with the Ascendiant matter described above, as well as other negotiated settlements, the Company recognized a gain on settlement of debt in the amount of $1,718,742.

Note 11 – Warrant and Option Liability and Beneficial Conversion Features Liability

In prior years, the Company issued warrants as part of debt issuances, stock issuances, and services.  The warrants and options qualified as derivative instruments as there were insufficient authorized common shares. In addition, the Company issued certain convertible promissory notes. Because there were insufficient authorized shares to fulfill all potential conversions, the Company classified all embedded conversion options as liabilities.

In March, 2010, the Company received shareholder approval to increase the authorized number of commons shares which had the effect of eliminating the warrant and option liability and the beneficial conversion features liability.

The Company recognized a gain on the fair value of the warrant and option liability of $4,359,957 for the year ended September 30, 2010 and recognized a gain on the change in fair value of the beneficial conversion liability of $959,985 for the year ended September 30, 2010.

Note 12 – Income Taxes

Income tax for the years ended September 30, 2011 and 2010 is summarized as follows:

	2011	2010
Current:
Federal	$-	$639,500
State	800	95,300
Deferred benefit	(2,300,000)	-
Change in valuation allowance	2,300,000	(734,000)
Income tax expense	800	800

Through September 30, 2011, the Company incurred net operating losses for tax purposes of approximately $32,300,000. The net operating loss carry forward for federal and state purposes may be used to reduce taxable income through the year 2031. The availability of the Company's net operating loss carry forward is subject to limitation if there is a 50% or more positive change in the ownership of the Company's stock.

The gross deferred tax asset balance as of September 30, 2011 is approximately $12,550,000.  A 100% valuation allowance has been established against the deferred tax assets, as the utilization of the loss carry forward cannot reasonably be assured.   Components of the deferred tax assets are limited to the Company’s net operating loss carryforwards, and are presented as follows at September 30:

	2011	2010
Deferred tax assets (liabilities):
Net operating loss carryforwards	$12,550,000	$10,250,000
Deferred tax assets, net	12,550,000	10,250,000
Valuation allowance	(12,550,000)	(10,250,000)

Net deferred tax assets	$-	$-

Differences between the benefit from income taxes and income taxes at the statutory federal income tax rate are as follows for years ended September 30:

	2011		2010
	Amount	Rate	Amount	Rate

Tax expense (benefit) at federal statutory rate	$(2,017,000)	-34.0%	$1,157,000	34.0%
State taxes, net of federal benefit	(361,200)	-6.1%	209,800	6.1%
Change in warrant and option liability	-	-	(1,700,000)	-49.9%
Change in beneficial conversion liability	-	-	(374,000)	-11.0%
Other	79,000	1.4%	(26,000)	-0.8%
Net operating loss carryforward	2,300,000	38.7%	734,000	21.6%
Tax expense at actual rate	$800	0.0%	$800	0.0%

Note 13 – Stockholders’ Deficit

Common Stock

The Company has 600,000,000 authorized shares of common stock, par value $0.001 per share. As of September 30, 2011 and 2010, the Company had 299,331,673 and 217,154,741 shares of common stock issued, respectively.

During the year ended September 30, 2011, the Company issued 23,696,276 shares of common stock for conversion of debt in the amount of $1,055,591 including interest. During the year-ended September 30, 2010, the Company issued 37,629,046 shares of common stock for conversion of debt in the amount of $2,071,668 including interest.

During the years ended September 30, 2011 and 2010, the Company issued 20,040,322 and 11,988,318 shares of common stock valued at $1,911,003 and $962,354, respectively for outside services.

During the years ended September 30, 2011 and 2010, the Company issued 0 and 640,000 shares of common stock valued at $0 and $555,980, respectively for the extension of due dates for debt as described in Notes 6 through 9.

During the year ended September 30, 2011, the Company issued 32,473,667 shares of common stock together with warrants to purchase 16,236,833 shares of common stock, for gross proceeds of $1,821,040 ($0.06 per share). The warrants issued are exercisable at $0.07 to $0.17 per share and expire from two to five years from the date of issuance. The Company paid finders’ fees of $155,000, and issued warrants for the purchase of  1,637,500 shares of common stock at a purchase price of $0.06 in connection with this investment.

During the year ended September 30, 2010, the Company issued 18,583,331 shares of common stock together with warrants to purchase 9,921,666 shares of common stock, for gross proceeds of $1,115,000 ($0.06 per share). The warrants issued are exercisable at $0.17 per share and expire five years from the date of issuance. The Company paid finders’ fees of $125,000 and issued warrants for the purchase of  2,125,000 shares of common stock at a purchase price of $0.06 in connection with this investment.

Employee Stock Options and Warrants

A summary of the Company’s activity for employee stock options and warrants:

				Weighted
		Weighted		Average
		Average	Aggregate	Remaining
	Number	Exercise	Intrinsic	Contractual
	of Options	Price	Value	Life

Outstanding at October 1, 2010	24,501,316	$0.13	$-	2.55
Granted	14,365,000	0.10
Expired	-	-
Forfeited	-	-
Exercised	-	-
Outstanding at September 30, 2011	38,866,316	$0.12	$65,650	3.01
Exercisable at September 30, 2011	38,331,631	$0.12	$64,974	2.99

Options outstanding and exercisable as of September 30, 2011:

		Weighted		Weighted
		Average		Average
		Remaining		Remaining
Exercise	Options	Contractual	Options	Contractual
Price	Outstanding	Life	Exercisable	Life
$0.06	6,565,000	3.77	6,497,438	3.76
$0.07	2,000,000	4.25	2,000,000	4.25
$0.09	2,000,000	4.25	2,000,000	4.25
$0.10	9,416,850	2.82	9,416,850	2.82
$0.12	8,450,940	2.53	8,450,940	2.53
$0.14	500,000	3.06	32,877	3.06
$0.15	7,000,000	3.06	7,000,000	3.06
$0.25	2,933,526	1.22	c,933,526	1.22
	38,866,316	3.01	38,331,631	2.99

During the year ended September 30, 2011, the Company granted a total of 14,365,000 options and warrants to certain officers and employees. Certain options and warrants vested immediately upon grant and have a term of five years; other options and warrants with a two-year term vest ratably over the vesting period. The weighted average grant-date fair value of these options and warrants was $831,670.   The fair value of these options and warrants was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

•	risk free rate of return of 0.44% – 2.24%;

•	volatility of 152% – 190%;

•	dividend yield of 0%; and

•	expected term of 2-5 years.

During the year ended September 30, 2011, the Company amended the terms of 1,583,200 options granted to former officers. The officers’ options had an original exercise price of $0.15 - $0.25 per share, and were re-priced to $0.10 per share. The Company compared the fair value of the options immediately before and immediately after the amendments, and determined that the excess fair value of $36,542 should be recorded as compensation expense.

Stock Warrants

A summary of the Company’s warrant activity with non-employees:

		Weighted
		Average	Aggregate
	Number	Exercise	Intrinsic
	of Warrants	Price	Value
Outstanding at October 1, 2010	65,238,820	$0.18	$-
Granted	47,471,183	0.12
Expired	(11,350,000)	-
Forfeited	(6,593,333)	-
Exercised	(500,000)	-
Outstanding as of September 30, 2011	94,266,670	$0.15	$75,000
Exercisable as of September 30, 2011	94,266,670	$0.15	$75,000

Warrants outstanding and exercisable as of September 30, 2011:

			Weighted
			Average
			Remaining	Weighted Average
Exercise	Warrants	Warrants	Contractual	Exercise Price
Price	Outstanding	Exercisable	Life	Outstanding	Exercisable

$0.06	7,500,000	7,500,000	4.64	$0.06	$0.06
$0.07	23,333,333	23,333,333	2.53	$0.07	$0.07
$0.10	4,026,578	4,026,578	3.43	$0.10	$0.10
$0.12	6,226,000	6,226,000	2.19	$0.12	$0.12
$0.14	5,000,000	5,000,000	4.06	$0.14	$0.14
$0.15	2,107,667	2,107,667	3.08	$0.15	$0.15
$0.17	24,658,326	24,658,326	4.28	$0.17	$0.17
$0.18	850,000	850,000	1.29	$0.18	$0.18
$0.25	15,269,312	15,269,312	1.45	$0.25	$0.25
$0.30	5,295,454	5,295,454	1.26	$0.30	$0.30
	94,266,670	94,266,670

During the year ended September 30, 2010, the Company completed offerings of $400,000 in principal amount of convertible debentures to a group of institutional and accredited investors.  As part of the above offering, the Company issued warrants to purchase 2,266,667 shares of common stock at exercise prices of $0.15 to $0.25 per share, which expire five years from date of grant. As described above, the Company also issued warrants to purchase 9,921,666 shares of common stock at an exercise price of $0.17 per share in connection with equity financing. As described in Note 9, the Company issued warrants to purchase 9,814,722 shares of common stock at exercise prices ranging from $0.06 to $0.12 per share in connection with debt conversions.

Note 14 – Commitments

Operating Lease

As of August 1, 2008, the Company entered into a 36 month lease for an industrial site consisting of approximately 12,000 square feet of administrative offices and a manufacturing facility.  Monthly lease payments for the period from August 1, 2009 through July 31, 2010 were $8,995 plus common area maintenance charges and monthly lease payments for the period from August 1, 2010 through July 31, 2011 were $9,355 plus common area maintenance charges.  The lease agreement included an option to extend the lease for an additional 36 months. If the option was exercised, monthly payments over the three year term would be $9,730 plus common area maintenance charges from August 1, 2011 through July 31, 2012, $10,118 plus common area maintenance charges from August 1, 2012 through July 31, 2012, and $10,523 plus common area maintenance charges from August 1, 2013 through July 31, 2014.

On December 22, 2009, the Company vacated the administrative offices and manufacturing facility. The Company reached an agreement with the lessor relating to the future aggregate minimum annual lease payments arising from this lease agreement, and reached a settlement related to the outstanding obligations under the lease. The Company has satisfied this settlement in full.

For the year ended September 30, 2010, rent expense under this operating lease amounted to $30,495.

As of September 30, 2011, the Company does not have any lease commitments.

Note 15 – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of business. Through September 30, 2011, the Company has incurred cumulative losses of $31,899,493 including a net loss for the year ended September 30, 2011 of $6,300,426. As the Company has no cash flow from operations, its ability to continue as a going concern is entirely dependent upon obtaining adequate cash to finance its overhead, research and development activities, and acquisition of production equipment. It is unknown when, if ever, the Company will achieve a level of revenues adequate to support its costs and expenses. In order for the Company to meet its basic financial obligations, including salaries, debt service and normal operating expenses, it plans to sell additional units of its water treatment system, and to seek additional equity or debt financing. Because of the Company’s history and current debt levels, there is considerable doubt that the Company will be able to obtain financing. The Company’s ability to meet its cash requirements for the next twelve months depends on its ability to obtain such financing. Even if financing is obtained, any such financing will likely involve additional fees and debt service requirements which may significantly reduce the amount of cash we will have for our operations. Accordingly, there is no assurance that the Company will be able to implement its plans.

As mentioned in Notes 6, 7, 8, and 9, the Company has short-term promissory notes, convertible notes, and subordinated debentures some of which have matured. The Company is in the process of renegotiating the terms of the notes with the note holders to extend the maturity date. If the Company is unsuccessful in extending the maturity date, the Company may not be able to continue as a going concern. The Company is continuing its efforts to obtain customers for its products, expanding its sales efforts worldwide as well as expanding the industries it targets for possible customers. The Company also has future plans for additional products, and revisions to its current products. In support of this the Company plans to hire additional personnel who have the industry experience and the training so that they can be immediately effective in the building of the Company. The Company has also made changes to its manufacturing capabilities and believes that it can effectively outsource most if not all of its engineering, design, production and service to contract manufacturers and other professional firms. This would reduce costs and improve the quality of its products. It is also continuing to seek additional investment capital in the form of debt or equity to sustain continued operations, and considering certain changes to its capital structure to become more attractive to potential investors and business partners. Last, to manage these activities the Company has hired new senior management who have the manufacturing, finance and public company experience necessary to manage the Company.

Note 16 – Supplemental Cash Flow Information

During the year ended September 30, 2011:

•	The Company issued 23,696,276 shares of common stock for in connection with the conversion of certain notes payable.

•	The Company issued 5,800,000 shares of common stock, having a value of $290,000, in connection with the settlement of accounts payable.

•	The Company issued 20,040,322 shares of common stock for services. The fair value of the common stock on the date of issuance was $1,911,003.

During the year ended September 30, 2010:

•	The Company issued 37,629,046 shares of common stock for in connection with the conversion of certain notes payable.

•	The Company issued 640,000 shares of common stock, having a value of $555,980, in connection with extending the due dates of certain notes payable.

•	The Company issued 11,988,318 shares of common stock for services. The fair value of the common stock on the date of issuance was $962,354.

Note 17 – Subsequent Events

$1,000,000 Private Placement

On November 8, 2011, Sionix completed a private placement in which it sold and issued a senior secured redeemable debenture of $300,000 (the “Debenture”) to TCA Global Credit Master Fund, LP for aggregate gross proceeds of $300,000 pursuant to a Securities Purchase Agreement between Sionix and the investor that is dated October 31, 2011.  Until maturity of the Debenture, Sionix may request that investor purchase additional debentures in two tranches, each in an amount of up to $350,000 so long as there has been no default event under the Securities Purchase Agreement or Debenture or related Security Agreement or Pledge Agreement.

So long as the investor owns the Debenture, Sionix and its subsidiaries may not do the following:

•
create, assume, incur, or have outstanding any debt or become liable for any obligation of any other person except for the Debentures; obligations for accounts payable, other than for money borrowed, incurred in the ordinary course of business; indebtedness existing immediately prior to the closing of this private placement and set forth in our financial statements, provided that such indebtedness is subordinated to the obligations owed to the investor under the Debentures; and indebtedness incurred after the closing that is subordinated to the obligations owed to the investor based on the investor’s perfected security interest.

•	create, assume, incur, or suffer or permit to exist any encumbrance upon any assets of Sionix or any of its subsidiaries.

•
make or have outstanding any new investments in, or loans or advances to, any other person, or acquire all or any substantial part of the assets, business, stock, or other evidence of beneficial ownership of any other person, except: (i) investments in direct obligations of the United States or any state in the United States; (ii) trade credit extended by Sionix in the ordinary course of business; and (iii) investments existing as of the date of the Securities Purchase Agreement and set forth in our financial statements.

•
permit or enter into any transaction involving a change in control, or any other merger, consolidation, sale, transfer, license, lease, encumbrance, or otherwise disposition of all or any part of its properties or business or all or any substantial part of its assets, except for the sale, lease, or licensing of property or assets of Sionix in the ordinary course of business.

•	make or incur obligations or undertake expenditures for the acquisition or lease of any fixed assets or other obligations or expenditures that are required to be capitalized under GAAP.

•
purchase or redeem any shares of its capital stock; (ii) declare or pay any dividends or distributions, whether in cash or otherwise, or set aside any funds for any such purpose; (iii) make any loans, advances, or extensions of credit to, or investments in, any person, including, without limitation, any affiliates or officers, directors, employees, or material shareholders; or (iv) increase the annual salary paid to any officers or directors as of the date of the Securities Purchase Agreement.

    At this closing, Sionix issued to the investor 2,358,491 shares of common stock as an incentive for the private placement (“Incentive Shares”).  Sionix can repurchase these shares if it chooses to pay the incentive fee of $125,000 in cash for a period of 9 months after this closing.  As well, Sionix and the investor will revalue the shares at the 9 month anniversary from this closing and if the underlying shares are worth more than $125,000 based the then current market valuation, then Sionix will receive shares back from the investor.  Conversely, if the market price is less than the incentive fee of $125,000 then Sionix will be required to issue additional shares.  Sionix also issued to the investor 16,981,132 shares of common stock as pledged stock and additional security (“Pledge Shares”).

    The Debenture is dated October 31, 2011 and has an interest rate of 12%.  It matures on July 31, 2012.  Sionix has an optional right of redemption prior to maturity.  Sionix must redeem the Debenture on the maturity date at a redemption premium of 7.5%.

    The parties also entered into a Security Agreement for the benefit of the investor dated October 31, 2011.  Sionix granted to the investor a continuing, first priority security interest in certain property of Sionix to secure the prompt payment, performance, and discharge in full of all of Sionix’s obligations under the Debenture, Securities Purchase Agreement, and Pledge Agreement.

    The parties also entered into a Pledge and Escrow Agreement dated October 31, 2011 under which Sionix pledged the Pledge Shares in order to secure the full and timely payment and performance of all of its obligations to the investor under the Securities Purchase Agreement, the Debenture, and the Security Agreement.

$100,000 Private Placement

    On November 9, 2011, Sionix completed a private placement in which it sold and issued 1,666,667 units of its securities to an existing accredited investor, at a purchase price of $0.06 per unit, for aggregate gross proceeds of $100,000 pursuant to a Securities Purchase Agreement between Sionix and the investor.  Each unit consisted of one (1) share of common stock and included 50% warrant coverage such that the investor received 1,666,667 shares of common stock and a warrant to purchase a total of 833,333 shares of common stock.  The warrants are exercisable at a price of $0.17 per share and expire on November 9, 2014.  The investor had a pre-existing relationship with Sionix prior to this private placement.

Shares of Common Stock together with Warrants to Purchase Common Stock

Sionix Corporation

_______________________________________

PROSPECTUS

_________________________________________

Northland Capital Markets

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an itemized statement of all expenses, all of which we will pay, in connection with the registration of the common stock offered hereby:

Amount
SEC registration fee		$1,737
FINRA fee		1,700
Printing fees			*
Legal fees			*
Accounting fees and expenses			*
Miscellaneous			*
Placement agent fees and expenses
Total	$		*
______
* To be filed by amendment

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada law generally permits us to indemnify our directors, officers and employees. Pursuant to the provisions of Nevada Revised Statutes 78.7502, a corporation may indemnify its directors, officers and employees as follows:

(a)  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, against expenses, actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Charter Provisions and Other Arrangements of the Registrant

Article 5 of our articles of incorporation provides for the indemnification of any and all persons who serve as our director or officer to the fullest extent permitted under Nevada law.  We currently carry directors’ and officers’ liability insurance covering our directors and officers.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, the registrant has issued and sold the following unregistered securities:  The number of securities issued and the price have not been adjusted to reflect the 1-for-[___] reverse stock split that we plan to effect.

On January 19, 2009, we issued 166,666 shares of common stock in exchange for $25,000 in principal owed to holders of our convertible notes. We relied on section 3(a)(9) of the Securities Act of 1933 to issue the securities inasmuch as the shares were issued in a conversion of notes held by our existing security holders, and no commission or other remuneration was paid or given directly or indirectly for soliciting the exchange.

On February 17, 2009, we issued 200,000 shares of common stock in exchange for $30,000 in principal owed to holders of our convertible notes. We relied on section 3(a)(9) of the Securities Act of 1933 to issue the securities inasmuch as the shares were issued in a conversion of notes held by our existing security holders, and no commission or other remuneration was paid or given directly or indirectly for soliciting the exchange.

On February 24, 2009, we issued 1,000,000 shares of common stock in exchange for $150,000 in principal owed to holders of our convertible notes. We relied on section 3(a)(9) of the Securities Act of 1933 to issue the securities inasmuch as the shares were issued in a conversion of notes held by our existing security holders, and no commission or other remuneration was paid or given directly or indirectly for soliciting the exchange.

On March 25, 2009, we issued 2,129,600 shares of common stock in exchange for $18,000 in principal and $3,301 in accrued interest owed to holders of our convertible notes. We relied on section 3(a)(9) of the Securities Act of 1933 to issue the securities inasmuch as the shares were issued in a conversion of notes held by our existing security holders, and no commission or other remuneration was paid or given directly or indirectly for soliciting the exchange.

On March 30, 2009, we issued 2,123,025 shares of common stock in exchange for $5,000 cash, $7,000 in principal, $1,816 in accrued interest, $75,000 of liquidated damages, and $28,400 of late fees owed to holders of our convertible notes. We relied on section 3(a)(9) of the Securities Act of 1933 to issue the common stock for principal, interest, liquidated damages and late fees inasmuch as the shares were issued in exchange for indebtedness held by our existing security holders, and no commission or other remuneration was paid or given directly or indirectly for soliciting the exchange.  We relied on section 4(2) of the Securities Act of 1933 to issue the common stock in exchange for cash in a non-public offering, as the common stock was issued without any form of general solicitation or general advertising and the purchasers were accredited investors.

On March 30, 2009, we issued options to three (3) individuals to purchase a total of 3,833,650 shares of our Common Stock at $0.15 per share.  The options expire five (5) years from the date of grant.  We relied on section 4(2) of the Securities Act of 1933 to issue the options, as the options were issued without any form of general solicitation or general advertising and the each of the acquirers had access to the information that registration would otherwise provide.

On May 11, 2009, we issued 290,798 shares of common stock in exchange for $11,632 in accrued interest owed to holders of our convertible notes. We relied on section 3(a)(9) of the Securities Act of 1933 to issue the securities inasmuch as the shares were issued in a conversion of notes held by our existing security holders, and no commission or other remuneration was paid or given directly or indirectly for soliciting the exchange.

On May 20, 2009, we issued 300,000 shares of common stock in exchange for $12,000 in principal owed to holders of our convertible notes. We relied on section 3(a)(9) of the Securities Act of 1933 to issue the securities inasmuch as the shares were issued in a conversion of notes held by our existing security holders, and no commission or other remuneration was paid or given directly or indirectly for soliciting the exchange.

On June 10, 2009, we issued 600,000 shares of common stock in exchange for $120,000 of services previously rendered.  We relied on section 4(2) of the Securities Act of 1933 to issue the common stock in a non-public offering, as the common stock was issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

On June 15, 2009, we issued 964,400 shares of common stock in exchange for $8,000 in principal and $1,638 in accrued interest owed to holders of our convertible notes. We relied on section 3(a)(9) of the Securities Act of 1933 to issue the securities inasmuch as the shares were issued in a conversion of notes held by our existing security holders, and no commission or other remuneration was paid or given directly or indirectly for soliciting the exchange.

On July 15, 2009 and August 11, 2009, we borrowed a total $150,000 from Trillium Partner LP and MKM Capital. The loans are evidenced by two promissory notes and mature 90 days from the date of the notes. As consideration for the loans, we issued a total of 300,000 shares of common stock to these lenders. The notes accrue interest at the rate of 10% per annum until the principal amount and all accrued interest is repaid.  There is no prepayment penalty associated with the notes. We relied on Section 4(2) of the Securities Act of 1933, as amended, to make a non-public offering inasmuch as the securities were issued to accredited investors only without any form of general solicitation.

During December 2009, we completed an offering of $240,000 in principal amount of convertible debentures to a group of institutional and accredited investors. The 10% Convertible Debentures mature on various dates beginning in May 2010 through June 2010 or sooner if declared due and payable by the holder upon the occurrence of an event of default, and bear interest at the rate of 10% per annum. The debentures will be convertible into common stock at a conversion price of $0.15 per share from and after such time as the authorized common stock is increased in accordance with applicable federal and state laws. As part of the above offering, we issued warrants to purchase 1,000,000 shares of common stock at exercise price of $0.25 per shares. The warrants have a term of five years and begin to expire in July 2013. We relied on Section 4(2) of the Securities Act of 1933 to issue the shares in a non-public offering inasmuch as the securities were offered and sold without any form of general solicitation or general advertising and the offerees were accredited investors.

In January and February, 2010, we issued 203,000 shares of common stock in exchange for $20,000 of services previously rendered.  We relied on section 4(2) of the Securities Act of 1933 to issue the common stock in exchange for cash in a non-public offering, as the common stock was issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

In February and March, 2010, we issued 440,000 shares of common stock to various noteholders in return for their agreement to extend the expiration of their notes. We relied on Section 4(2) of the Securities Act, and Regulation D promulgated thereunder, in this non-public offering as the common stock was issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

On April 28, 2010 we borrowed $75,000 from Asher Enterprises, Inc. The loan is evidenced by a promissory note and matures 270 days from the issuance date. The note accrues interest at the rate of 8% per annum until the principal amount and all accrued interest is converted into common stock at the request of the borrower. The borrower can convert the note into common stock at a 45% discount to the VWAP as of the conversion date upon request, but cannot convert until 180 days have elapsed from the date of the note. We relied on Section 4(2) of the Securities Act of 1933 to make these non-public offerings inasmuch as the securities were issued to accredited investors only without any form of general solicitation.

On May 25, 2010, we issued 2,792,537 shares of common stock in exchange for $251,328 of services previously rendered.  We relied on section 4(2) of the Securities Act of 1933 to issue the common stock in exchange for cash in a non-public offering, as the common stock was issued in a non-public offering without any form of general solicitation or general advertising and the acquirers were accredited investors.

On May 25, 2010 we borrowed $35,000 from Asher Enterprises, Inc. The loan is evidenced by a promissory note and matures 270 days from the issuance date. The note accrues interest at the rate of 8% per annum until the principal amount and all accrued interest is converted into common stock at the request of the borrower. The borrower can convert the note into common stock at a 45% discount to the VWAP as of the conversion date upon request, but cannot convert until 180 days have elapsed from the date of the note. We relied on Section 4(2) of the Securities Act of 1933, to make these non-public offerings inasmuch as the securities were issued to accredited investors only without any form of general solicitation.

On June 22, 2010, we issued 8,333,333 shares of common stock together with warrants to purchase 8,333,333 shares of common stock, for gross proceeds of $500,000. We relied on Section 4(2) of the Securities Act of 1933 to make these non-public offerings inasmuch as the securities were issued to accredited investors only without any form of general solicitation.

On June 23, 2010, we issued 360,013 shares of common stock for conversion of debt in the amount of $54,518 (including interest). We relied on section 3(a)(9) of the Securities Act of 1933 to issue the securities inasmuch as the shares were issued in a conversion of notes held by our existing security holders, and no commission or other remuneration was paid or given directly or indirectly for soliciting the exchange.

On June 23, 2010, we issued 458,680 shares of common stock to various noteholders in return for their agreement to extend the expiration of their notes. We relied on Section 4(2) of the Securities Act, and Regulation D promulgated thereunder, as providing an exemption from registering the sale of these shares of common stock under the Securities Act.

On June 23, 2010, we issued 2,577,520 shares of common stock in exchange for $226,202 of services previously rendered.  We relied on section 4(2) of the Securities Act of 1933 to issue the common stock in exchange for cancellation of indebtedness in a non-public offering, as the common stock was issued in a non-public offering without any form of general solicitation or general advertising and the acquirers were accredited investors.

On July 16, 2010, we issued 200,000 shares of common stock in exchange for $16,000 of future services.  We relied on section 4(2) of the Securities Act of 1933 to issue the common stock as consideration for the services, as the common stock was issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

On July 29, 2010, we issued 1,346,511 shares of common stock in exchange for $94,256 of services previously rendered.  We relied on section 4(2) of the Securities Act of 1933 to issue the common stock in exchange for cancellation of this indebtedness, as the common stock was issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

On August 13, 2010, we entered into a financing with nine investors for the purchase and sale of an aggregate of 6,833,331 units at a purchase price of $0.06 per unit for a total financing of $410,000. Each unit consisted of one restricted share of common stock and a warrant to purchase the number of shares of Common Stock equal to the number of units purchased by the investor multiplied by 50%, for a total of 3,416,664 shares available for purchase through the warrants. The warrants are valid for a period of 5 years from the closing date and are exercisable at a price of $0.17 per share. We relied on Section 4(2) of the Securities Act of 1933 to make these non-public offerings inasmuch as the securities were issued to accredited investors only without any form of general solicitation. In conjunction with this offering, which was completed in December 2010, we issued to a registered broker-dealer, a five year warrant for the purchase of 2,125,000 shares of common stock with an exercise price of $0.06.

On August 18, 2010, Sionix and Ascendiant Capital Group, LLC (“Ascendiant”) entered into a Settlement Agreement pursuant to which we agreed to issue 4,000,000 shares of our common stock to Ascendiant in exchange for extinguishment of the claims against us and dismissal of the Litigation. On August 20, 2010, the presiding judge entered an Order Approving Settlement of Claim, pursuant to which the Settlement Agreement became binding on Sionix and Ascendiant, and, on August 23, 2010, the Settlement Shares were issued to Ascendiant. The terms and conditions of the issuance of the Settlement Shares were approved, after a hearing upon the fairness of such terms and conditions at which Ascendiant had the right to appear.  The issuance of the Settlement Shares was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 3(a)(10) of such Act.

On August 30, 2010, we entered into a financing with five (5) investors for the purchase and sale of an aggregate of 3,416,665 units at a purchase price of $0.06 per unit for a total financing of $205,000. Each unit consisted of one restricted share of common stock and a warrant to purchase the number of shares of Common Stock equal to the number of units purchased by the investor multiplied by 50%, for a total of 1,708,332 shares available for purchase through the warrants. The warrants are valid for a period of 5 years from the closing date and are exercisable at a price of $0.17 per share. We relied on Section 4(2) of the Securities Act of 1933, as amended, to make these non-public offerings inasmuch as the securities were issued to accredited investors only without any form of general solicitation.

On September 9, 2010 we borrowed $35,000 from Asher Enterprises, Inc. The loan is evidenced by a promissory note and matures 270 days from the issuance date. The note accrues interest at the rate of 8% per annum until the principal amount and all accrued interest is converted into common stock at the request of the borrower. The borrower can convert the note into common stock at a 45% discount to the VWAP as of the conversion date upon request, but cannot convert until 180 days have elapsed from the date of the note. We relied on Section 4(2) of the Securities Act of 1933 to make this non-public offering inasmuch as the securities were issued to accredited investors only without any form of general solicitation.

On September 24, 2010, we issued 250,000 shares of common stock in exchange for $12,500 of services previously rendered.  We relied on section 4(2) of the Securities Act of 1933 to issue the common stock in exchange for cancellation of this indebtedness, as the common stock was issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

During the year ended September 30, 2010, we issued 37,629,046 shares of common stock for conversion of debt in the amount of $2,071,668 (including interest). The conversions were effected as a result of extension of an offer to substantially all of its note-holders to convert their outstanding notes, plus accrued interest, into common stock at a specific conversion price, generally $0.06 per share. We relied on section 4(2) of the Securities Act of 1933 to issue the common stock in conversion of debt in a non-public offering, as the common stock was issued in a non-public offering without any form of general solicitation or general advertising and the acquirers were accredited investors.

On October 13, 2010, we entered into a financing with nine investors for the purchase and sale of an aggregate of 6,683,334 units at a purchase price of $0.06 per unit for a total financing of $401,000. Each unit consisted of one restricted share of common stock and a warrant to purchase the number of shares of Common Stock equal to the number of units purchased by the investor multiplied by 50%, for a total of 3,341,667 shares available for purchase through the warrants. The warrants are valid for a period of 5 years from the closing date and are exercisable at a price of $0.17 per share. We relied on Section 4(2) of the Securities Act of 1933, as amended, to make the non-public offering inasmuch as the securities were issued to accredited investors only without any form of general solicitation.

In November and December, 2010, we issued 3,597,932 shares of common stock for conversion of debt in the amount of $191,255 (including interest). We relied on Section 4(2) of the Securities Act, and Regulation D promulgated thereunder, as providing an exemption from registering the sale of these shares of common stock in a non-public offering inasmuch as the securities were issued to accredited investors only without any form of general solicitation.

On December 7, 2010, we issued 3,747,004 shares of common stock in exchange for $151,529 of services previously rendered.  We relied on section 4(2) of the Securities Act of 1933 to issue the common stock in exchange for cancellation of this indebtedness, as the common stock was issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

On December 13, 2010, we entered into a financing with three investors for the purchase and sale of an aggregate of 3,666,667 units at a purchase price of $0.06 per unit for a total financing of $220,000. Each unit consisted of one restricted share of common stock and a warrant to purchase the number of shares of Common Stock equal to the number of units purchased by the investor multiplied by 50%, for a total of 1,833,333 shares available for purchase through the warrants. The warrants are valid for a period of 5 years from the closing date and are exercisable at a price of $0.17 per share. We relied on Section 4(2) of the Securities Act of 1933, as amended, to make the non-public offering inasmuch as the securities were issued to accredited investors only without any form of general solicitation.

On December 21, 2010, we issued 1,000,000 shares of common stock in exchange for $39,000 of future services.  We relied on section 4(2) of the Securities Act of 1933 to issue the common stock in exchange for these services, as the common stock was issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

On November 24, 2010, we entered into an additional Settlement Agreement with Ascendiant pursuant to which we agreed to issue 5,800,000 shares of its common stock to Ascendiant in exchange for extinguishment of the claims against us and dismissal of the litigation. On December 17, 2010, the presiding judge in the Litigation entered an Order Approving Settlement of Claim, pursuant to which the Settlement Agreement became binding on Sionix and Ascendiant, and, on December 17, 2010, the Settlement Shares were issued to Ascendiant.  The terms and conditions of the issuance of the Settlement Shares were approved, after a hearing upon the fairness of such terms and conditions at which Ascendiant had the right to appear.  The issuance of the Settlement Shares was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 3(a)(10) of such Act.

On January 11, 2011 we borrowed $65,000 from Asher Enterprises, Inc. The loan is evidenced by a promissory note and matures 270 days from the issuance date. The note accrues interest at the rate of 8% per annum until the principal amount and all accrued interest is converted into common stock at the request of the borrower. The borrower can convert the note into common stock at a 45% discount to the VWAP as of the conversion date upon request, but cannot convert until 180 days have elapsed from the date of the note. We relied on Section 4(2) of the Securities Act of 1933, as amended, to make the offerings inasmuch as the securities were issued in a non-public offering to accredited investors only without any form of general solicitation.

On April 4, 2011 we borrowed $35,000 from Asher Enterprises, Inc.  The loan is evidenced by a promissory note and matures 270 days from the issuance date.  The note accrues interest at the rate of 8% per annum until the principal amount and all accrued interest is converted into common stock at the request of the borrower.  The borrower can convert the note into common stock at a 45% discount to the VWAP as of the conversion date upon request, but cannot convert until 180 days have elapsed from the date of the note.  We relied on Section 4(2) of the Securities Act of 1933to make this non-public offering inasmuch as the securities were issued to accredited investors only without any form of general solicitation.

On April 6, 2011, we completed a private placement in which we sold and issued 21,191,685 units of our securities to 22 accredited investors at a purchase price of $0.06 per unit, for aggregate gross proceeds of $1,271,501.12.  Each unit consisted of one (1) share of common stock and included 50% warrant coverage such that each investor received a warrant to purchase a number of shares of common stock equal to 50% of the number of units purchased by the investor, for a total of 10,595,843 shares of common stock issuable upon exercise of the investor warrants.  The warrants are valid for a period of five years from the closing date and are exercisable at a price of $0.17 per share.  The investors were existing stockholders or otherwise had a pre-existing relationship with us prior to this offering.  In connection with the offering, we issued to a registered broker-dealer, a five year warrant for the purchase of up to 1,637,500 shares of common stock at an exercise price of $0.06 per share, and a placement fee in the amount of $100,000 in cash.  The issuance of the units and the warrant to the broker-dealer were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder, inasmuch as the securities were issued to accredited investors only without any form of general solicitation or general advertising.

In April 2011 we reduced the exercise price of a warrant issued to customer in connection with a settlement we entered into with the customer.  The per share exercise price of the warrant was reduced from $0.17 to $0.07.  We relied on Section 3(a)(9) of the Securities Act as providing an exemption from registering the issuance of the warrant as modified inasmuch as the modified warrant was issued to an existing security holder exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting the modification.

On May 19, 2011 we borrowed $55,000 from Asher Enterprises, Inc.  The loan is evidenced by a promissory note and matures 270 days from the issuance date.  The note accrues interest at the rate of 8% per annum until the principal amount and all accrued interest is converted into common stock at the request of the borrower.  The borrower can convert the note into common stock at a 45% discount to the VWAP as of the conversion date upon request, but cannot convert until 180 days have elapsed from the date of the note.  We relied on Section 4(2) of the Securities Act of 1933to make this non-public offering inasmuch as the securities were issued to accredited investors only without any form of general solicitation.

On September 16, 2011 we borrowed $40,000 from Asher Enterprises, Inc. The loan is evidenced by a promissory note and matures 270 days from the issuance date. The note accrues interest at the rate of 8% per annum until the principal amount and all accrued interest is converted into common stock at the request of the borrower. The borrower can convert the note into common stock at a 45% discount to the VWAP as of the conversion date upon request, but cannot convert until 180 days have elapsed from the date of the note. We relied on Section 4(2) of the Securities Act of 1933, to make this offering in as much as the securities were issued to an accredited investor without any form of general solicitation.

On October 17, 2011 we borrowed $37,500 from Asher Enterprises, Inc. The loan is evidenced by a promissory note and matures 270 days from the issuance date. The note accrues interest at the rate of 8% per annum until the principal amount and all accrued interest is converted into common stock at the request of the borrower. The borrower can convert the note into common stock at a 45% discount to the VWAP as of the conversion date upon request, but cannot convert until 180 days have elapsed from the date of the note. We relied on Section 4(2) of the Securities Act of 1933, to make this offering in as much as the securities were issued to an accredited investor without any form of general solicitation.

           For the quarter ended June 30, 2011 we issued 15,882,249 shares of common stock for conversion of debt in the amount of $801,991 (including interest). We relied on Section 3(a)(9) of the Securities Act as providing an exemption from registering the issuance of these shares of common stock under the Securities Act inasmuch as the conversion was made with our existing security holders exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting the exchange.

On November 8, 2011 we closed an offering of 12% debentures in the principal amount of $300,000 to TCA Global Credit Master Fund, LP.  The debenture is dated October 31, 2011 and matures on July 31, 2012.  We have an optional right of redemption prior to maturity.  We must redeem the debenture on the maturity date at a redemption premium of 7.5%.  We granted to the investor a continuing, first priority security interest in certain property belonging to us to secure the prompt payment, performance, and discharge in full of all of our obligations under the debenture, Securities Purchase Agreement, and Pledge Agreement.  Subject to certain conditions being met, at our request the investor must purchase additional debentures in two tranches, each in an amount up to $350,000.  We relied on Section 4(2) of the Securities Act of 1933, to make this offering in as much as the securities were issued to an accredited investor without any form of general solicitation.

On November 9, 2011, we completed a private placement in which we sold 1,666,667 units of our securities to an accredited investor at a purchase price of $0.06 per unit for aggregate gross proceeds of $100,000.  Each unit consisted of one share of common stock and a warrant for the purchase of one-half a share of common stock, for a total of 833,333 shares of common stock.  The warrants are exercisable at a price of $0.17 per share and expire on November 9, 2014.  We relied on Section 4(2) of the Securities Act of 1933, to make this offering in as much as the securities were issued to an accredited investor without any form of general solicitation.

On November 23, 2011 we borrowed $100,000 in principal amount through a 6% Convertible Redeemable Note maturing on November 23, 2012.  Sionix has an optional right of redemption prior to maturity upon a five (5) day notice and payment of a 40% premium on the unpaid principal amount of the loan.  Sionix paid fees of $15,000 in connection with the funding of this loan.  In addition, the Company received a commitment in the form of a promissory note from the lender pursuant to which the lender will provide the Company with funding of up to an additional $300,000 at the Company's discretion beginning on June 1, 2012, at which time $100,000 will become available, on each of June 1, 2012, July 1, 2012 and August 1, 2012  (the "Additional Financing"). In conjunction with obtaining the Additional Financing, the Company issued 500,000 shares of common stock to the lender (the "Lender's Shares").  If the Company fails to draw down all of the funds made available by the Additional Financing between June 1, 2012 and August 1, 2012, the lender will be entitled to keep the common stock.  If the Company draws down all of the funds made available by the Additional Financing between June 1, 2012 and August 1, 2012, the lender will use the Lender's Shares toward the conversion of the outstanding principal into shares of the Company's common stock.  The conversion price for each share of common stock will be equal to 70% of the lowest closing bid price of the common stock for a period of five trading days, but no lower than $0.001 per share.

On December 13, 2011 we borrowed $42,500 from Asher Enterprises, Inc. The loan is evidenced by a promissory note and matures 270 days from the issuance date. The note accrues interest at the rate of 8% per annum until the principal amount and all accrued interest is converted into common stock at the request of the borrower. The borrower can convert the note into common stock at a 45% discount to the VWAP as of the conversion date upon request, but cannot convert until 180 days have elapsed from the date of the note. We relied on Section 4(2) of the Securities Act of 1933, to make this offering in as much as the securities were issued to an accredited investor without any form of general solicitation.

EXHIBITS

No.	Description

2.1	Agreement and Plan of Merger dated July 1, 2003 (1)
3.1	Amended and Restated Articles of Incorporation (1)
3.1.1	Certificate of Amendment to Articles of Incorporation **
3.2	Bylaws (1)
4.1	Form of Warrant to be sold to purchasers in offering ***
5.1	Legal Opinion of Richardson & Patel LLP *
10.1	Form of Securities Purchase Agreement, dated as of June 18, 2007, between the registrant and certain investors (2)
10.2	Form of Convertible Debenture, dated as of June 18, 2007, issued by the registrant to certain investors. (2)
10.3	Form of Registration Rights Agreement, dated as of June 18, 2007, between the registrant and certain investors (2)
10.4	Form of Warrant, dated as of June 18, 2007, issued by the registrant to certain investors. (2)
10.5	Indemnification Agreement between the registrant and Richard H. Papalian (3)
10.6	Notice of Grant of Stock Option to David Ross (4)
10.7	Stock Option Agreement between the registrant and David Ross (4)
10.8	Notice of Grant of Stock Option to Rodney Anderson (4)
10.9	Stock Option Agreement between the registrant and Rodney Anderson (4)
10.10	Form of Securities Purchase Agreement for 12% Convertible Debentures (5)
10.11	Sionix Corporation 12% Convertible Debenture due July 29, 2008 (5)
10.12	Form of Common Stock Purchase Warrant dated July 29, 2008 (5)
10.13	Form of Unit Offering Securities Purchase Agreement (6)
10.14	Form of Common Stock Purchase Warrant (6)
10.15	Amended and Restated Promissory Notes with Calico Capital Management LLC, BRAX Capital LLC and Gene Salkind (7)
10.16	Second Amended and Restated Convertible Promissory Notes dated March 17, 2008 with Calico Capital Management LLC, BRAX Capital LLC and Gene Salkind (8)
10.17	Form of Securities Purchase Agreement for 10% Debentures (9)
10.18	Form of Subordinated 10% Debenture (9)
10.19	Form of Common Stock Purchase Warrant (9)
10.20	Consulting Agreement dated February 21, 2008 between the registrant and John H. Foster, Ph.D. (10)
10.21	Notice of Grant of Stock Option to John H. Foster (10)
10.22	Stock Option Agreement between the registrant and Dr. John H. Foster (10)
10.23	Consulting Agreement dated February 21, 2008 between the registrant and Dr. W. Richard Laton (11)
10.24	Notice of Grant of Stock Option (10)
10.25	Stock Option Agreement between the registrant and Dr. W. Richard Laton (10)
10.26	Letter Agreement dated October 14, 2008 between the registrant and RJ Metal (4)
10.27	Waiver and Amendment Agreement dated August 13, 2009 between the registrant and all current and past holders of Secured Convertible Promissory Notes issued by the registrant (11)

10.28	Waiver, Consent and Securities Modification Agreement dated October 22, 2009 by and among the registrant and investors who hold debentures and warrants issued by the registrant (12)
10.29	Waiver and Amendment #2 to Debenture dated August 23, 2011 between the registrant and Bernard Brogan **
10.30	Employment Agreement dated December 16, 2009 between the registrant and James R. Currier (13)
10.31	Employment Agreement dated December 16, 2009 between the registrant and David R. Wells (13)
10.32	Form of Securities Purchase Agreement for December 2009 10% Debentures(13)
10.33	Form of Subordinated 10% Debenture (13)
10.34	Form of Common Stock Purchase Warrant (13)
10.35	Settlement Agreement dated August 18, 2010 between the registrant and Ascendiant Capital Group, LLC (14)
10.36	Form of Securities Purchase Agreement entered into on December 13, 2010 (15)
10.37	Form of Warrant Agreement entered into on December 13, 2010 (15)
10.38	Employment Agreement effective January 1, 2011 between the registrant and James R. Currier (15)
10.39	Employment Agreement effective January 1, 2011 between the registrant and David R. Wells (15)
10.40	Form of Securities Purchase Agreement entered into on April 6, 2011 (16)
10.41	Form of Warrant Agreement entered into on April 6, 2011 (16)
10.42	Purchase Agreement dated August 6, 2010 between the registrant and Wenning Poultry, Inc.(17)
10.43	Addendum #1 to the August 6, 2010 Purchase Agreement between Wenning Poultry, Inc. and the registrant (17)
10.44	Form of Stock Purchase Agreement ***
10.45	Placement Agent Agreement by and among the registrant and Northland Securities, Inc. ***
10.46	Supply Agreement dated May 3, 2010 with PERC Water Corporation **
10.47	Form of Placement Agent Warrants ***
10.48	Securities Purchase Agreement dated October 31, 2011 between the registrant and TCA Global Credit Master Fund, LP (18)
10.49	Senior Secured Redeemable Debenture issued on October 31, 2011 in favor of TCA Global Credit Master Fund, LP (18)
10.50	Security Agreement dated October 31, 2011 in favor of TCA Global Credit Master Fund, LP (18)
10.51	Pledge and Escrow Agreement dated October 31, 2011 among the registrant, TCA Global Credit Master Fund, LP and David Kahan, P.A. (18)
10.52	Form of Securities Purchase Agreement dated November 9, 2011 (18)
10.53	Form of Warrant to Purchase Common Stock dated November 9, 2011 (18)
23.1	Consent of Kabani & Company, LLC *
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1)*
________________
*Filed herewith.
**Previously filed.
***To be filed by amendment
-------------------

(1)	Incorporated by reference to registrant’s Current Report on Form 8-K, file no. 002-95626-D, filed with the Commission on July 15, 2003.
(2)	Incorporated by reference to registrant's Quarterly Report on Form 10-QSB, file no. 002-95626-D, filed with the Commission on August 14, 2007.
(3)	Incorporated by reference to registrant’s Current Report on Form 8-K, file no. 002-95626-D, filed with the Commission on December 20, 2007.
(4)	Incorporated by reference to the registrant’s Current Report on Form 8-K, file no. 002-95626-D, filed with the Commission on October 23, 2008.
(5)	Incorporated by reference to the registrant’s Current Report on Form 8-K, file no. 002-95626-D, filed with the Commission on July 30, 2008.
(6)	Incorporated by reference to the registrant’s Current Report on Form 8-K, file no. 002-95626-D, filed with the Commission on May 29, 2008.
(7)	Incorporated by reference to the registrant’s Current Report on Form 8-K, file no. 002-95626-D, filed with the Commission on January 28, 2008.
(8)	Incorporated by reference to the registrant’s Current Report on Form 8-K, file no. 002-95626-D, filed with the Commission on March 24, 2008.
(9)	Incorporated by reference to the registrant’s Current Report on Form 8-K, file no. 002-95626-D, filed with the Commission on March 3, 2008.
(10)	Incorporated by reference to the registrant’s Current Report on Form 8-K, file no. 002-95626-D, filed with the Commission on February 25, 2008.
(11)	Incorporated by reference to the registrant’s Current Report on Form 8-K, file no. 002-95626-D, filed with the Commission on August 18, 2009.
(12)	Incorporated by reference to the registrant’s Current Report on Form 8-K, file no. 002-95626-D, filed with the Commission on November 12, 2009.
(13)	Incorporated by reference to the registrant’s Annual Report on Form 10-K, file no. 002-95626-D, filed with the Commission on January 13, 2010.
(14)	Incorporated by reference to the registrant’s Current Report on Form 8-K, file no. 002-95626-D, filed with the Commission on August 23, 2010.
(15)	Incorporated by reference to the registrant's Registration Statement on Form S-1 filed with the Commission on March 10, 2011.
(16)	Incorporated by reference to the registrant’s Current Report on Form 8-K, file no. 002-95626-D, filed with the Commission on April 8, 2011.
(17)
Incorporated by reference to the registrant’s Registration Statement on Form S-1 originally filed with the Commission on March 10, 2011 and subsequently amended on March 21, 2011, April 26, 2011, May 12, 2011, May 18, 2011 and May 20, 2011.

(18)	Incorporated by reference to the registrant’s Current Report on Form 8-K, file no. 002-95626-D, filed with the Commission on November 16, 2011.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, respresent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Secuities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnificatin is against public policy as expresssed in the the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497 (b) under the Securities Act shall be deemed to be part of this registrantion statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on January 19, 2012.

SIONIX CORPORATION

By:	/s/ James R. Currier
James R. Currier,
Chief Executive Officer (Principal Executive Officer)

By:	/s/ David R. Wells
David R. Wells,
President and Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ James R. Currier	Chief Executive Officer and Chairman	January 19, 2012
James R. Currier

/s/ David R. Wells	President, Chief Financial Officer and Director	January 19, 2012
David R. Wells

/s/ James W. Alexander	Director	January 19, 2012
James W. Alexander

/s/ Frank Power	Director	January 19, 2012
Frank Power

/s/ Johan Perslow	Director	January 19, 2012
Johan Perslow